________________________________________________________________________________

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ________________________

                                    FORM SB-2

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                 (Name of small business issuer in its charter)

           COLORADO                                            84-1573852
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                             Identification No.)

                                      3576
                          (Primary Standard Industrial
                               Classification No.)

            1241 E. DYER ROAD, SUITE 150, SANTA ANA, CALIFORNIA 92705
                                 (949) 623-9300
    (Address and telephone number of Registrant's principal executive offices and principal place of business)
                            ________________________

                                  BOB VAN LEYEN
                             CHIEF FINANCIAL OFFICER
                        RAPTOR NETWORKS TECHNOLOGY, INC.
                          1241 E. DYER ROAD, SUITE 150
                           SANTA ANA, CALIFORNIA 92705
                                 (949) 623-9305
            (Name, Address and Telephone Number of Agent for Service)
                            ________________________

                                   COPIES TO:
                              THOMAS J. CRANE, ESQ.
                            GARETT M. SLEICHTER, ESQ.
                               RUTAN & TUCKER, LLP
                         611 ANTON BOULEVARD, 14TH FLOOR
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 641-5100

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |__|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |__|

                                                    CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                                          PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF               AMOUNT TO BE           PROPOSED MAXIMUM      AGGREGATE OFFERING           AMOUNT OF
     SECURITIES TO BE REGISTERED            REGISTERED(1)      OFFERING PRICE PER UNIT          PRICE             REGISTRATION FEE
--------------------------------------- ---------------------- ----------------------- ------------------------ --------------------
Common stock, $0.001 par value              15,267,292(2)              $0.81(3)            $12,366,506.52           $1,323.22(4)
======================================= ====================== ======================= ======================== ====================

(1) In the event of a stock split, stock dividend or similar transaction involving common stock of the registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act. This registration statement covers an aggregate of 15,267,292 shares of common stock.
(2) Represents a portion of the good faith estimate of the number of shares of common stock that are issuable to the selling security holders upon the conversion of principal and/or interest of convertible notes.
(3) The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 and is based upon the last reported sale price of the Registrant's common stock on the OTC Bulletin Board on January 19, 2007.
(4) Pursuant to Rule 457(p) of the Securities Act of 1933, the registration fee of $1,323.22 due in connection with this registration statement is offset against the $1,367.19 registration fee previously paid by the Registrant in connection with the registration statement on Form SB-2 (No. 333-136995) initially filed on August 30, 2006 and withdrawn on December 13, 2006.
                            ________________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING UNDER SECTION 8(A), MAY DETERMINE.

         The information in this prospectus is not complete and may be changed. The selling security holders identified in this prospectus may not sell securities under this prospectus until the registration statement of which this prospectus is a part becomes effective.

                  SUBJECT TO COMPLETION, DATED JANUARY 24, 2007

PROSPECTUS

                        RAPTOR NETWORKS TECHNOLOGY, INC.

                        15,267,292 SHARES OF COMMON STOCK

         The shares of our common stock being offered for resale under this prospectus are being offered by some of our security holders identified in this prospectus for their own accounts. We will not receive any of the proceeds from the sale of shares by the selling security holders.

         Our common stock currently trades on the OTC Bulletin Board Market under the symbol "RPTN." On January 19, 2007, the high and low sale prices for a share of our common stock were $0.82 and $0.80, respectively.

         Our principal offices are located at 1241 E. Dyer Road, Suite 150, Santa Ana, California 92705 and our telephone number is (949) 623-9300.
                            ________________________

            INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS.
                 PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                            ________________________

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THIS PROSPECTUS IS NOT AN OFFER TO SELL THOSE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THOSE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



              THE DATE OF THIS PROSPECTUS IS ______________, 2007.


                                             TABLE OF CONTENTS

Description                                                                                       Page No.
-----------                                                                                       --------
PROSPECTUS SUMMARY.....................................................................................3
RISK FACTORS...........................................................................................5
USE OF PROCEEDS.......................................................................................16
PRICE RANGE OF COMMON STOCK...........................................................................17
CAPITALIZATION........................................................................................19
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.................20
BUSINESS..............................................................................................45
MANAGEMENT............................................................................................56
EXECUTIVE COMPENSATION AND RELATED INFORMATION........................................................59
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................................................65
PRINCIPAL STOCKHOLDERS................................................................................66
SELLING SECURITY HOLDERS..............................................................................68
PLAN OF DISTRIBUTION..................................................................................80
DESCRIPTION OF CAPITAL STOCK..........................................................................83
LEGAL MATTERS.........................................................................................84
EXPERTS...............................................................................................84
WHERE YOU CAN FIND MORE INFORMATION...................................................................85
INDEX TO FINANCIAL STATEMENTS........................................................................F-1

                               PROSPECTUS SUMMARY

         TO FULLY UNDERSTAND THIS OFFERING AND ITS CONSEQUENCES TO YOU, YOU SHOULD READ THE FOLLOWING SUMMARY ALONG WITH THE MORE DETAILED INFORMATION AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. IN THIS PROSPECTUS, THE WORDS "WE," "US," "OUR" AND SIMILAR TERMS REFER TO RAPTOR NETWORKS TECHNOLOGY, INC. UNLESS THE CONTEXT PROVIDES OTHERWISE.

                                   OUR COMPANY

         We were organized under the laws of the State of Colorado on January 22, 2001 under the name Pacific InterMedia, Inc. We originally were engaged in the business of offering EDGAR filing services to companies outsourcing the formatting and electronic filing of registration statements, periodic reports and other forms with the U. S. Securities and Exchange Commission ("SEC" or "Commission"), but generated minimal revenues from these operations.

         On October 17, 2003, we completed a business combination transaction with Raptor Networks Technology, Inc., a California corporation ("Raptor"). We acquired all of the issued and outstanding capital stock of Raptor in a cashless common stock share-for-share exchange in which Raptor became our wholly-owned subsidiary. With completion of the acquisition transaction we changed our name to Raptor Networks Technology, Inc., terminated our EDGAR filing services operations and, by and through our subsidiary Raptor, became engaged in the data network switching industry, including the design, production, sales and service of standards-based and proprietary high speed switching technology applied to sophisticated inter-networking systems, operating in a large variety of new and existing government and private sector network systems.

         We continue to be in the early stages of commercial operations and have realized minimal revenues as of January 19, 2007. We have designed a series of related products branded the Ether-Raptor line, which consists of a modular set of Ethernet switching components based on a common set of proprietary hardware and software modules which can be produced with line cards from base units. We believe that our Ether-Raptor family of products have nearly universal application to a user's internetworking requirements and can be utilized anywhere on an ethernet network where an advanced switch is required. Our first product, the ER-1010, is capable of reducing the cost of switch performance by enabling an entire network to be architected from common, high performance building blocks. The patent-pending scalable switch architecture of the ER-1010 reduces inter-network disconnects and moves data at very high speeds. This topology improves redundancy, keeps latency low, engenders wirespeed performance, has simple management, is scalable and is priced lower than chassis-based alternatives.

         Our principal headquarters are located at 1241 E. Dyer Road, Suite 150, Santa Ana, California 92705 and our phone number is 949-623-9300. Our Internet address is www.raptor-networks.com.

                                  THE OFFERING

Common stock offered by selling security holders    15,267,292 (1)

Common stock outstanding prior to this offering     54,429,863 (2)

Common stock outstanding following this offering    69,697,155 (1)(2)
if all shares are sold

Use of Proceeds                                     All proceeds of this
                                                    offering will be received by
                                                    selling security holders for
                                                    their own accounts.

Risk Factors                                        You should read the "Risk
                                                    Factors" section beginning
                                                    on page 5, as well as other
                                                    cautionary statements
                                                    throughout this prospectus,
                                                    before investing in shares
                                                    of our common stock.
-------------

(1) As of January 19, 2007, the convertible notes whose underlying shares of common stock are covered by this prospectus were convertible into approximately 20,034,834 shares of our common stock. We are registering for resale by the convertible note holders an aggregate of 15,267,292 shares of common stock under this prospectus, which represents a portion of the good faith estimate of the number of shares of common stock that are issuable upon the conversion of principal and/or interest of the convertible notes. Accordingly, the common stock offered by the selling security holders assumes conversion of the convertible notes into an aggregate of 15,267,292 shares of our common stock and the immediate resale of all of those shares of common stock. The actual number of shares of common stock issuable upon conversion of the convertible notes is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of our common stock.

(2) As of January 19, 2007, a total of 54,429,863 shares of our common stock were outstanding, excluding:

         o shares of common stock issuable upon conversion of convertible notes whose underlying shares of common stock are covered by this prospectus; and

         o approximately 57,146,774 shares of common stock issuable or to become issuable upon exercise or conversion of outstanding warrants, options, and other convertible securities, other than the convertible notes whose underlying shares of common stock are covered by this prospectus.

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, IT IS LIKELY THAT OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS WOULD BE HARMED. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

OUR INDEPENDENT AUDITORS HAVE ISSUED A REPORT QUESTIONING OUR ABILITY TO CONTINUE AS A GOING CONCERN. THIS REPORT MAY IMPAIR OUR ABILITY TO RAISE ADDITIONAL FINANCING AND ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

         Our independent auditors have qualified their opinion with respect to our financial statements to include an explanatory paragraph related to our ability to continue as a going concern in their report for each of our fiscal years ended December 31, 2005, 2004 and 2003. Reports of independent auditors questioning a company's ability to continue as a going concern generally are viewed very unfavorably by analysts and investors. There are a number of risks and challenges associated with such a qualified report including, but not limited to, a significant impediment to our ability to raise additional capital or seek financing from entities that will not conduct such transactions in the face of such increased level of risk of insolvency and loss, increased difficulty in attracting talent, and the diversion of the attention of our executive officers and other key employees to raising capital or financing rather than devoting time to the day-to-day operations of our business. We urge potential investors to review the report of our independent certified public accountants and our consolidated financial statements and related notes beginning on page F-1 of this prospectus and to seek independent advice concerning the substantial risks related thereto before making a decision to invest in us.

OUR SUBSTANTIAL ACCUMULATED DEFICIT, LIMITED WORKING CAPITAL AND EXPECTATION OF FUTURE LOSSES MAY REQUIRE THAT WE OBTAIN ADDITIONAL FINANCING TO CONTINUE OPERATIONS, WHICH WE MAY NOT BE ABLE TO SECURE ON ACCEPTABLE TERMS, IF AT ALL.

         We are an early stage company and have had no significant revenues from operations to date. As of September 30, 2006, we had an accumulated deficit of $46,926,048. We have operated at a loss since our inception and expect to continue to experience losses from our operations for the foreseeable future. Our net losses for fiscal 2005 and 2004 were $13,390,940 and $20,574,984, respectively. We will be required to conduct product feature enhancement and testing activities which, together with expenses to be incurred for the establishment of a sustainable marketing and sales presence and other general and administrative expenses, are expected to result in operating losses through the foreseeable future. Accordingly, there is a risk that we will not achieve profitable operations in the near future, if at all.

         Historically, we have relied upon cash from equity and debt financing activities to fund nearly all of the cash requirements of our operating activities. We anticipate that the proceeds from our Senior Convertible Note Financing (as described under the caption "Senior Convertible Note Financing" beginning on page 34 of this prospectus) will be sufficient to support our operations through August 30, 2007. However, if we do not experience a significant increase in revenues by June 30, 2007 or sooner, we expect that additional capital will need to be raised to fund our continuing operations and there can be no assurance that we will be able to obtain requisite financing on acceptable terms, if at all. In addition, the terms of our Senior Convertible Note Financing subject us to financial and other covenants that significantly restrict our flexibility to conduct future securities offerings and incur debt.

Should we be unable to raise additional capital, our investors could lose their entire investment. Moreover, in the event we raise additional funds through the sale of shares of our common stock or other interests in us, our investors may experience significant dilution of their equity invested in us.

WE HAVE NO PROFITABLE OPERATING HISTORY AND MAY NEVER ACHIEVE PROFITABILITY.

         We are an early stage company and have a limited history of operations and have not generated meaningful revenues from operations since our inception. We are faced with all of the risks associated with a company in the early stages of development. Our business is subject to numerous risks associated with a relatively new, low-capitalized company engaged in the network switch industry. Such risks include, but are not limited to, competition from well-established and well-capitalized companies, technological obsolescence and unanticipated difficulties regarding the development and marketing of our products. There can be no assurance that we will ever generate significant commercial sales or achieve profitability. Should this be the case, investors in our common stock or other securities could lose their entire investment.

WE DO NOT PRESENTLY HAVE A TRADITIONAL CREDIT FACILITY WITH A FINANCIAL INSTITUTION. THIS ABSENCE MAY ADVERSELY IMPACT OUR OPERATIONS.

         We do not presently have a traditional credit facility with a financial institution. The absence of a traditional credit facility could adversely impact our operations. If adequate funds are not otherwise available, we may be required to delay, scale back or eliminate portions of our operations and product development efforts. In addition, the terms of our Senior Convertible Note Financing subject us to certain covenants that prohibit us from borrowing additional funds unless certain conditions are satisfied, including, but not limited to, the closing price of our common stock being greater than $1.00 per share for 40 consecutive trading days or the aggregate dollar trading volume of our common stock being greater than $200,000 per day for 40 consecutive trading days.

OUR LEVEL OF INDEBTEDNESS REDUCES OUR FINANCIAL AND OPERATIONAL FLEXIBILITY, AND OUR LEVEL OF INDEBTEDNESS MAY INCREASE.

         As of January 19, 2007, the principal amount of our total indebtedness was $10,019,199. Our level of indebtedness affects our operations in several ways, including the following:

         o A significant portion of our cash flow may be required to service our indebtedness;

         o A high level of debt increases our vulnerability to general adverse economic and industry conditions;

         o The covenants contained in the agreements governing our outstanding indebtedness significantly limit our ability to borrow additional funds, dispose of assets, pay dividends, sell common stock and make certain investments;

         o Our debt covenants may also affect our flexibility in planning for, and reacting to, changes in the economy or in our industry;

         o A high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes; and

         o A default under our debt covenants could result in required principal payments that we may not be able to meet, resulting in higher penalty interest rates and/or debt maturity acceleration.

         We may incur additional debt, including significant secured indebtedness, in order to fund our continuing operations or to develop and/or improve our products. A higher level of indebtedness increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General and industry specific economic, financial and business conditions and other factors affect our operations and our future performance. Many of these factors are beyond our control. We may not be able to generate sufficient cash flow to fulfill our interest or principal payment obligations on our debt and future working capital, borrowings or equity financing may not be available to pay or refinance such debt.

THERE IS A RISK THAT THERE MAY BE PROCEDURAL ISSUES RELATED TO OUR ACQUISITION OF RAPTOR NETWORKS TECHNOLOGY, INC., A CALIFORNIA CORPORATION, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         We were organized under the laws of the State of Colorado on January 22, 2001 under the name Pacific InterMedia, Inc. On October 17, 2003, we completed a transaction with Raptor Networks Technology, Inc., a California corporation ("Raptor"), whereby we acquired all of the issued and outstanding capital stock of Raptor in a cashless common stock share-for-share exchange in which Raptor became our wholly-owned subsidiary. With the completion of the acquisition transaction we changed our name to Raptor Networks Technology, Inc., terminated our previous operations (consisting of the "EDGARization" of SEC securities filings) and, by and through our subsidiary Raptor, became engaged in the data network switching industry. After the transaction, our Board of Directors engaged new management to, among other things, review our operating and legal status.

         As a result of management's review of our historical corporate records, it appears that certain material documents and approvals regarding the transaction were not properly retained. Furthermore, it appears that, from a review of the records available to us, certain procedural irregularities may exist regarding the structure and approval of the acquisition transaction under applicable law. After a review of available documents and records relating to the acquisition transaction, Colorado counsel engaged by us has determined that the shares issued in the transaction were lawfully issued. However, there is a risk, given the lack of complete records regarding the transaction, that the acquisition was not properly structured or approved. The inability to resolve such deficiencies, should such deficiencies exist, could have a material adverse effect on our business, financial condition and results of operations. Furthermore, there is a risk that we may be subject to currently unknown liabilities resulting from our operations, or the operations of Raptor, prior to the acquisition transaction. Should a claimed liability arise, we could expend significant time and resources defending or satisfying such claim, including, without limitation, the amount of any judgment or settlement required to satisfy any such claim and the payment of attorneys' fees and other costs incurred in defending any such claim.

OUR INABILITY TO SUCCESSFULLY ACHIEVE SUSTAINABLE MARKET PENETRATION COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

         No assurance can be given that we will be able to successfully achieve sustainable market penetration with any of our products. Our success in marketing our products will be substantially dependent on educating our targeted markets as to the unique topologies, as well as what we believe are the performance and cost benefits, of our distributed Ethernet switch architecture. There can be no assurance that our efforts or the efforts of others will be successful in fostering acceptance of our technology among the targeted markets.

MANY COMPANIES WITH GREATER RESOURCES AND OPERATING EXPERIENCE OFFER TECHNOLOGY SIMILAR TO OUR PRODUCTS. THESE COMPANIES COULD SUCCESSFULLY COMPETE WITH US AND NEGATIVELY AFFECT OUR OPPORTUNITY TO ACHIEVE PROFITABILITY.

         We operate in a competitive industry with many established and well-recognized competitors. In particular, Cisco Systems maintains a dominant position in our industry and several of its products compete directly with our products. We also compete with Extreme Networks, Juniper Networks, F5 Networks, Nortel Networks, Enterasys Networks, 3Com, Huawei Technologies, Force 10 Networks, and Actel, among others. Most of our competitors (including all of the competitors referenced above) have substantially greater market leverage, distribution networks, and vendor relationships, longer operating histories and industry experience, greater financial, technical, sales, marketing and other resources, more name recognition and larger installed customer bases than we do and can be expected to react strongly to our marketing efforts. In addition, many competitors exist who, because of their substantial resources, distribution relationships and customer base, could temporarily drop prices to stave off a potential successful market launch by our Company. Other competitive responses might include, without limitation, intense and aggressive price competition and offers of employment to our key marketing or management personnel. There can be no assurance that we will be successful in the face of increasing competition from existing or new competitors, or that competition will not have a material adverse effect on our business, financial condition and results of operations.

OUR MARKETING EFFORTS HAVE YIELDED NEGLIGIBLE REVENUES AND THERE CAN BE NO ASSURANCE THAT OUR FUTURE MARKETING EFFORTS WILL LEAD TO SALES OF OUR PRODUCTS.

         Our marketing efforts have yielded negligible revenues and we believe we will have to significantly expand our sales and marketing capabilities in order to establish sufficient awareness to launch broader sales of our products and support services. There can be no assurance that we will be able to expand our sales and marketing efforts to the extent we believe necessary or that any such efforts, if undertaken, will be successful in achieving substantial sales of our products or support services.

THE INDUSTRY OF NETWORK SWITCH PRODUCTS IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE. OUR PRODUCTS COULD BECOME OBSOLETE AT ANY TIME AND OUR LIMITED CAPITAL PROHIBITS US FROM DEVOTING A SIGNIFICANT AMOUNT OF RESOURCES TO RESEARCH AND DEVELOPMENT.

         Evolving technology, updated industry standards, and frequent new product and service introductions characterize the network switching market. Our current products could become obsolete at any time. Competitors could develop products similar to or better than ours, finish development before us, or market their products more successfully than ours, any of which could hinder our potential success. In order to be competitive, we must continue to develop and bring to market new products that offer substantially greater performance and support a greater number of users, all at lower price points than our competitors. Our future success depends in significant part on our ability to evolve the performance and software of our existing products and develop and introduce new products and technologies in response to the evolving demands of the market and competitive product offerings. However, unless we are able to raise additional capital or significantly increase revenues, we will not be able to devote a significant amount of resources to research and development, which could increase the likelihood that our current products become obsolete and prevent us from developing new products to keep up with the industry's rapid technological advancements.

BECAUSE WE BELIEVE THAT PROPRIETARY RIGHTS ARE MATERIAL TO OUR SUCCESS, MISAPPROPRIATION OF THOSE RIGHTS OR CLAIMS OF INFRINGEMENT OR LEGAL ACTIONS RELATED TO INTELLECTUAL PROPERTY COULD ADVERSELY IMPACT OUR FINANCIAL CONDITION.

         Our success is dependent on our ability to protect our proprietary technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our technology is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the U.S. We currently have patent-pending protection for our proprietary technology and plan to rely on non-disclosure agreements to further protect this technology. There can be no assurance that these patents will be granted or that nondisclosure agreements will provide us meaningful protection.

         In addition, the network industry is subject to frequent claims and related litigation regarding patent and other intellectual property rights. In particular, some companies in the network industry claim extensive patent portfolios. As a result of the existence of a large number of existing patents and the rate of issuance of new patents in the network industry, it is extremely difficult to determine in advance whether a product or any of its components may infringe upon the intellectual property rights claimed by others. Third parties may in the future assert patent, copyright, trademark and other intellectual property rights claims against us with respect to existing or future products or technology. Regardless of the merits of our position, we may incur substantial legal fees and related costs defending against third party claims, in addition to monetary damages that may be assessed against us. If there is a successful claim of infringement and we fail or are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, our business and results of operations may be seriously harmed.

WE RELY HEAVILY ON OUR MANAGEMENT AND OTHER KEY PERSONNEL, AND THE LOSS OF THEIR SERVICES (OR OUR INABILITY TO RECRUIT AND RETAIN ADDITIONAL QUALIFIED EMPLOYEES) COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

         Our future success depends to a significant degree on the continued service of our key personnel and on our ability to attract, motivate and retain highly qualified employees. In particular, we are dependent upon the services of our senior management, including, without limitation: Chief Executive Officer and President, Thomas M. Wittenschlaeger; and Chief Financial Officer and Secretary, Bob van Leyen. The loss of the services of our senior management or other key employees would have a material adverse effect on our business, financial condition and results of operations.

         In addition, there are a number of other key management, sales and support positions (including many for which individuals have not yet been hired) the loss of which (or the inability to recruit and retain) would have a material adverse effect on our business. If we experience the growth we hope to achieve, our ability to operate successfully during periods of growth (if any) will depend on our ability to attract and retain managers and develop adequate systems and procedures to manage such growth. There can be no assurance that we will be able to attract and retain additional key management personnel with the skills and expertise necessary to manage our business should any such period of growth occur.

OUR BUSINESS COULD SUFFER IF WE ARE UNABLE TO OBTAIN COMPONENTS, SOFTWARE AND SERVICES FROM OUTSIDE SUPPLIERS AND VENDORS.

         Our products are architected and manufactured through the use of third-party electronic components, device level software and services. We are highly dependent on the services and products of these other companies. A discontinuance, disruption or other similar occurrence to the components, software or services supplied by our vendors and suppliers could materially diminish our ability to operate efficiently.

         We acquire components through purchase orders and have no long-term commitments regarding supply or pricing from these suppliers. We depend on anticipated products orders to determine our material requirements. If orders for our products do not match forecasts, or if we do not manage inventory effectively, we may have either excess or insufficient inventory of materials and components, which could negatively effect our operating results and financial condition.

OUR RELIANCE ON THIRD-PARTY MANUFACTURING VENDORS TO MANUFACTURE OUR PRODUCTS MAY CAUSE A DELAY IN OUR ABILITY TO FILL ORDERS.

         We subcontract a significant amount of our manufacturing to Express Manufacturing, Inc. (which is controlled by the in-laws of Albert Wong, one of our directors) and may in the future subcontract with other third-party manufacturers. In addition, some Company-branded products are manufactured by third party original equipment manufacturers ("OEMs"). We may experience delays in product manufacturing and shipments from our manufacturers, which in turn could delay product shipments to our customers. In addition, we may experience problems such as inferior manufacturing quality or failure to manufacture products according to specifications, any of which could have a material adverse effect on our business and operating results. In the event we introduce new products or product enhancements, we may be required to rapidly achieve volume production by coordinating our efforts with suppliers and manufacturers. The inability of our manufacturers or OEMs to provide us with adequate supplies of high-quality products, the loss of any of our third-party manufacturers, or the inability to obtain components and raw materials could cause a delay in our ability to fulfill orders.

THE AVERAGE SELLING PRICES OF OUR PRODUCTS, AND OUR GROSS MARGINS RESULTING FROM THE SALE OF SUCH PRODUCTS, MAY DECLINE AS A RESULT OF COMPETITIVE PRESSURES, INDUSTRY TRENDS AND OTHER FACTORS.

         The network industry has experienced an erosion of the average product selling prices due to a number of factors, particularly competitive and macroeconomic pressures and rapid technological advancements. Our competitors have and will likely continue to lower sales prices from time to time in order to gain market share or create more demand. We may have to reduce the sales prices of our products in response to such intense pricing competition, which could cause our gross margins to decline and may adversely affect our business, operating results or financial condition. Our gross margins could also be adversely effected if we are unable to reduce manufacturing costs and effectively manage our inventory levels or by fluctuations in manufacturing volumes, component costs, the mix of products sold and the mix of distribution channels through which our products are sold.

IF OUR PRODUCTS CONTAIN SOFTWARE OR HARDWARE ERRORS, WE COULD INCUR SUDDEN AND SIGNIFICANT EXPENSES AND LOST SALES AND BE SUBJECT TO PRODUCT LIABILITY CLAIMS.

         Our products are complex and may contain undetected defects or errors, particularly when first introduced or as new enhancements and versions are released. Despite our testing procedures, these defects and errors may be discovered after they have been shipped to customers. Any defects or errors in our products or failures of our customers' networks, regardless of whether the failure is caused by our products, could result in:


         o    negative customer reactions;

         o    product liability claims;

         o    negative publicity regarding us and our products;

         o    delays in or loss of market acceptance of our products;

         o    product returns; and

         o    unexpected expenses to remedy defects or errors.

OUR SUCCESS IS SUBSTANTIALLY DEPENDENT ON GENERAL ECONOMIC CONDITIONS AND BUSINESS TRENDS, PARTICULARLY IN THE INFORMATION TECHNOLOGY INDUSTRY, A DOWNTURN OF WHICH COULD ADVERSELY AFFECT OUR OPERATIONS.

         The success of our operations depends to a significant extent upon a number of factors relating to business spending. These factors include economic conditions such as employment rates and labor supply, general business conditions, cost of goods and materials, inflation, interest rates and taxation. Our business is affected by the general condition and economic stability of our customers as well as our vendors, suppliers and partners and their continued willingness to work with us in the future. Our business is particularly sensitive to information technology ("IT") spending patterns and preferences. There can be no assurance that IT spending will not be adversely affected by general business trends and economic conditions, thereby impacting our growth, net sales and profitability.

OUR FAILURE TO MANAGE GROWTH EFFECTIVELY COULD IMPAIR OUR SUCCESS.

         In order for us to expand successfully, management will be required to anticipate the changing demands of a growth in operations, should such growth occur, and to adapt systems and procedures accordingly. There can be no assurance that we will anticipate all of the changing demands that a potential expansion in operations might impose. If we were to experience growth, we might be required to hire and train a large number of sales and support personnel, and there can be no assurance that the training and supervision of a large number of new employees would not adversely affect the high standards that we seek to maintain. Our future will depend, in part, on our ability to integrate new individuals and capabilities into our operations, should such operations expand in the future, and there can be no assurance that we will be able to achieve such integration. We will also need to continually evaluate the adequacy of our management information systems, including our web site. Failure to upgrade our information systems or unexpected difficulties encountered with these systems during an expansion in our operations (should such an expansion occur) could adversely affect our business, financial condition and results of operations.

CHANGES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPALS COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, CASH FLOWS, REVENUE AND RESULTS OF OPERATIONS.

         We are subject to changes in and interpretations of financial accounting matters that govern the measurement of our performance. Based on our reading and interpretations of relevant guidance, principles or concepts issued by, among other authorities, the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the United States Securities and Exchange Commission, our management believes that our current contract terms and business arrangements have been properly reported. However, there continue to be issued interpretations and guidance for applying the relevant standards to a wide range of contract terms and business arrangements that are prevalent in the industries in which we operate. Future interpretations or changes by the regulators of existing accounting standards or changes in our business practices could result in future changes in our revenue recognition and/or other accounting policies and practices that could have a material adverse effect on our business, financial condition, cash flows, revenue and results of operations.

CHANGES IN ACCOUNTING POLICIES REGARDING THE TREATMENT OF EMPLOYEE STOCK OPTIONS WILL ADVERSELY AFFECT OUR EARNINGS.

         Stock options have from time to time been a component of the compensation packages for many of our employees. Beginning January 1, 2006, we were (pursuant to SEC rules) required to change our accounting policy to record the value of stock options issued to employees as an expense and a charge against earnings. This required change in our accounting policy will adversely affect our earnings. For the three month and nine month period ended September 30, 2006, we recognized $59,181 and $293,899, respectively, in share-based compensation costs and had total unrecognized share-based compensation cost related to unvested stock options of approximately $115,728 as of September 30, 2006.

                         RISKS RELATED TO THIS OFFERING

OUR COMMON STOCK PRICE HAS BEEN VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES OF OUR COMMON STOCK.

         The market prices of securities of technology-based companies (such as us) currently are highly volatile. The market price of our common stock has fluctuated significantly in the past. In fact, during 2005, the high and low closing sale prices of a share of our common stock were $0.90 and $0.39, respectively. During 2006, the high and low closing sale prices of a share of our common stock were $0.91 and $0.27, respectively. On January 19, 2007, the last reported sale price of a share of our common stock was $0.81. The market price of our common stock may continue to fluctuate in response to the following factors, in addition to others, many of which are beyond our control:

         o conversion of our convertible notes and exercise of our warrants and the sale of their underlying common stock;

         o changes in market valuations of similar companies and stock market price and volume fluctuations generally;

         o economic conditions specific to the network switching or related information technology industries;

         o announcements by us or our competitors of new or enhanced products, technologies or services or significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;

         o delays in our introduction of new products or technological innovations or problems in the functioning of our current or new products or innovations;

         o third parties' infringement of our intellectual property rights;

         o changes in our pricing policies or the pricing policies of our competitors;

         o        regulatory developments;

         o        fluctuations in our quarterly or annual operating results;

         o        additions or departures of key personnel; and

         o        future sales of our common stock or other securities.

         The price at which you purchase shares of common stock may not be indicative of the price of our stock that will prevail in the trading market. You may be unable to sell your shares of common stock at or above your purchase price, which may result in substantial losses to you. Moreover, in the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert our management's attention and resources.

SHARES OF OUR COMMON STOCK ELIGIBLE, OR TO BECOME ELIGIBLE, FOR PUBLIC SALE COULD ADVERSELY AFFECT OUR STOCK PRICE AND MAKE IT DIFFICULT FOR US TO RAISE ADDITIONAL CAPITAL THROUGH SALES OF EQUITY SECURITIES.

         We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of common stock for sale will have on the market price prevailing from time to time. As of January 19, 2007, we had outstanding 54,429,863 shares of common stock, of which approximately 23,626,910 shares were restricted under the Securities Act of 1933, as amended (the "Securities Act"). As of January 19, 2007, we also had outstanding options, warrants, and convertible promissory notes that were exercisable for or convertible into approximately 77,096,528 shares of common stock. Sales of shares of our common stock in the public market, or the perception that sales could occur, could adversely affect the market price of our common stock. Any adverse effect on the market price of our common stock could make it difficult for us to raise additional capital through sales of equity securities at a time and at a price that we deem appropriate.

THE CONVERSION OF CONVERTIBLE SECURITIES AND THE EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS TO PURCHASE OUR COMMON STOCK COULD SUBSTANTIALLY DILUTE YOUR INVESTMENT, IMPEDE OUR ABILITY TO OBTAIN ADDITIONAL FINANCING, AND CAUSE US TO INCUR ADDITIONAL EXPENSES.

         Under the terms of existing notes convertible into our common stock, warrants to purchase our common stock, non compensatory options to acquire our common stock, and other outstanding options to acquire our common stock issued to employees and others, the holders thereof are given an opportunity to profit from a rise in the market price of our common stock that, upon the exercise of such warrants and/or options or conversion of such notes, could result in dilution in the interests of our other shareholders. The terms on which we may obtain additional financing may be adversely affected by the existence and potentially dilutive impact of such convertible notes, options and warrants. In addition, holders of certain convertible notes, options and warrants have registration rights with respect to the common stock underlying such convertible notes, options and warrants, the registration of which will cause us to incur a substantial expense.

THE VOTING POWER AND VALUE OF YOUR INVESTMENT COULD DECLINE IF OUR SENIOR CONVERTIBLE NOTES AND WARRANTS ARE CONVERTED AT A REDUCED PRICE DUE TO OUR ISSUANCE OF LOWER-PRICED SHARES OR MARKET DECLINES WHICH TRIGGER RIGHTS OF THE HOLDERS OF OUR CONVERTIBLE NOTES AND WARRANTS TO RECEIVE ADDITIONAL SHARES OF OUR STOCK.

         As part of our Senior Convertible Note Financing, we issued a significant additional amount of convertible notes and warrants, the exercise or conversion of which could have a substantial negative impact on the price of our common stock and could result in a dramatic decrease in the value of your investment. The initial conversion price of our senior convertible notes is subject to market-price protection that will cause the conversion price of our senior convertible notes to be reduced in the event of a downward fluctuation in the market price of our common stock. In addition, the initial conversion price of our senior convertible notes and the initial exercise price of a majority of our warrants will be subject to downward anti-dilution adjustments in most cases, from time to time, where we issue securities at a purchase, exercise or conversion price that is less than the then-applicable conversion price of our senior convertible notes or exercise price of our warrants. Consequently, the voting power and value of your investment in each such event would decline if our senior convertible notes or warrants are converted or exercised for shares of our common stock at the new lower price as a result of such declining market-price or sales of our securities are made below the conversion price of the notes and/or the exercise price of the warrants.

         The market-price protection feature of our senior convertible notes could also allow those notes to become convertible into a greatly increased number of additional shares of our common stock, particularly if a holder of our senior convertible notes sequentially converts portions of the note into shares of our common stock at alternate conversion prices and resells those shares into the market. If a holder of our senior convertible notes sequentially converts portions of the notes into shares of our common stock at alternate conversion prices and resells those shares into the market, then the market price of our common stock could decline due to the additional shares available in the market, particularly in light of the relatively thin trading volume of our common stock. Consequently, if a holder of our senior convertible notes repeatedly converts portions of the notes at alternate conversion prices and then resells those underlying shares into the market, a continuous downward spiral of the market price of our common stock could occur that would benefit a holder of our senior convertible notes at the expense of other existing or potential holders of our common stock, potentially creating a divergence of interests between a holder of our senior convertible notes and investors who purchase the shares of common stock resold by a holder of the notes following conversion of the notes.

THE MARKET PRICE OF OUR COMMON STOCK AND THE VALUE OF YOUR INVESTMENT COULD SUBSTANTIALLY DECLINE IF OUR CONVERTIBLE NOTES, WARRANTS OR OPTIONS ARE CONVERTED INTO SHARES OF OUR COMMON STOCK AND RESOLD INTO THE MARKET, OR IF A PERCEPTION EXISTS THAT A SUBSTANTIAL NUMBER OF SHARES WILL BE ISSUED UPON CONVERSION OR EXERCISE OF OUR CONVERTIBLE NOTES, WARRANTS OR OPTIONS AND THEN RESOLD INTO THE MARKET.

         If the conversion prices at which the balances of our convertible notes, warrants and options are converted are lower than the price at which you made your investment, immediate dilution of the value of your investment will occur. In addition, sales of a substantial number of shares of common stock issued upon conversion of our convertible notes, warrants and options, or even the perception that such sales could occur, could adversely affect the market price of our common stock, which would mean that certain convertible notes and warrants would be convertible into an increased number of shares of our common stock in cases where, as described elsewhere in these risk factors, the conversion price is based upon a discount from the market price of our common stock. You could, therefore, experience a substantial decline in the value of your investment as a result of both the actual and potential conversion of our outstanding convertible notes, warrants or options.

CONVERSIONS OF OUR SENIOR CONVERTIBLE NOTES AT DRAMATICALLY REDUCED CONVERSION PRICES COULD RESULT IN A CHANGE OF CONTROL OF OUR COMPANY.

         A change of control of our company could occur if, as discussed elsewhere in these risk factors, conversions of our senior convertible notes occur at dramatically reduced conversion prices, such as if a holder of the notes sequentially converts portions of the notes at alternate conversion prices into shares of our common stock and resells those shares into the market. If a change of control occurs, then the stockholders who historically have controlled our company would no longer have the ability to exert significant control over matters that could include the election of our directors, changes in the size and composition of our Board of Directors, and mergers and other business combinations involving our Company. Instead, one or more other stockholders could gain the ability to exert this type of control and may also, through control of our Board of Directors and voting power, be able to control certain decisions, including decisions regarding the qualification and appointment of officers, dividend policy, access to capital (including borrowing from third-party lenders and the issuance of additional equity securities), and the acquisition or disposition of our assets.

IF WE ARE UNSUCCESSFUL IN MAINTAINING COMPLIANCE WITH OR MODIFYING OUR REGISTRATION OBLIGATIONS WITH REGARD TO OUR SENIOR CONVERTIBLE NOTES AND RELATED WARRANTS, WE MAY INCUR SUBSTANTIAL MONETARY PENALTIES.

         The agreements we entered into in connection with our Senior Convertible Note Financing require us to, among other things, register for resale the shares of common stock issued or issuable under our senior convertible notes and the warrants issued by us in connection with those notes, and maintain the effectiveness of the registration for an extended period of time. The registration statement of which this prospectus is a part covers only a portion of the shares we are required to register. If we are unable to timely have the registration statement of which this prospectus is a part, or future registration statements, declared effective by the Securities and Exchange Commission ("SEC"), or maintain effectiveness of the required registration statements, or to modify our registration obligations, then we may be required to pay liquidated damages in the amount of $132,000 on the date of such failure and on every 30th day thereafter until such failure is cured. The total liquidated damages payable by us for our failure to meet these filing and effectiveness requirements are capped at $825,000. The payment of liquidated damages would adversely affect our business, operating results, financial condition, and ability to service our other indebtedness by adversely affecting our cash flows. In addition, failure to meet our registration requirements for certain required periods will result in an event of default under the senior convertible notes.

THE VOTING POWER OF YOUR INVESTMENT AND OUR EARNINGS PER SHARE WOULD BE SUBSTANTIALLY DILUTED IF ALL OR A SIGNIFICANT PORTION OF OUR CONVERTIBLE NOTES, WARRANTS OR OPTIONS WERE CONVERTED INTO SHARES OF OUR COMMON STOCK.

         If the aggregate number of shares of common stock underlying our convertible notes, warrants or options had been issued and outstanding as of this date, substantial dilution of the voting power of your investment and of our earnings per share would occur.

BECAUSE WE ARE SUBJECT TO "PENNY STOCK" RULES, THE LEVEL OF TRADING ACTIVITY IN OUR COMMON STOCK MAY BE REDUCED.

         Our stock is listed on the Over the Counter Bulletin Board (OTC Bulletin Board) and constitutes "Penny Stock." Broker-dealer practices in connection with transactions in Penny Stocks are regulated by rules adopted by the SEC. Penny Stocks are generally equity securities with a price per share of less than $5.00 (other than securities registered on certain national exchanges or quoted on the NASDAQ system). The Penny Stock rules require a broker-dealer, prior to a transaction in Penny Stocks not exempt from the rules, to deliver a standardized risk disclosure document that provides information about Penny Stocks and the nature and level of risks in the Penny Stock Market. The broker-dealer must also provide the customer with current bid and offer quotations for the Penny Stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly accounting statements showing the market value of each Penny Stock held in the customer's account. In addition, the broker-dealer must make a special written determination that the Penny Stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity in a Penny Stock, such as our common stock, and investors in our common stock may find it difficult to sell their shares.

BECAUSE OUR COMMON STOCK IS NOT LISTED ON A NATIONAL SECURITIES EXCHANGE, YOU MAY FIND IT DIFFICULT TO DISPOSE OF OR OBTAIN QUOTATIONS FOR OUR COMMON STOCK.

         Our common stock trades under the symbol "RPTN" on the OTC Bulletin Board. Because our stock trades on the OTC Bulletin Board rather than on a national securities exchange, you may find it difficult to either dispose of, or to obtain quotations as to the price of, our common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements, including statements concerning future conditions in the network switching industry, and concerning our future business, financial condition, operating strategies, and operational and legal risks. We use words like "plan," "estimate," "expect," "believe," "should," "would," "could," "anticipate," "may," "forecast," "project," "pro forma," "goal," "continues," "intend," "seek" or variations of those terms and other similar expressions, including their use in the negative, to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as to our expectations as of the date of this prospectus. These forward-looking statements are subject to a number of risks and uncertainties, including those identified under "Risk Factors" and elsewhere in this prospectus. Although we believe that the expectations reflected in these forward-looking statements are reasonable, actual conditions in the network switching industry, and actual conditions and results in our business, could differ materially from those expressed in these forward-looking statements. In addition, none of the events anticipated in the forward-looking statements may actually occur. Any of these different outcomes could cause the price of our common stock to decline substantially. Except as required by law, we undertake no duty to update any forward-looking statement after the date of this prospectus, either to conform any statement to reflect actual results or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus by the selling security holders. Rather, the selling security holders will receive those proceeds directly.

                           PRICE RANGE OF COMMON STOCK

MARKET INFORMATION

         Our $0.001 par value common stock commenced trading under the symbol "RPTN" on the OTC Bulletin Board during December 2003. The following table sets forth, for the quarters indicated, the high and low bid information for our common stock as reported by Pink Sheets, LLC, a research service that compiles quote information reported on the National Association of Securities Dealers composite feed or other qualified interdealer quotation medium. The quotations reflect inter-dealer prices, without retail markup, markdown, or commissions, and may not necessarily represent actual transactions.

                                                         Fiscal 2006
                                                  -------------------------
            Fiscal Quarter Ended:                  High                Low
                                                  ------              -----
                 December 31                      $0.91               $0.27
                 September 30                     $0.54               $0.27
                 June 30                          $0.76               $0.42
                 March 31                         $0.83               $0.59

                                                         Fiscal 2005
                                                  -------------------------
            Fiscal Quarter Ended:                  High                Low
                                                  ------              -----
                 December 31                      $0.85               $0.50
                 September 30                     $0.64               $0.43
                 June 30                          $0.73               $0.48
                 March 31                         $0.90               $0.39

                                                         Fiscal 2004
                                                  -------------------------
            Fiscal Quarter Ended:                  High                 Low
                                                  ------              -----
                 December 31                       $0.90               $0.36
                 September 30                      $1.50               $0.80
                 June 30                           $4.40               $1.45
                 March 31                          $4.65               $3.20

         On January 19, 2007 the high and low sale prices for a share of our common stock as reported by Pink Sheets, LLC, were $0.82 and $0.80, respectively.

HOLDERS

         On January 19, 2007 we had 54,429,863 shares of our common stock outstanding held by approximately 546 record shareholders. This number of shareholders does not include beneficial owners, including holders whose shares are held in nominee or "street" name.

DIVIDENDS

         We have never paid a cash dividend with respect to our common stock, and have no present intention to pay cash dividends in the foreseeable future. The current policy of our Board of Directors is to retain earnings to provide funds for the operation and expansion of our business. Our Board of Directors, in light of the circumstances then existing, including our earnings and financial requirements and general business conditions, will determine the timing and amount of future dividends, if any. In addition, the terms of our senior convertible notes prohibit us from paying cash dividends for the term of the loan arrangement.

STOCK OPTIONS

         At January 19, 2007, there were 1,645,500 options to purchase common stock outstanding at a weighted average exercise price of $1.00 per share. Our 2005 Stock Plan was approved by our Board of Director's on April 7, 2005 and approved by our shareholders on June 9, 2005 at our 2005 Annual Meeting of Shareholders. We do not intend to grant any stock options under our 2005 Stock Plan until the plan has been registered under applicable federal and state securities laws. We are in the process of preparing a registration statement on Form S-8 for filing with the Commission and comparable California state securities filings. All stock options granted prior to shareholder approval of our 2005 Stock Plan were granted outside of a stock option plan. Of the 1,645,500 stock options above, all 1,645,500 were granted outside of a stock plan and none have been granted under our 2005 Stock Plan.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of September 30, 2006 and as adjusted to reflect (i) the January 2007 amendments to our senior convertible notes and our Series L Warrants and Series M Warrants to purchase common stock, which were originally issued in July 2006 and (ii) our January 2007 private placement financing where we issued additional senior convertible notes in the principal amount of $1,600,000 and Series L-2 Warrants and Series M-2 Warrants to purchase common stock, and the application of the net proceeds from the January 2007 private placement after deducting placement agent fees and estimated offering expenses. The information in the table below should be read in conjunction with our consolidated financial statements and related notes beginning on page F-1 of this prospectus. The following table excludes the following shares:

         o 1,603,500 and 1,645,500 shares of common stock reserved for issuance under outstanding stock options as of September 30, 2006 and January 19, 2007, respectively, at a weighted average exercise price of $1.00 per share as of each date;

         o 40,198,674 and 55,416,193 shares of common stock reserved for issuance under outstanding warrants to purchase common stock as of September 30, 2006 and January 19, 2007, respectively, at a weighted average exercise price of $0.89 and $0.73 per share, respectively; and

         o 11,377,084 and 20,034,834 shares of common stock reserved for issuance under outstanding convertible securities as of September 30, 2006 and January 19, 2007, respectively, at a weighted average conversion price of $0.44 and $0.44 per share, respectively.

                                                                           SEPTEMBER 30, 2006    SEPTEMBER 30, 2006
                                                                                (ACTUAL)              (AS ADJUSTED)
                                                                            ----------------      ----------------
   Short term debt(1) .................................................     $      9,917,544      $     14,612,733
                                                                            ----------------      ----------------
   Long term debt, less current portion ...............................     $             --      $             --
                                                                            ----------------      ----------------
   Stockholders' deficit:
     Common stock, $.001 par value. Authorized 110,000,000 shares;
       issued and outstanding, 54,204,367 .............................     $         54,204      $         54,204
     Additional paid in capital .......................................     $     44,388,315      $     44,388,315
     Accumulated deficit(2) ...........................................     $    (46,926,048)     $    (46,829,663)
                                                                            ----------------      ----------------
        Total stockholders' equity ....................................     $     (2,483,529)     $     (2,387,144)
                                                                            ----------------      ----------------
        Total capitalization ..........................................     $      7,434,015      $     12,225,589
                                                                            ----------------      ----------------

-----------------------
(1) Short term debt comprised of three convertible notes totaling $1,214,290 that were issued between December 2003 and April 2004, which shall automatically convert into shares of our common stock at a rate of $3.50 per share on April 15, 2007, as well as the preliminary financial impact of the $6,600,000 senior convertible notes and associated Series L Warrants issued as part of the restructuring of our July 2006 private placement financing and our January 2007 private placement financing.

(2) The accumulated deficit as it relates to the "as adjusted" September 30, 2006 column includes a preliminary calculation of the non-cash charges associated with the senior convertible notes and associated Series L Warrants issued as part of the restructuring of our July 2006 private placement financing and our January 2007 private placement financing.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with our condensed consolidated financial statements and related notes beginning on page F-1 of this prospectus. This prospectus and our condensed consolidated financial statements and notes to financial statements contain forward-looking statements, which generally include the plans and objectives of management for future operations, including plans and objectives relating to our future economic performance and our current beliefs regarding revenues we might generate and profits we might earn if we are successful in implementing our business strategies. The forward-looking statements and associated risks may include, relate to or be qualified by other important factors, including, without limitation:

         o those identified under "Risk Factors" beginning on page 5 of this prospectus,

         o        adverse economic conditions,

         o        entry of new and stronger competitors,

         o        our inability to raise additional capital,

         o        unexpected costs and operating deficits,

         o        lower sales and revenues than forecast,

         o failure to establish relationships with and capitalize upon access to new customers,

         o litigation and administrative proceedings involving us or our products,

         o        adverse publicity and news coverage,

         o        inability to carry out our marketing and sales plans,

         o        changes in interest rates and inflationary factors, and

         o other specific risks that may be referred to in this prospectus or in other reports that we have issued.

         We do not undertake to update, revise or correct any forward-looking statements.

         Any of the factors described above or in the "Risk Factors" section could cause our financial results, including our net income or loss or growth in net income or loss, to differ materially from prior results, which in turn could, among other things, cause the price of our common stock to fluctuate substantially.

LIMITED OPERATIONS HISTORY

         We have a limited operating history with minimal sales and have sustained operating losses of $46,926,048 through September 30, 2006 and $41,610,497 at December 31, 2005. At September 30, 2006, we had a deficit in working capital of $5,337,255. Since our inception, including the period ended September 30, 2006, we have financed our operations almost exclusively from cash raised through a series of equity and debt financings and not with cash generated from operations. These conditions raise substantial doubt about our ability to continue as a going concern and our independent auditors have qualified their opinion with respect to our financial statements to include an explanatory paragraph related to our ability to continue as a going concern in their report for each of our fiscal years ended December 31, 2005, 2004 and 2003.

         Our management has attempted and continues to attempt to address these conditions by obtaining additional debt and equity financing to fund our continuing operations. On July 31, 2006 and January 19, 2007, we raised gross proceeds of $5 million and $1.6 million, respectively, through the issuance of senior convertible notes and warrants to purchase common stock. These senior convertible notes and warrants are described in more detail under the caption "Senior Convertible Note Financing" beginning on page 34 of this prospectus. We anticipate that the proceeds from these senior convertible note financings will be sufficient to support our operations through August 30, 2007. However, if we do not experience a significant increase in revenues by June 30, 2007 or sooner, we expect that additional capital will be needed to fund our continuing operations and there can be no assurance that we will be able to obtain requisite financing on acceptable terms, if at all. The financial statements accompanying this prospectus do not reflect any adjustments which might be necessary if we are unable to continue as a going concern.

CRITICAL ACCOUNTING POLICIES

         Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The preparation of our financial statements requires our management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The significant accounting policies that are believed to be the most critical to aid in fully understanding and evaluating the reported financial results include inventory valuations, license fees and the recovery of deferred income tax assets.

         We determine our inventory value at the lower of average cost or market. When required, a provision is made to reduce excess and obsolete inventory to estimated net realizable value.

         We have paid a $260,000 license fee to a supplier for a software platform related to our ER-1010 product. This license fee will be amortized and charged to cost of sales over the sale of 1,000 ER-1010 systems, which approximates the number of systems expected to be sold using the platform. We amortized $520 for the sale of two ER-1010 systems and $4,160 for the sale of 16 ER-1010 systems in 2004 and 2005, respectively. We also amortized $5,980 during the nine months ended September 30, 2006 for the sale of 23 ER-1010 systems.

         We review our long-lived assets and certain related intangibles for impairment periodically, and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. When necessary, impaired assets are written down to their estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. We are required to exercise a considerable amount of judgment when estimating discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. No assets were considered impaired for either of the years ended December 31, 2004 or 2005 or the period ended September 30, 2006.

         As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves us estimating the actual current tax liabilities together with assessing temporary differences resulting from different treatment of items for tax and accounting purposes. We recognize deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted federal, state, and local income tax rates and laws that are expected to be in effect when the differences reverse.

         On January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), "Shared Based Payment" ("SFAS No.123R"), which requires the measurement and recognition of compensation cost for all share-based payment awards made to employees and directors based on estimated fair values. We have elected to use the modified prospective transition method for adopting SFAS No. 123R, which requires the recognition of stock-based compensation cost on a prospective basis. Our Consolidated Statement of Operations as of and for the period ended September 30, 2006 on page F-22 of this prospectus reflects the impact of SFAS 123R. In accordance with the modified prospective transition method, our Consolidated Statement of Operations for periods prior to January 1, 2006 have not been restated to reflect, and do not take into account, the impact of SFAS 123R. Share-based compensation expense recognized under SFAS 123R for the period ended September 30, 2006 equaled $59,181. As of September 30, 2006, there was $115,728 of total unrecognized compensation cost related to all of our outstanding non-vested share-based payment awards. This total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures. The additional share-based compensation expense for any new share-based payment awards granted after September 30, 2006 cannot be predicted at this time because calculation of that expense depends upon, among other factors, the amount of share-based payment awards granted by us in the future.

RESULTS OF OPERATIONS

COMPARISON OF RESULTS OF OPERATIONS FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

The following table sets forth selected financial data regarding our financial position and operating results for the three and nine months ended September 30, 2006 and 2005. This data should be read in conjunction with our consolidated financial statements and related notes thereto beginning on page F-1 of this prospectus.

                                                  Three Months Ended                   Nine Months Ended
                                                      Unaudited                            Unaudited
                                                      ---------                            ---------

                                           September 30,      September 30,      September 30,      September 30,
                                                2006               2005               2006               2005
                                           -------------      -------------      -------------      -------------
Net Sales                                  $     189,115      $      22,436      $     576,379      $     133,436
                                                  67,947             18,362            209,585             67,524
                                           -------------      -------------      -------------      -------------

Gross Profit                                     121,168              4,074            366,794             65,912

Operating expenses
   Consulting Fees                                 2,000                 --             66,536                 --
   Finder's Fees                                 465,000            381,300            465,000            846,020
   Cost of warrants granted                           --          1,054,881                 --          2,949,210
   Salary and salary related costs               787,894            797,302          2,328,575          2,214,007
   Marketing expense                              17,906             10,153             85,853            238,589
   Research and Development                      112,492            102,197            412,403            267,669
   Selling, general and administrative           750,775            576,633          1,942,096          1,651,459
                                           -------------      -------------      -------------      -------------

Total operating expenses                       2,136,067          2,922,466          5,300,463          8,166,954

  Net Other Income (loss)                       (321,784)        (2,716,655)          (381,882)        (2,887,888)

Loss before Income tax provision
  Income tax provision                                --                 --                 --                 --
                                           -------------      -------------      -------------      -------------

Net loss                                   $  (2,336,683)     $  (5,635,047)     $  (5,315,551)     $ (10,988,930)
                                           =============      =============      =============      =============

Net Sales
---------

         During the three months ended September 30, 2006, we generated $189,115 in revenues compared to $22,436 for the comparable period of 2005. During the nine months period ending September 30, 2006, we achieved a revenue level of $576,379, which exceeded the $133,436 of revenues realized during the same period of 2005. The third quarter of 2006 revenues included sales to a regional bank and to a company providing triple play services (triple play of voice, data and video). We believe that we may be able to leverage these sales into future opportunities with other companies in the same vertical markets. During the first and second quarter of 2006, we were able to sign strategic partnership agreements with three large system integrators and in third quarter of 2006 we started discussing opportunities for including our product in product offerings from these system integrators to their end users. We also engaged in discussions with a number of new systems integrators in the third quarter of 2006. We consider these agreements an important step toward our ability to increase sales in the future. During the second quarter of 2006, we began selling a new product, the OR-1048, an edge switch that offers competitive performance and attractive pricing compared to similar switches currently on the market. We shipped fourteen OR-1048 systems in the second quarter and four OR-1048 in the third quarter of 2006.

Operating Expenses
------------------

         Total operating expenses decreased from $2,922,466 in the third quarter of 2005 to $2,136,067 in the third quarter of 2006 and from $8,166,954 for the nine months ended September 30, 2005 to $5,300,463 for the nine months ended September 30, 2006. This decrease is mainly due to expenses related to capital fund raising activities in the first, second and third quarter of 2005 that did not occur in the same periods of 2006. In the third quarter of 2006 we issued convertible notes in the original principal amount of $5,000,000 and warrants to purchase common stock to investors in our July 2006 private placement. Because conversion of the notes and exercise of the warrants into equity of the Company cannot be guaranteed, FASB accounting rules require a "liability" treatment and the expenses related to this type of financing will therefore be captured under "Other Income" and not under "Operating Expenses." In the three months and nine months ended September 30, 2005, we incurred a cost of $1,054,881 and $2,949,210, respectively, for the issuance of warrants in conjunction with our private placement activities during those periods. In the third quarter of 2006, we incurred no expenses for the issuance of warrants because, as described above, the warrants issued in our July 31, 2006 financing are treated as a liability and therefore the expenses related to the warrants are included under "Other Income" and not under "Operating Expenses." As such, we did not incur any costs for the issuance of warrants during the first nine months of 2006. If the cost of warrant expenses incurred in 2005 are excluded from the calculations above, our total operating expenses for the three months and nine months ended September 30, 2005 would be $1,867,585 and $5,217,744, respectively, and for the three and nine months ended September 30, 2006 would remain at $2,136,067 and $5,300,463, representing an increase in our expenses during both periods of 2006 as compared to 2005.

The following descriptions detail our total operating expenses by expense category.

CONSULTING FEES

         Consulting fees equaled $2,000 for the three months ended September 30, 2006 and $66,536 for the nine months ended September 30, 2006. These expenses consist entirely of fees paid in connection with treasury and related services provided by our investment bankers. We did not incur similar costs during the three or nine month periods ended September 30, 2005.

FINDER'S FEES

         Finder's fees increased from $381,300 for the three months ended September 30, 2005 to $465,000 for the three months ended September 30, 2006 and decreased from $846,020 for the nine months ended September 30, 2005 to $465,000 for the nine months ended September 30, 2006. During the three and nine months ended September 30, 2005, our finder's fee expenses consisted of placement agent fees paid in cash in connection with private placements we engaged in to raise capital to support our ongoing operations. During the three and nine months ended September 30, 2006, our finder's fee expenses consisted of placement agent fees paid in cash in connection with our July 2006 private placement. The variation in placement agent related expenses between these periods results from differences in both the amount of gross proceeds raised through private placements during the period and the percentage of such proceeds that were paid as fees pursuant to our agreements with the placement agents. During the three and nine months ended September 30, 2005, we raised gross proceeds of approximately $3,177,500 and $6,668,500, respectively, through private placements, and during the three and nine months ended September 30, 2006, we raised gross proceeds of $5,100,000 and $5,689,410, respectively, through private placements and debt financing.

COST OF WARRANTS GRANTED

         As discussed above under the general heading "Operating Expenses," we incurred a cost of $1,054,881 and $2,949,210 for the issuance of warrants in the three months and nine months ended September 30, 2005, respectively, in conjunction with our private placement activities during those periods. In the three months and nine months ended September 30, 2006, we issued warrants to investors in our July 2006 private placement. As discussed above, these warrants will be valued as a liability because their conversion into equity of the Company cannot be guaranteed and therefore the cost of warrants granted under "Operating Expenses" is zero for the three and nine months ended September 30, 2006.

SALARY EXPENSES

         Included in salary expenses for the three months and nine months ended September 30, 2006 is a charge of $59,181 and $293,901, respectively, in connection with the impact of the implementation of SFAS- 123R. This accounting rule requires us, beginning January 1, 2006, to calculate and recognize charges relating to the issuance of stock options. During 2005, we followed the rules prescribed in APB25, which did not require us to charge the profit and loss account for stock option related expenses.

         Salary and salary related expenses decreased from $797,302 to $787,894 for the three months ended September 30, 2005 and 2006, respectively, and increased from $2,214,007 to $2,328,575 for the nine months ended September 30, 2005 and 2006, respectively. If the SFAS 123R related expenses discussed above were excluded from these calculations, salary and salary related expenses for the three months ended September 30, 2006 would have amounted to $728,713 (representing a 9% decrease in salary expenses from the comparable period in 2005) and for the nine months ended September 30, 2006 would have amounted to $2,034,674 (representing a 8% decrease in salary expenses from the comparable period in 2005). The primary reason for this decrease in salary expenses when the impact of SFAS 123R is disregarded is that we have operated with a reduced number of employees during the first three quarters of 2006 as compared to the same periods in 2005. The decreased salary expenses resulting from our reduced number of employees was partially offset by the payment of management incentive bonuses in the aggregate amount of $100,000 in the third quarter of 2006.

         Our salary expenses for the first nine months of both 2006 and 2005 reflect a reduction in the annual salary levels for management-level employees that was implemented in November 2004 to reduce expense run rates. If we begin to achieve our revenue goals, our salary expenses for these periods of 2006 and 2005 may not be indicative of our future salary expenses due to the fact that we intend to begin restoring annual salary levels for management-level employees to what we believe to be more competitive levels upon our achieving such revenue goals.

MARKETING EXPENSES

         Marketing expenses increased from $10,153 to $17,906 comparing the three months ended September 30, 2005 to the same period of 2006, and decreased from $238,589 to $85,853 comparing the nine months ended September 30, 2005 to the same period of 2006. The increase in the three month comparison is primarily due to the fact that during the three months ended September 30, 2005 we incurred $5,000 in advertising and exhibition expenses while during the same period of 2006 $13,000 was expended towards direct marketing advertising campaigns. The decrease in marketing expenses for the nine month period ended September 30, 2006 as compared to the same period in 2005 is mainly due to the fact that in the first nine months of 2005 we spent an amount of $25,000 on promotional materials, $25,000 on demo related services and $90,000 on advertising; we did not incur these type of expenses in the same period of 2006.

RESEARCH AND DEVELOPMENT

         Our research and development ("R&D") expenses increased from $102,197 for the three months ended September 30, 2005 compared to $112,492 for the three months ended September 30, 2006, and from $267,669 for the nine months ended September 30, 2005 compared to $412,403 for the nine months ended September 30, 2006. These increased expenses for both the three and nine month periods ended September 30, 2006 resulted primarily from increased costs for hardware design tools during these periods of 2006 due to an increase in the number of tools rented. Our hardware design tool costs increased by $27,000 in each of the first three quarters of 2006 as compared to the same periods in 2005. In addition, we were charged an amount of $20,000 in the third quarter of 2006 for outsourcing a project related to the enhancement of the security features of our Raptorware(R) embedded application. We did not incur this type of expense during the first three quarters of 2005.

These increases in R&D expenses were partially offset by a decrease in expenses related to setting up a customer service agreement with IBM in 2005. During the three and nine months ended September 30, 2005, we paid a charge of $23,000 and $93,000, respectively, for the availability of certain IBM services for our potential customers and did not incur a similar cost during the same periods of 2006.

SELLING, GENERAL AND ADMINISTRATIVE

         Selling, General and Administrative expenses increased from $576,633 for the three months ended September 30, 2005 to $750,775 for the three months ended September 30, 2006 and from $1,651,459 for the nine months ended September 30, 2005 to $1,942,096 for the nine months ended September 30, 2006. These increases of 30% and 18%, respectively, between the three and nine month periods ended September 30, 2005 and September 30, 2006 resulted from the following expense categories:

   o Bank service expenses charged in the second quarter of 2006 in connection with opening fees and due diligence charges for our April 2006 debt facility amounted to $37,000. We did not incur similar charges in the first or third quarter of 2006 or in the first, second or third quarter of 2005.

   o During the three months and nine months ending September 30, 2006, we incurred $40,536 and $102,786, respectively, in expenses in connection with fees paid to consultants developing sales opportunities in Europe, Asia and the United States. During the first nine months of 2005, we did not incur such expenses.

   o Legal fees increased from $91,539 for the three months ended September 30, 2005 to $243,961 for the three months ended September 30, 2006, and from $370,509 for the nine months ended September 30, 2005 to $486,743 for the nine months ended September 30, 2006. The primary reason for these increases is that we agreed to pay the legal fees of investors and related third parties in connection with our financing activities in the third quarter of 2006. These third party legal fees equaled $111,508 for the three months ended September 30, 2006 and we did not incur any similar third party legal expenses during the same period of 2005. In addition, fees to our legal counsel relating primarily to our third quarter 2006 financing activities and the preparation and filing of a registration statement with the SEC resulted in legal fees to our legal counsel in the amount of $148,142 for the three months ended September 30, 2006, which represents an approximately $65,000 increase from the same three month period in 2005.

   o Bad debt expenses charged in first quarter of 2006 amounted to $47,833. There were no similar charges in the second or third quarter of 2006 or the first, second or third quarter of 2005.

OTHER EXPENSE

         Other expense decreased from $2,716,655 for the three months ended September 30, 2005 to $321,784 for the three months ended September 30, 2006, and from $2,887,888 for the nine months ended September 30, 2005 to $381,882 for the nine months ended September 30, 2006. During the three months and nine months ended September 30, 2005, we incurred a charge of $2,652,000 in connection with the conversion of notes into shares of our common stock during the third quarter of 2005. During the three months ended September 2006, we issued three convertible notes in the aggregate original principal amount of $5,000,000 to three investors. As discussed above, because the amount of shares issuable upon conversion of the notes and exercise of the warrants cannot be guaranteed, the value of these convertible notes and warrants are recorded as a liability and will be amortized over the lifetime of the note. The amortization in this respect for both the three months and nine months ended September 30, 2006 amounts to $369,251 for the warrant related valuation and $255,732 for the conversion feature related valuation. In addition, a gain in the amount of $427,497 was recognized during the three months ended September 30, 2006 in connection with the re-measurement of the conversion feature and the warrant feature. This gain was included in other income under the line "Change in fair value of warrants and convertible debt."

     YEAR ENDED DECEMBER 31, 2005 COMPARED TO YEAR ENDED DECEMBER 31, 2004

         The following table sets forth selected financial data regarding our financial position and operating results for the year ended December 31, 2005 as compared to the year ended December 31, 2004. This data should be read in conjunction with our consolidated financial statements and related notes beginning on page F-1 of this prospectus.

       RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004,
         COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2005 (IN THOUSANDS)

                                               December 31,       December 31,
                                                   2004               2005
                                              -------------      -------------

Net Sales                                     $          54      $         289
Cost of Sales                                            27                120
                                              -------------      -------------

Gross Profit                                             27                169

Operating expenses
   Consulting Fees                                      715                 --
   Finder's Fees                                        986              1,064
   Cost of warrants granted                             120              3,433
   Stock for services (non cash)                     11,209                 --
   Salary expense                                     3,032              2,630
   Marketing expense                                    190                349
   Research and Development Costs                     1,167                403
   Selling, general and administrative                3,075              2,767
                                              -------------      -------------
Total operating expenses                             20,494             10,646

  Net Other Income (loss)                              (108)            (2,913)

Loss before Income tax provision                    (20,575)           (13,390)
  Income tax provision                                   --                 --
                                              -------------      -------------
Net loss                                      $     (20,575)     $     (13,390)
                                              =============      =============

NET SALES

         For the fiscal years ended December 31, 2004 and December 31, 2005, we realized only minimal revenues of $54,040 and $289,236, respectively. The $235,196 increase in revenues between 2004 and 2005 resulted from our sale of 16 ER-1010 units in 2005, as compared to the sale of two ER-1010 units in 2004. Our 2005 sales were made to seven customers in different industries such as education, entertainment, healthcare services and research labs, whereas our sales in 2004 were made to a single customer.

         A majority of our 2005 revenues were earned in the fourth quarter of 2005. During that quarter we realized $155,800 in revenues, a substantial increase over revenues from the first three quarters of 2005, which were $15,000, $96,000 and $22,436, respectively. This increase in revenues in the fourth quarter of 2005 is a result of the sale of eight ER-1010 units to three customers during that quarter, as compared to the sale of a total of eight ER-1010s to three customers during all of the first three quarters of 2005.

         Our flagship product, the ER-1010, is now fully installed at approximately 20 separate locations. Installations at eight of these locations represent products that we have sold to customers. Installations at the other 12 locations represent customers who are evaluating our products, but have not yet made any firm commitment to purchase. We expect that sales of the ER-1010 in fiscal 2006 will increase over fiscal 2005 numbers. In addition, we expect that new products such as our ER-1808 and OR-1048 will contribute to 2006 revenue levels. The OR-1048 became commercially available in March 2006 and we expect that the ER-1808 will be commercially available by mid-2006. We also engaged in discussions with various third parties during the fourth quarter of 2005 regarding the possibility of incorporating our products into the product and service offerings of several large systems integrators, which we believe could result in increased sales in fiscal 2006. However, at this point we are engaged only in preliminary, non-binding discussions and there can be no guarantee that we will be able to secure any relationship with systems integrators.

OPERATING EXPENSES

         In 2005, we took affirmative steps to further manage our expenses proportionately to our limited revenues. Total operating expenses were $10,646,911 for 2005 and $20,494,261 for 2004. The following descriptions detail our total operating expenses by expense category.

         CONSULTING FEES

         We did not incur any consulting related fees in 2005. Of the $715,000 in consulting expenses for 2004, we incurred approximately $553,000 in expenses in conjunction with various consulting contracts regarding treasury and channel management support. The remaining consulting expenses for 2004 totaling approximately $158,000 relates to charges in connection with investment relation services.

         FINDER'S FEES

         Expenses related to finder's fees amounted to $1,064,405 in 2005 and $985,857 in 2004. In both 2005 and 2004 our finder's fee expenses consisted entirely of placement agent fees paid in cash in connection with private placements we have engaged in to raise capital to support our ongoing operations. The variation in placement agent related expenses between these two years results from differences in both the amount of gross proceeds raised through private placements during each year and the percentage of such proceeds that were paid as fees pursuant to our agreements with the placement agents. In 2005, we raised gross proceeds of approximately $9,088,000 through private placements and in 2004 we raised gross proceeds of approximately $9,550,000 through private placements.

         COST OF WARRANTS GRANTED

         In 2005, we issued warrants to purchase shares of our common stock to investors and placement agents in connection with our 2005 private placements. The total charge for these warrants calculated as required by accounting rule EITF 96-13 amounted to 3,432,994. For more details on this charge refer to the table: "Cost of Warrants Granted" under Note 6 to our consolidated financial statements beginning on page F-1 of this prospectus. In 2004, we incurred a charge for the issuance of warrants in the amount of $120,000 in accordance with accounting rule EITF 96-13.

         STOCK FOR SERVICES

         During 2005, we did not issue any of our stock in consideration for services. In 2004, we incurred a $11,209,000 charge for stock issued for services, which resulted in part from our issuance of three million shares of our common stock to our then newly appointed President and Chief Executive Officer as a hiring bonus and 400,000 shares of our common stock to our Chief Financial Officer as a retention incentive bonus. In addition, in 2004 another key employee received 100,000 shares of our common stock as a retention incentive bonus and eight service providers received 2,420,600 shares of our common stock in consideration for various consulting services and other service assistance provided to us. The total charge to stock for services for the foregoing issuances of our common stock in 2004 was approximately $9.3 million. The remaining 2004 charge to stock for services in the amount of approximately $1.9 million related to stock issued to certain shareholders in consideration for them entering into a "lock up" agreement in conjunction with one of our 2004 private placements, and stock issued for services in conjunction with agreements that terminated in 2003, but were charged to 2004. All of the aforementioned consulting agreements and other stock for service agreements were terminated on or before December 31, 2004.

         SALARY EXPENSES

         Salary expenses decreased from $3,032,000 in 2004 to $2,630,000 in 2005, a 13.3% decrease. The primary reason for this decrease is that we lowered annual salary levels for management level employees by an aggregate of $235,000 for 2005 in order to reduce expense run rates. The remaining decrease of approximately $170,000 was caused by a decrease in the average salary for non-management employees. However, these 2005 salary expenses may not be indicative of our future salary expenses due to the fact that we intend to begin restoring annual salary levels for management level employees to what we believe to be more competitive levels once we achieve certain revenue goals.

         MARKETING EXPENSES

         Marketing expenses increased from $189,843 in 2004 to $349,310 in 2005. This 82% increase reflects our increased emphasis on attempting to generate products sales in 2005 and consists of increased advertising expenses, increased exhibition attendance costs and the production of a greater amount promotional materials in 2005 as compared to 2004. In addition, we charged $81,000 in 2005 to marketing expenses in connection with the write-off of equipment used for promoting our products.

         RESEARCH AND DEVELOPMENT

         The amount we spent on research and development ("R&D") was $403,057 in 2005 and $1,167,068 in 2004. This 65% decrease is attributable in part to a major expense reduction in our parts consumption and scrap expenses, which amounted to $450,000 in 2004 compared to $150,000 in 2005. This expense reduction was possible because a major portion of our hardware design activities had been finalized in 2004. Another effect of the reduction in hardware design activities towards the end of 2004 and continuing throughout 2005 was our reduced need for the use of design tools, resulting in a decrease in expenses for design tools from $228,000 in 2004 to $103,000 in 2005. In addition, costs associated with industrial design and software design amounting to approximately $205,000 in 2004 were reduced to $15,000 in 2005.

         SELLING, GENERAL AND ADMINISTRATIVE

         Selling, General and Administrative ("SG&A") expenses decreased from $3,075,302 in 2004 to $2,766,716 in 2005, a 10% decrease. Our decreases in SG&A expenses in 2005 as compared to 2004 consist of IT support services expenses, which decreased from $94,000 in 2004 to $50,000 in 2005; and our legal fees, which decreased from $578,000 in 2004 to $469,000 in 2005, mainly as a result of our settlement of legal proceedings in late 2004 and early 2005. In addition, in 2004 we incurred $770,000 in SG&A expenses in conjunction with the settlement of legal proceedings and did not incur a similar expense in 2005. These decreases in SG&A expenses in 2005 were offset to some extent by SG&A categories that increased in 2005 as compared to 2004. The significant increases in SG&A expense categories in 2005 were depreciation expenses, which increased from $180,000 in 2004 to $316,000 in 2005, mainly in connection with an increase in our purchase of test equipment resulting in a higher charge for depreciation; travel expenses, which increased from $189,000 in 2004 to $232,000 in 2005 in connection with increased selling activities; recruiting expenses, which increased from $112,000 in 2004 to $162,000 in 2005 because of increased use of outside recruiters; and the cost of attending conferences, which increased from $2,000 in 2004 to $105,000 in 2005 due to our increased attendance at sales and finance related conferences. We also charged approximately $211,000 to selling expenses in 2005 in connection with a provision for inventory in the possession of third parties, and we did not incur a similar charge in 2004.

         OTHER INCOME (LOSS)

         Other expenses increased substantially to $2,912,965 in 2005 as compared with $107,433 in 2004. The primary reason for this increase is that we incurred a charge of $2,652,000 as prescribed under paragraph 13 of accounting rule EITF 98-5 in connection with the conversion of our 10% Notes and 8% Notes in 2005 (as described below under the caption "Liquidity and Capital Resources" and the table "Cost Associated with Convertible Debt" under Note 6 to our consolidated financial statements beginning on page F-1 of this prospectus). We did not incur a similar expense in 2004 as the terms of the 10% Notes were amended during that year, increasing the number of warrants to be issued in conjunction with the 10% Notes and decreasing the exercise price of such warrants. It was further agreed that the 10% Notes would only convert after the contingency of a $4,000,000 financing was achieved and, therefore, the cost of the conversion of the 10% Notes was charged fully in 2005. In addition, interest expense on our bridge loan debt was $247,756 in 2005, as compared to $102,172 in 2004. This $145,584 increase in bridge loan interest expense in 2005 over 2004 reflects our increased outstanding bridge loan debt between those periods, which averaged $4,045,200 in 2005 and $1,214,290 in 2004. However, as a result of the conversion of our 10% Notes and 8% Notes, our outstanding bridge loan debt as of March 21, 2006 was $1,214,290. The remaining amount included in interest expense of $15,988 in 2005 and $12,942 in 2004 relates to "other interest" paid.

LIQUIDITY AND CAPITAL RESOURCES

         Our independent auditors have qualified their opinion with respect to our financial statements to include an explanatory paragraph related to our ability to continue as a going concern in their report for each of our fiscal years ended December 31, 2005, 2004 and 2003. Reports of independent auditors questioning a company's ability to continue as a going concern generally are viewed very unfavorably by analysts and investors. There are a number of risks and challenges associated with such a qualified report including, but not limited to, a significant impediment to our ability to raise additional capital or seek financing from entities that will not conduct such transactions in the face of such increased level of risk of insolvency and loss, increased difficulty in attracting talent, and the diversion of the attention of executive officers and other key employees to raising capital or financing rather than devoting time to the day-to-day operations of our business. We urge potential investors to review the report of our independent certified public accountants and our consolidated financial statements and related notes beginning on page F-1 of this prospectus, the cautionary statements included in the "Risk Factors" beginning on page 5 of this prospectus, and to seek independent advice concerning the substantial risks related thereto before making a decision to invest in us.

         For the years ended December 31, 2004 and 2005, we sustained net losses of $20,574,984 and $13,390,940, respectively. Since our inception, including the period ended September 30, 2006, we have realized negligible revenues and have financed our operations almost exclusively from cash raised through a series of equity and debt financings and not with cash generated from operations. As of September 30, 2006, we had a deficit in working capital of $5,337,255. Our management has attempted and continues to attempt to address these financial conditions by seeking additional debt and equity financing to fund our continuing operations, as more fully described below. We anticipate that the proceeds from our Senior Convertible Note Financing (described under the caption "Senior Convertible Note Financing" below) will be sufficient to support our operations through August 30, 2007. However, if we do not experience a significant increase in revenues by June 30, 2007, we expect that additional capital will need to be raised to fund our continuing operations and there can be no assurance that we will be able to obtain requisite financing on acceptable terms, if at all.

December 2003 - April 2004 Convertible Loans
--------------------------------------------

         During the period between December 2003 through April 2004, we obtained convertible loans totaling $1,214,290. Interest on these loans accrues at an annual rate of 8%. The loans are convertible into shares of our common stock at any time during the three year period following initial funding of the loans. The conversion rate is $3.50 per share. If not previously voluntarily converted, the total amount of principal and accrued but unpaid interest thereunder shall automatically convert into shares of our common stock at a conversion rate of $3.50 per share on April 15, 2007.

April 2004 Financing
--------------------

         In April 2004, we closed an equity based financing for gross proceeds of $5,600,000. The financing involved the purchase of 3,200,000 shares of our common stock, 3,200,000 Series A Warrants and 3,200,000 Series B Warrants. The Series A Warrants expired on September 30, 2004 and no such warrants were exercised prior to their expiration. The Series B Warrants expire on April 1, 2009 and had an original exercise price of $3.50 per share. However, pursuant to the anti-dilution provisions of the Series B Warrants, our subsequent issuances of securities have resulted in a reduced exercise price of $1.24 per share as of January 19, 2007.

June 2004 Financing
-------------------

         In June 2004, we closed an equity based financing for gross proceeds of $1,750,000. The financing involved the purchase of 972,223 shares of our common stock, 972,223 Series C Warrants to purchase common stock and 972,223 Series D Warrants to purchase common stock. The Series C Warrants were issued with an original exercise price of $3.00 per share. In August 2004, we amended the terms of the Series C Warrants to reduce the exercise price to $1.25 per share. The Series C Warrants subsequently expired on August 15, 2006 and no such warrants were exercised prior to their expiration. The Series D Warrants expire on June 1, 2009 and had an original exercise price of $3.50 per share. In December 2005, we amended the terms of the Series D Warrants to reduce the exercise price to $0.50 per share.

10% Convertible Bridge Notes
----------------------------

         During the period between November 2004 and February 2005, we issued convertible notes (the "10% Notes") to forty-one accredited investors in the aggregate principal amount of $2,360,000 in exchange for $2,360,000 in cash. Our net proceeds were $2,124,000, after the payment of a 10% placement agent fee to Burnham Hill Partners, a division of Pali Capital, Inc. (a NASD-registered broker-dealer) ("Burnham Hill"), who acted as placement agent for the financing. The 10% Notes bore interest at a rate of 10% per annum. Pursuant to the terms of the 10% Notes, the outstanding principal amount of these notes, together with all accrued but unpaid interest thereunder, would automatically convert into shares issued in an equity based financing with gross proceeds of at least $4,000,000, if any, of the sale of our common stock or other equity-based equivalent, and at a price per share not to exceed $0.50 per share (a "10% Note Qualified Financing"). However, for the purpose of determining the number of shares and warrants to be received by the holders upon such conversion following a 10% Note Qualified Financing, the holders would be deemed to have tendered 120% of the outstanding balance of the 10% Notes.

         As of the August 25, 2005 closing of our 2005 Private Placement of "units" (described below under the caption "2005 Private Placement of Common Stock and Warrants") we had raised total gross proceeds of $3,558,500 through the 2005 Private Placement. In addition, between February 2005 and April 2005 (and as described below under the heading "8% Convertible Bridge Notes"), we secured additional private debt financing in the original aggregate principal amount of $600,000 through the issuance of 8% Convertible Bridge Notes. After adding this $600,000 in convertible debt financing to the gross proceeds of the 2005 Private Placement, our aggregate gross proceeds were $4,158,500. As a result, we achieved a 10% Note Qualified Financing and, accordingly, the $4,000,000 automatic conversion event of the 10% Notes was triggered upon the August 25, 2005 closing of the 2005 Private Placement.

         As of August 25, 2005, the total principal and accrued interest under the 10% Notes was $2,509,971. After taking into account the provision of the 10% Notes which provided that the holders would be deemed to have tendered 120% of the outstanding balance of the 10% Notes, the holders of the 10% Notes were deemed to have tendered $3,011,965 for the purpose of determining the number of shares and warrants to be received by the holders upon such conversion. Based on the offering terms of our 2005 Private Placement, the holders were entitled to an aggregate of 6,023,932 shares of our common stock (based on a $0.50 price per share of common stock included within the units offered to investors in the 2005 Private Placement) and 1,505,989 Series G-BH Warrants to purchase our common stock. The Series G-BH Warrants have an exercise price of $2.50 per share of common stock, expire August 25, 2010, and, so long as certain other conditions set forth in the Series G-BH Warrants are met, are callable by us the first day after the 30-trading-day average price of our common stock exceeds $3.50 per share.

         In addition, the 10% Note holders were issued 1,416,000 Series E Warrants. These Series E Warrants had an original exercise price of $0.60 per share of common stock and expire five years from the respective noteholder's 10%
Note issuance date. However, pursuant to the anti-dilution provisions of the Series E Warrants, our subsequent issuances of securities have resulted in a reduced exercise price of $0.52 per share as of January 19, 2007. In the event the closing bid price of our common stock exceeds $2.50 per share and certain other conditions set forth in the Series E Warrants are met, 50% of the Series E

Warrants are callable by us during the first two years after their respective date of issuance, and 100% of the Series E Warrants are callable by us thereafter.

         We also issued 602,393 Series J placement agent warrants to designees of Burnham Hill for placement agent services provided in conjunction with the 10% Note financing. The Series J Warrants had an original exercise price of $0.50 per shares of common stock and expire August 25, 2010. However, pursuant to the anti-dilution provisions of the Series J Warrants, our subsequent issuances of securities have resulted in a reduced exercise price of $0.47 per share as of January 19, 2007.

8% Convertible Bridge Notes
---------------------------

         During the period between February 2005 and April 2005, we secured private debt financing from ten accredited investors in the original aggregate principal amount of $600,000. Our net proceeds were $528,000 after the payment of a 12% placement agent fee to Brookstreet Securities Corporation (a NASD-registered broker-dealer), who acted as placement agent for the financing. The debt was evidenced by thirteen Convertible Bridge Notes (the "8% Notes"), which bore interest at a rate of 8% per annum. The 8% Notes contained a conversion provision whereby the entire principal and accrued interest of the 8% Notes would automatically convert into shares of our common stock if we raised at least $3,000,000 in a private equity financing after the issuance of the 8% Notes (an "8% Note Qualified Financing"). For purposes of such conversion, the conversion price would reflect a 20% discount from the per share purchase price in the 8% Note Qualified Financing. In addition, the $600,000 in 8% Notes was to be added to the proceeds from the 8% Note Qualified Financing for purposes of calculating the $3,000,000 amount, which triggered the automatic conversion.

         As of the July 15, 2005 closing of our 2005 Private Placement, we had raised total gross proceeds of $2,416,000 through the 2005 Private Placement. After adding the $600,000 in 8% Notes to these gross proceeds as required by the conversion provisions of the 8% Notes, the aggregate gross proceeds from the 2005 Private Placement and 8% Notes was $3,016,000. As a result, we achieved an 8% Note Qualified Financing and, accordingly, the $3,000,000 automatic conversion event of the 8% Notes was triggered upon the July 15, 2005 closing of the 2005 Private Placement.

         As of July 15, 2005, the total principal and accrued interest under the 8% Notes was $616,097. Pursuant to the 20% discount in conversion price discussed above, the conversion price of the 8% Notes was $0.40 per share of our common stock (based on a $0.50 price per share of common stock included within the units offered to investors in the 2005 Private Placement). Based on this $0.40 per share conversion price, the holders of the 8% Notes were entitled to an aggregate of 1,540,244 shares of our common stock.

         We also issued 231,036 Series F placement agent warrants to Brookstreet Securities Corporation and its designees for placement agent services provided in conjunction with the 8% Note financing. The Series F Warrants have an exercise price of $0.40 per share of common stock and expire on the earlier of April 23, 2010 or upon a merger, acquisition, consolidation, sale of voting control or sale of substantially all of our assets in which our shareholders do not own a majority of the outstanding shares of the surviving corporation.

2005 Private Placement of Common Stock and Warrants
---------------------------------------------------

         During the period between April 2005 and November 2005, we sold a combination of common stock and warrants in a private placement transaction to 189 accredited investors (the "2005 Private Placement"). The common stock and warrants were sold as "units," with each unit consisting of four shares of common stock and one Series G Warrant to purchase common stock. The price per unit was $2.00. We raised aggregate gross proceeds of $7,128,375 under this private placement transaction and issued 14,256,750 shares of common stock and Series G Warrants to purchase an aggregate of 3,564,188 shares of common stock. The Series G Warrants have an exercise price of $2.50 per share of common stock, expire five years from their respective date of issuance, and, so long as certain other conditions set forth in the Series G Warrants are met, are callable by us the first day after the 30-trading-day average price of our common stock exceeds $3.50 per share. Our net proceeds were $6,272,970 after the payment of $855,405 in placement agent fees to Brookstreet Securities Corporation, who acted as placement agent for the transaction.

         In addition, we issued Series H placement agent warrants to acquire up to 2,138,513 shares of common stock to Brookstreet Securities Corporation and its designees for placement agent services rendered in conjunction with the 2005 Private Placement. The Series H Warrants had an original exercise price of $0.50 per share of common stock and expire on the earlier of November 23, 2007 or upon a merger, acquisition, consolidation, sale of voting control or sale of substantially all of our assets in which our shareholders do not own a majority of the outstanding shares of the surviving corporation. However, pursuant to the anti-dilution provisions of the Series H Warrants, our subsequent issuances of securities have resulted in a reduced exercise price of $0.47 per share as of January 19, 2007.

April 2006 Loan Agreement
-------------------------

         On April 28, 2006, we, along with our wholly-owned subsidiary Raptor Networks Technology, Inc., a California corporation, entered into a senior loan agreement whereby we could borrow, upon the satisfaction of certain conditions, up to $1,100,000. The loan was structured as a non-amortizing revolving loan. The outstanding daily balance of the loan bore interest at a floating rate per annum equal to the greater of (i) prime rate plus 4% or (ii) 11.75%. The loan was secured by a first priority security interest in collateral consisting of substantially all of our and our subsidiary's assets, including accounts receivable, inventory, equipment, intellectual property, contract rights, cash and deposits. On July 31, 2006, we paid the entire outstanding balance of principal and accrued but unpaid interest in the amount of $705,316 and fees in the amount of $165,000, at which time our obligations under this loan agreement were satisfied in full.

Senior Convertible Note Financing
---------------------------------

         On July 30, 2006, we entered into a Securities Purchase Agreement with three institutional accredited investors in connection with a private placement transaction providing for, among other things, our issuance of senior convertible notes in the aggregate principal amount of $5 million, Series L Warrants to purchase up to an aggregate of 17,065,623 shares of our common stock and Series M Warrants to purchase up to an aggregate of 7,395,103 shares of our common stock. We received aggregate gross proceeds of $5 million from the investors for our issuance of these notes and warrants. We also entered into a registration rights agreement with the investors that required us to register up to 130% of the shares underlying the notes, Series L Warrants and Series M Warrants with the SEC.

         We subsequently entered into Amendment and Exchange Agreements, dated January 18, 2007 and amended and restated on January 22, 2007, with the investors from the July 30, 2006 private placement providing for certain amendments to the senior convertible notes, Series L Warrants, Series M Warrants and registration rights agreement. These amendments include, but are not limited to, an increase in the principal amount of the notes from an aggregate of $5 million to an aggregate of approximately $7.2 million, an increase in the aggregate number of shares of common stock issuable upon exercise of the Series L Warrants by 5,688,540 (from an aggregate of 17,065,623 shares to an aggregate of 22,754,163 shares), and a reduction in the exercise price of the Series L Warrants and the Series M Warrants from $0.5054 per share to $0.43948 per share.

We did not receive any additional cash consideration for these amendments. The amendments provided for by the Amendment and Exchange Agreements were reflected by our issuance of amended and restated notes, Series L-1 Warrants and Series M-1 Warrants and by entering into an amended and restated registration rights agreement with the investors.

         In addition, the Amendment and Exchange Agreements provided for an additional private placement transaction with one of the investors resulting in our issuance of an additional senior convertible note in the principal amount of $1.6 million, Series L-2 Warrants to purchase an aggregate of 7,281,332 shares of our common stock and Series M-2 Warrants to purchase an aggregate of 2,366,433 shares of our common stock. We received aggregate gross proceeds of $1.6 million from the investor for our issuance of these additional note and warrants.

         The following is a brief summary of the July 30, 2006 private placement, as amended by the Amendment and Exchange Agreements (the "Senior Convertible Note Financing").

         Amended Purchase Agreement
         --------------------------

         As described above, the Securities Purchase Agreement, as amended by the Amendment and Exchange Agreements (the "Amended Purchase Agreement"), provided for the issuance to the investors of senior convertible notes in the aggregate principal amount of approximately $8.8 million and Series L-1 Warrants to purchase an aggregate of 22,754,163 shares of our common stock, Series M-1 Warrants to purchase an aggregate of 7,395,103 shares of our common stock, Series L-2 Warrants to purchase an aggregate of 7,281,332 shares of our common stock and Series M-2 Warrants to purchase an aggregate of 2,366,433 shares of our common stock (the Series L-1 Warrants, Series M-1 Warrants, Series L-2 Warrants and Series M-2 Warrants collectively referred to as the "Senior Note Warrants"). We received aggregate gross proceeds of $6.6 million from the investors for our issuance of these notes and warrants.

         The Amended Purchase Agreement contains representations and warranties made by us and the investors which are typical for transactions of this type. The representations and warranties made by us in the Amended Purchase Agreement are qualified by reference to certain exceptions contained in disclosure schedules delivered to the investors. Accordingly, the representations and warranties contained in the Amended Purchase Agreement should not be relied upon by others who have not reviewed those disclosure schedules and the documentation surrounding the transaction as a whole.

         The Amended Purchase Agreement contains commitments by us that we will not engage in certain activities which are typical for transactions of this type, as well as the following covenants:

         o We will use the estimated $6.2 million in net proceeds approximately as follows:

                       Pay down of debt                           $ 1,200,000

                       Funding of operations                      $ 3,500,000

                       Capital expenditures                       $   500,000

                       Working capital                            $ 1,000,000

         o We will not, while the senior convertible notes are outstanding, directly or indirectly redeem or pay any cash dividend or distribution on our common stock, without the consent of the holders of the senior convertible notes.

         o We will not issue any additional senior convertible notes or any form of convertible, exchangeable or exercisable securities with a price that varies or may vary with the market price of our common stock, and we will not conduct any securities offerings until:

                  o our stockholders approve an increase in our authorized level of common stock from 110,000,000 shares to at least 200,000,000 shares; and

                  o the Initial Registration Statement (as defined below) and all Additional Registration Statements (as defined below) are declared effective by the SEC.

         o We will not file any registration statements, other than the Initial Registration Statement and the Additional Registration Statements, with the SEC within 120 business days following the date the Initial Registration Statement or any Additional Registration Statement is declared effective by the SEC.

         o We will not conduct any other securities offerings or be party to any solicitations, negotiations or discussion regarding any other securities offering within 120 business days following the date the Initial Registration Statement or any Additional Registration Statement is declared effective by the SEC.

         o        We will offer to the investors, until the later to occur of
                  (i) July 31, 2008 or (ii) the date on which none of the senior convertible notes are outstanding, the opportunity to participate in any of our subsequent securities offerings.

         o We will seek stockholder approval to increase our authorized level of common stock from 110,000,000 shares to at least 200,000,000 shares and if, despite our best efforts, stockholder approval is not obtained on or before April 30, 2007, we will continue to seek stockholder approval every six months thereafter until such stockholder approval is obtained; provided that if our Board of Directors does not recommend that our stockholders approve the increase in authorized common stock and stockholder approval is not obtained, then we shall continue to seek stockholder approval every three months until the senior convertible notes are no longer outstanding or until stockholder approval is obtained.

         o If our common stock is listed on a market other than the OTC Bulletin Board and the issuance of the shares underlying the senior convertible notes and Senior Note Warrants would exceed the number of shares of common stock we may issue under the rules and regulation of such other market, then we will seek stockholder approval as required by such other market to permit the listing of all of the shares underlying the senior convertible notes and Senior Note Warrants within 75 days of our common stock being listed on the exchange or market and if, despite our best efforts, stockholder approval is not obtained, continue to seek stockholder approval every six months thereafter until such stockholder approval is obtained or the senior convertible notes are no longer outstanding.

         The Amended Purchase Agreement also obligates us to indemnify the investors, subsequent holders of the senior convertible notes and Senior Note Warrants and various related parties for certain losses including those resulting from (1) any misrepresentation or breach of any representation or warranty made by us, (2) any breach of any of our obligations, and (3) certain claims by others.

         Senior Convertible Notes
         ------------------------

         The senior convertible notes have an aggregate principal amount of approximately $8.8 million and are convertible into shares of our common stock at an initial conversion price of $0.43948 per share, subject to adjustment as described below (the "Conversion Price"). The principal amount of the senior convertible notes related to the July 30, 2006 private placement may be reduced by an aggregate of up to $621,825 if we are able to have the Initial Registration Statement declared effective by the SEC on or before February 11, 2007. The senior convertible notes mature on July 31, 2008 (the "Maturity Date"), subject to the right of the investors to extend the date for the payment of any installment of principal (as described below). The senior convertible notes bear interest at the rate of 9.25% per annum, which rate may be adjusted to 7.0% per annum at the beginning of each calendar quarter if certain conditions are satisfied. The interest rate is increased to 15% upon the occurrence of an event of default (as described below).

         REPAYMENT OF PRINCIPAL

         The principal amount of the senior convertible notes is to be repaid beginning on the earlier of (i) the first day of the month following the month the Initial Registration Statement is declared effective by the SEC and (ii) May 1, 2007, and, thereafter, the first day of each calendar month. The amount of each payment shall be equal to the quotient of (a) the aggregate outstanding principal of the senior convertible notes divided by (b) the number of months until the Maturity Date. Such principal payments shall be paid in shares of our common stock (subject to the satisfaction of the conditions listed below) or, at our option, in cash or a combination of cash and shares of common stock.

         In order for principal payments to be paid in shares of our common stock, all of the following conditions must be satisfied at the time of such payment:

              o   Either:

                      o The shares of common stock used to make the principal payment are covered by a registration statement that has been effective for a certain continuous period of time (up to six months), subject to certain grace periods; or

                      o All shares of common stock issuable upon conversion in full of the senior convertible notes and exercise in full of the Senior Note Warrants shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws;

              o During the entire six-month period immediately preceding the principal payment date, our common stock shall have been designated for quotation on the OTC Bulletin Board, or any other eligible exchange or market permitted by the senior convertible notes, and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two days due to business announcements by us) nor shall delisting or suspension by such exchange or market been threatened or pending either in writing by such exchange or market or due our falling below the minimum listing maintenance requirements of such exchange or market;

              o During the entire one-year period immediately preceding the principal payment date, we shall have delivered shares of common stock upon conversion of the senior convertible notes and upon exercise of the Senior Note Warrants on a timely basis;

              o The common stock used to make the principal payment may be issued without violating the ownership limitations described in more detail below prohibiting an investor from owning in excess of 4.99% of our outstanding shares of common stock (which limit may be raised or lowered to an amount not to exceed 9.99% at the option of the holder upon 61-days prior notice to us) and without violating the regulations of the OTC Bulletin Board or other eligible exchange or market on which our common stock may then trade;

              o We have not failed to timely make any payments due under the Amended Purchase Agreement, the senior convertible notes, the Senior Note Warrants or the amended and restated registration rights agreement, within ten business days of when such payment is due;

              o During the entire six-month period immediately preceding the principal payment date, we shall not have publicly announced that certain types of transactions involving a change of control are pending, proposed or intended that have not been abandoned, terminated or consummated;

              o During the entire six-month period immediately preceding the principal payment date, no event shall have occurred that constitutes, or with the passage of time or giving of notice would constitute, an event of default under the senior convertible notes;

              o   We shall have no knowledge of any fact that would cause:

                  o The registration statement covering the shares of common stock used to make the principal payment not to be effective and available for the resale of such shares of common stock, or

                  o Any shares of common stock issuable upon conversion of the senior convertible notes or upon exercise of the Senior Note Warrants not to be eligible for sale without restriction pursuant to Rule 144(k) of the Securities Act and any applicable state securities laws;

              o If the principal payment to be made in shares of common stock occurs after April 30, 2007, we must have obtained stockholder approval to increase our authorized level of common stock from 110,000,000 shares to at least 200,000,000 shares;

              o If our common stock is listed on an exchange or market other than the OTC Bulletin Board and the issuance of the shares of common stock underlying the senior convertible notes and the Senior Note Warrants would exceed the number of shares of common stock we may issue under the rules and regulations of such exchange or market, then we must have obtained stockholder approval, within 75 days of our common stock being listed on the exchange or market, to permit the listing of all of the shares of common stock underlying the senior convertible notes and the Senior Note Warrants; and

              o We must be in compliance with, and must not have breached any provision, covenant, representation or warranty of, the Amended Purchase Agreement, the senior convertible notes, the Senior Note Warrants or the amended and restated registration rights agreement.

         When we use common stock to make a principal payment, we shall deliver shares to the investors the day after the principal payment due date in an amount equal to the principal payment amount divided by the lower of the Conversion Price or a 10.0% discount to the volume weighted average price of our common stock for the five days preceding the payment date; provided that the discount will be reduced to 7.5% if the volume weighted average price for the 20 previous trading days is above $1.00 per share ("First Calculation"). After 20 trading days has elapsed from the principal due date, the amount of principal paid in common stock will then again be divided by the lower of the Conversion Price or a 10.0% discount to the volume weighted average price of our common stock for the 20 days after the principal payment date; provided that the discount will be reduced to 7.5% if the volume weighted average price for the 20 previous trading days is above $1.00 per share ("Second Calculation"). If the Second Calculation results in a larger number than the First Calculation, the investors shall be issued additional shares of common stock to cover the difference between the Second Calculation and the First Calculation. If the Second Calculation is less than the First Calculation, the outstanding principal amount of the senior convertible note will be reduced.

         Subject to our right to require the investors to convert all or a portion of the senior convertible notes, which is discussed below, the investor may, upon notice to us, elect to defer payments for a period of up to two years from the date such installment was originally due.

         PAYMENT OF INTEREST

         Interest on the senior convertible notes is payable quarterly beginning on April 1, 2007. The portion of each interest payment that relates to principal amounts paid by us in shares of common stock may, at our option if certain conditions are satisfied, be paid by the issuance of common stock. The other portion of each interest payment must be paid in cash. Any shares of common stock used to pay interest will be valued at 90.0% of the arithmetic average of the weighted average price of the common stock for the five trading days preceding the interest payment date; provided that the shares of common stock used to pay interest will be valued at 92.5% if the volume weighted average price for the 20 previous trading days is above $1.00 per share.

         CONVERSION

         The senior convertible notes are convertible at the option of the holders into shares of our common stock at an initial Conversion Price of $0.43948 per share, subject to adjustment for stock splits, combinations or similar events. The Conversion Price is also subject to a "full ratchet" anti-dilution adjustment which, in the event that we issue or are deemed to have issued certain securities at a price lower than the then applicable Conversion Price, immediately reduces the Conversion Price to equal the price at which we issue or are deemed to have issued our common stock.

         Subject to certain conditions, we may require the investors to convert up to 50%, subject to certain limitations, or 100%, of the senior convertible notes after the SEC has declared effective the Initial Registration Statement at any time when the shares of our common stock are trading at or above 150% of the initial Conversion Price in the case of a conversion of up to 50% of the senior convertible notes or at or above 175% of the initial Conversion Price in the case of a conversion of up to 100% of the senior convertible notes (a "Mandatory Conversion"). The senior convertible notes contain certain limitations on optional and mandatory conversion. For example, they provide that no conversion may be made if, after giving effect to the conversion, the investor, together with its affiliates, would own in excess of 4.99% of our outstanding shares of common stock. This percentage may, however, be raised or lowered to an amount not to exceed 9.99% at the option of the investor upon 61-days prior notice to us.

         The senior convertible notes impose penalties on us for any failure to deliver any shares of our common stock issuable upon conversion.

         EVENTS OF DEFAULT

         The senior convertible notes contain a variety of events of default which are typical for transactions of this type, as well as the following events:

              o The failure of any registration statement required by the amended and restated registration rights agreement to be declared effective by the SEC within 60 days after the date required by the amended and restated registration rights agreement or the lapse or unavailability of such registration statement for more than 10 consecutive days or more than an aggregate of 30 days in any 365-day period (other than certain allowable grace periods).

              o The suspension from trading or failure of our common stock to be listed for trading on the OTC Bulletin Board or another eligible market for more than 5 consecutive trading days or more than an aggregate of 10 trading days in any 365-day period.

              o Our failure to issue shares upon conversion of a senior convertible note for more than 10 business days after the relevant conversion date or a notice of our intention not to comply with a request for conversion.

              o The failure for 10 consecutive business days to have reserved for issuance the full number of shares issuable upon conversion in accordance to the terms of the senior convertible notes.

              o The failure to obtain stockholder approval to increase our authorized level of common stock from 110,000,000 shares to at least 200,000,000 shares on or before April 30, 2007.

         If there is an event of default, then the investors have the right to redeem all or any portion of the senior convertible notes, at the greater of (i) up to 125% of the sum of the outstanding principal, interest and late fees, depending on the nature of the default, and (ii) the product of (a) the greater of (1) the closing sale price for our common stock on the date immediately preceding the event of default, (2) the closing sale price for our common stock on the date immediately after the event of default and (3) the closing sale price for our common stock on the date an investor delivers its redemption notice for such event of default, multiplied by (b) 130% of the number of shares into which the senior convertible notes (including all principal, interest and late fees) may be converted.

         FUNDAMENTAL TRANSACTIONS

         The senior convertible notes prohibit us from entering into certain transactions involving a change of control, unless the successor entity is a publicly traded corporation, whose common stock is quoted on or listed on one of the exchanges specified in the senior convertible notes, and the successor assumes in writing all of our obligations under the senior convertible notes and the other transaction documents.

         In the event of such a transaction, the investors have the right to force redemption of the senior convertible notes, at the greater of (i) 150% of the sum of the principal and interest and late fees, and (ii) the product of (x) 130% of the sum of the amount of principal, interest and late fees to be redeemed and (y) the quotient determined by dividing (A) the closing sale price of our common stock after the announcement of a change of control by (B) the conversion price; provided, however, that if the change in control consideration exceeds 200% of the conversion price then in effect, then the 130% premium will be reduced to 120%.

         CONVERSION AND REDEMPTION

         The investors may accelerate the partial payment of the senior convertible notes by requiring that we convert, or at our option, redeem in cash, up to an amount equal to 20% of the aggregate dollar trading volume of our common stock over the prior 20 trading day period. If we use common stock to make the acceleration payment, we shall deliver shares to the investors in an amount equal to the principal amount divided by the lower of the Conversion Price or a 10.0% discount to the volume weighted average price of our common stock for the five days preceding the payment date; provided that the discount will be reduced to 7.5% if the volume weighted average price for the 20 previous trading days is above $1.00 per share.

         COVENANTS

         The senior convertible notes contain a variety of obligations on our part not to engage in certain activities, which are typical for transactions of this type, as well as the following:

         o We will initially reserve out of our authorized and unissued common stock an aggregate of 34,078,554 shares for the conversion of the senior convertible notes and exercise of the Senior Note Warrants; provided, however, that if and after our stockholders approve an increase in our authorized level of common stock from 110,000,000 shares to at least 200,000,000 shares, we will reserve a number of shares equal to 130% of the number of shares of common stock issuable upon conversion of the senior convertible notes and exercise of the Senior Note Warrants.

         o We will not incur other indebtedness, except for certain permitted indebtedness.

         o We will not incur any liens, except for certain permitted liens.

         o We will not, directly or indirectly, redeem or repay all or any portion of any permitted indebtedness if at the time such payment is due or is made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an event of default has occurred and is continuing.

         o We will not redeem, repurchase or pay any dividend or distribution on our capital stock without the consent of the investors holding a majority of the aggregate outstanding principal of the senior convertible notes.

         PARTICIPATION RIGHTS

         The holders of the senior convertible notes are entitled to receive any dividends paid or distributions made to the holders of our common stock on an "as if converted to common stock" basis.

         LIMITATIONS ON TRANSFER

         The senior convertible notes may be sold, assigned or transferred by the investors without our consent but subject to certain customary limitations on transfer which are typical for transactions of this type.

         PURCHASE RIGHTS

         If we issue options, convertible securities, warrants or similar securities to holders of our common stock, the holders of the senior convertible notes shall have the right to acquire the same as if it had converted its senior convertible note into common stock.

         Series L Warrants and Series M Warrants
         ---------------------------------------

         The Series L-1 Warrants and Series L-2 Warrants are immediately exercisable and, in the aggregate, entitle the holders thereof to purchase up to 30,035,495 shares of our common stock. The Series M-1 Warrants and Series M-2 Warrants become exercisable only upon a Mandatory Conversion, if any, and, in the aggregate, entitle the holders thereof to purchase up to 9,761,536 shares of our common stock. All of the Senior Note Warrants have an exercise price of $0.43948 per share and expire 84 months after a registration statement covering the shares underlying the respective Senior Note Warrant is declared effective by the SEC.

         Similar to the senior convertible notes, the Senior Note Warrants require payments to be made by us for failure to deliver the shares of common stock issuable upon exercise. The Senior Note Warrants also contain similar limitations on exercise, including the limitation that the investors may not own in excess of 4.99% of our outstanding shares of common stock (subject to an increase or decrease, upon at least 61-days notice by an investor to us, of up to 9.99%).

         ANTI-DILUTION PROTECTION

         The exercise price of the Senior Note Warrants and the number of shares issuable upon exercise of the Senior Note Warrants are subject to adjustments for stock splits, combinations or similar events. In addition, the exercise price of the Senior Note Warrants and the number of shares issuable upon exercise of the Senior Note Warrants are subject to a "full ratchet" anti-dilution adjustment which, in the event that we issue or are deemed to have issued certain securities at a price lower than the then applicable exercise price, immediately reduces the exercise price of the Senior Note Warrants to equal the price at which we issue or are deemed to have issued our common stock and increases the number of shares exercisable under the Senior Note Warrants by a ratio equal to the old exercise price divided by the new reduced exercise price.

         FUNDAMENTAL TRANSACTIONS

         We may not enter into a transaction involving a change of control unless the successor entity assumes our obligations under the Senior Note Warrants and the successor entity is a publicly traded corporation whose common stock is quoted on or listed on one of the exchanges specified in the Senior Note Warrants. Upon the occurrence of a transaction involving a permitted change of control, the holders of the Senior Note Warrants will have the right, among others, to have the Senior Note Warrants repurchased for a purchase price in cash equal to the Black Scholes value (as calculated pursuant to the Senior Note Warrants) of the then unexercised portion of the Senior Note Warrants.

         PURCHASE RIGHTS

         If we issue options, convertible securities, warrants, stock, or similar securities to holders of our common stock, the holders of the Senior Note Warrants shall have the right to acquire the same as if it had exercised its Senior Note Warrants.

         Amended and Restated Registration Rights Agreement
         --------------------------------------------------

         The amended and restated registration rights agreement requires that we file a registration statement with the SEC on or before January 29, 2007 (the "Initial Registration Statement") for the resale by the investors of at least 15,267,292 shares of our common stock underlying the senior convertible notes. The Initial Registration Statement must be declared effective by the SEC on or before April 15, 2007.

         We are also required to file additional registration statements (each an "Additional Registration Statement") for the resale of our common stock underlying the senior convertible notes and Senior Note Warrants, which are to be filed with the SEC within 30 days of the request of an investor. Investor requests may be made at any time on or after the five month anniversary of the effective date of the most recent registration statement covering shares underlying the senior convertible notes or Senior Note Warrants. Each Additional Registration Statement shall cover the maximum number of shares permitted by the SEC. Each Additional Registration Statement must be declared effective by the SEC within 60 days of the applicable investor request (or 90 days if there is a full review by the SEC of the applicable Additional Registration Statement). Our obligation to file Additional Registration Statements continues until either all of the shares of our of common stock underlying the senior convertible notes and Senior Note Warrants have been covered by a registration statement or all of the shares of our common stock underlying the senior convertible notes and Senior Note Warrants may be sold by the investors without restriction under Rule 144(k) promulgated under the Securities Act.

         Subject to certain grace periods, the Initial Registration Statement and each Additional Registration Statement must remain effective and available for use until the earlier of the date the investors can sell all of the securities covered by the registration statement without restriction pursuant to Rule 144(k) and the date all such securities have been sold pursuant to the registration statement. If we fail to meet the filing or effectiveness requirements of the Initial Registration Statement or any Additional Registration Statement, subject to certain grace periods, we are required to pay liquidated damages of $132,000 on the date of such failure and on every 30th day thereafter until such failure is cured. The total penalties payable by us for our failure to meet these filing and effectiveness requirements are capped at $825,000. The amended and restated registration rights agreement provides for customary indemnification for us and the investors.

         Placement Agent Fees and Warrants
         ---------------------------------

         In connection with the Senior Convertible Note Financing, we paid aggregate placement agent fees to Montgomery & Co., LLC (a NASD-registered broker-dealer) in the amount of $396,000 in cash ($300,000 associated with the July 30, 2006 private placement and $96,000 associated with the January 18, 2007 private placement) and issued warrants to the Montgomery 2006-5 Partnership, as a designee of Montgomery & Co., LLC, to purchase an aggregate of 600,710 shares of our common stock (455,084 warrants associated with the July 30, 2006 private placement and 145,626 warrants associated with the January 18, 2007 private placement). The warrants have an exercise price of $0.43948 per share and expire 5 years from the date of issuance.

         The foregoing raises during fiscal years ended December 31, 2004, 2005 and 2006 and during the first several weeks of 2007 have enabled us to further enhance and stabilize product performance, reduce the cost of manufacturing by redesign, build an inventory of finished products, generate a certain level of interest in the marketplace and support our continuing operations. We anticipate that the proceeds from our Senior Convertible Note Financing described above will be sufficient to support our operations through August 30, 2007. However, if we do not experience a significant increase in revenues by June 30, 2007, we expect that additional capital will need to be raised to fund our continuing operations and there can be no assurance that we will be able to obtain requisite financing on acceptable terms, if at all.

         The descriptions of the documents and agreements discussed above are qualified by reference to the complete text of those documents and agreements. However, those documents and agreements, including without limitation the representations, warranties, covenants and other provisions of those documents and agreements, are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in our reports under the Securities Exchange Act of 1934, as amended.

CAPITAL EXPENDITURES

         For the years ended December 31, 2004 and 2005 we incurred $652,372 and $133,601 in capital expenditures for property and equipment, respectively. Capital expenditures during 2004 were mostly related to furniture and fixtures and leasehold improvements for our corporate headquarters while in 2005 capital expenditures related mostly to testing equipment.

         On August 1, 2004 we entered into a lease agreement for our corporate headquarters located in Santa Ana, California. The monthly base rent as of January 19, 2007 is $17,788.80 and the lease will expire on July 31, 2007.

CONTRACT OBLIGATIONS

         The following table outlines as of December 31, 2006 payments due under our significant contractual obligations over 2007, 2008 and thereafter, exclusive of interest:

CONTRACT OBLIGATIONS(1)                                    PAYMENT DUE BY PERIOD
DECEMBER 31, (2006)                                        ---------------------

                                          TOTAL             2007            2008          AFTER 2008
----------------------------------     -----------      -----------     ------------     ------------
Short Term Debt                        $         0      $         0     $         --     $         --
Long Term Debt                                                                    --               --
Operating Leases                            96,548           96,548               --               --
                                       -----------      -----------     ------------     ------------
Total Contractual Cash Obligations     $    96,548      $    96,548     $         --     $         --
                                       ===========      ===========     ============     ============

-------------------
(1) The above table outlines our obligations as of December 31, 2006 and does not reflect any changes in our obligations that have occurred after that date.

                                    BUSINESS

OVERVIEW

         We were organized under the laws of the State of Colorado on January 22, 2001 under the name Pacific InterMedia, Inc. We originally were engaged in the business of offering EDGAR filing services to companies outsourcing the formatting and electronic filing of registration statements, periodic reports and other forms with the U. S. Securities and Exchange Commission ("SEC" or "Commission"), but generated minimal revenues from these operations. On October 17, 2003, we completed a business combination transaction with Raptor Networks Technology, Inc., a California corporation ("Raptor"), whereby we acquired all of the issued and outstanding capital stock of Raptor in a cashless common stock share-for-share exchange in which Raptor became our wholly-owned subsidiary.

         Upon the completion of this acquisition transaction, we changed our name to Raptor Networks Technology, Inc., terminated our EDGAR filing services operations and, by and through our subsidiary Raptor, became engaged in the data network switching industry. Since that time, our focus has been to design, produce and sell standards-based, proprietary high-speed network switching technologies. Our "distributed network switching technology" allows users to upgrade their traditional networks with our switches to allow for more efficient management of high-bandwidth applications. The implementation of our products in a user's network provides increased speed and greater capacity and, we believe, a cost-effective alternative to existing switching and routing technologies.

         We have designed a family of modular network switch products branded the "Ether-Raptor" line, which consist of core and edge switch products that operate together in a unique and highly efficient manner. In a sharp departure from traditional, centralized chassis-based switch architectures that were originally designed to handle latency (a time delay in the transfer of data) insensitive traffic such as email and block data transfers, we have developed the ability to "bind" physically separated network switches into a common "virtual chassis," creating the ability for a single network switch to exist in multiple locations at distances spanning over 1,000 kilometers and to transport data over that network at very high speeds. This functionality is essential to new high-bandwidth applications such as Voice over Internet Protocol ("VoIP"), streaming video, Internet Protocol Television ("IPTV") and high speed digital access, none of which existed when traditional chassis-based network switch designs were created. We believe that our Ether-Raptor architecture and associated products may redefine the manner in which data distribution occurs for service providers offering VOIP, streaming video, IPTV and other high-bandwidth applications. Due to the full, open-standards compatibility of our Ether-Raptor product line, our network switches have nearly universal applicability on legacy as well as newly installed Ethernet networks where speed, high bandwidth, redundancy and high reliability are essential.

         We believe the unique features of us and our products can best be summarized as follows:

         o we were first to market with "distributed common core fabric," a network switch technology that eliminates dependency on complex and costly chassis products;
         o our simplified architectures improve redundancy and resiliency;
         o the reduced complexity, tighter hardware integration, and common components (including common software components) of our products provides users the opportunity for economies of scale and reduced costs;
         o the open standards of our products provide for compatibility with legacy products;
         o our products' low transport latency can support emerging converged video, voice and data applications without sacrificing Quality-of-Service; and
         o the Layer 2-7 Classification of our products provides full feature sets across a user's network.

         We remain an early stage technology company and, commencing with our inception, have operated, and are now operating, at a significant loss. While we have seen minimal quarter over quarter revenue growth, we have realized negligible revenues. Although our management is optimistic with regard to prospective business, there can be no assurance that we will not encounter unforeseen and unanticipated obstacles to near-term revenue or ultimately achieving profitability.

         Our principal headquarters are located at 1241 E. Dyer Road, Suite 150, Santa Ana, California 92705 and our phone number is 949-623-9300. Our Internet address is www.raptor-networks.com. Our Code of Ethics, Audit Committee Charter, Nominating and Governance Committee Charter, and Compensation Committee Charter may be found on our website at the Internet address set forth above. Our filings with the SEC may be read and copied at the SEC's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. The SEC's web site address is www.sec.gov.

INDUSTRY BACKGROUND

         Distributed computing and accelerating use of the Internet for information access as well as communication have driven an exponential expansion in the use of internetworking for more than thirty years. Most of today's networks were engineered based upon standards and technology optimized for handling a single data type - character data, which was previously the prevalent form of data. However, today's sophisticated applications often require multiple data types with speed and bandwidth requirements so high that prevailing network technology is simply not up to the task. Often times the system upgrades required to support these new applications is not cost justifiable, thereby slowing the rate of adoption and utilization of advanced network applications.

         New applications such as video on demand, remote synchronous data storage mirroring, global server clustering, business continuity, disaster recovery and distance collaboration are just a few of the high-bandwidth network applications that can have great value to an enterprise embracing them. However, the cost to replace or upgrade existing networks with the requisite efficient, high-bandwidth infrastructure to support these new applications is, in many cases, financially prohibitive. For example, a typical chassis-based upgrade, the type of which is offered by some of our competitors, involves replacing the power supplies, management units, backplane, fan trays and interconnect blades in the unit being upgraded. It is not unusual for the upgrade to cost as much or more than the original machine.

OUR STRATEGY

         Our answer to this significant barrier to the adoption of high-bandwidth (full 10 Gigabit) networking is the introduction of next-generation networking products that are fundamentally less complex, more architecturally flexible, compatible with legacy products, and faster than traditional chassis-based alternatives. We believe that being in a position to offer customers a low cost-of-entry network alternative will ultimately allow us to achieve success in the network switch market.

         The core philosophy underlying our technological approach is to strive to do at Layer 2 (the Data Link Layer) in hardware what traditional network switch architectures require Layer 3 protocols (the Network Layer) in software to achieve. Our "distributed switch fabric" approach provides a means to achieve seamless and coherent peer-to-peer communication between physically separated switches at Layer 2. The result is, effectively, a single network switch consisting of a cluster of standalone, high-performance blades physically separated from one another by up to 80 kilometers per hop. This flexibility permits the use of unique network topologies that allow for highly-robust, super-redundant networks to be designed and implemented that provide data transport at wire-speed (the maximum speed at which the equipment is built to operate) with the versatility to run the new latency-sensitive data applications (such as VoIP or streaming video) at a cost-effective price without sacrificing quality.

         The ultimate goal in networking is to maximize effective transport bandwidth without sacrificing quality. In our architecture, Quality-of-Service is maintained by providing for intelligent management of the different data types traveling from the same source to the same destination. Latency variations caused by heavy traffic can be devastating to certain data types and applications. In traditional centralized architectures, latency problems are resolved with the costly deployment of dedicated parallel networks, increasing system complexity and hampering system scalability. Our technology optimizes the handling of all data packets on a single, common network by monitoring and differentiating between data types and adjusting transport parameters accordingly, thus assuring low latency on common transport paths.

         Our proprietary Raptor Adaptive Switch Technology ("RAST") provides an innovative new way to connect local and wide area networks, allowing users new options in the way they design their distribution networks. Simply stated, RAST allows discrete network elements, separated in distance by as much as 1,000 kilometers, to "bind" into a common "virtual switch," providing for ultra-fast Layer 2 transport across those distances. Compatible with existing open standards legacy products, RAST allows customers to add significant capability to converge voice, video, and all data types on to their existing network without the need for expensive, end-to-end upgrades. RAST also allows highly resilient networks to be created at lower costs, both in terms of initial capital expenditure and ongoing operating costs, than traditional legacy chassis-based systems. Because RAST allows virtually any network size and topology to be engineered from our common "building block" switches, the cost of adoption, as well as the cost of support, is minimized.

         One of the most difficult data types for networks to handle is VoIP. By optimizing the handling of all data packet types on a given network, treating them as though they were all video data, our architecture enables the construction of true wire-speed networks and achieves multiple objectives for the user community. First, it allows for voice, video, storage, and other sophisticated applications that can improve operations and establish new revenue streams. Second, it augments, rather than replaces, the existing internetworking infrastructure already in place, leveraging the user's existing capital investment and minimizing the incremental capital outlay required to support these new applications.

         Beginning in late 2004 and continuing throughout 2005, we placed evaluation units with high-potential launch customers and continue to work on converting these evaluations into sales. In 2005, we had sales to clients in the scientific research community and to budget-constrained customers upgrading their legacy networks. During 2006, we entered into contracts with large systems integrators, which we believe may add significantly to our potential distribution infrastructure. During that period we were also successful in presenting our products to certain government contractors and sold our product into new vertical markets such as banking and internet media. Opportunities with potential end-user and systems integration customers continue to progress and we are in ongoing discussions with target clients for whom we might serve as an original equipment manufacturer (OEM). However, due to longer selling cycles than anticipated, our efforts have not yet resulted in significant sales. Taking into account the price and performance value of our technologies, we believe that OEM business, private labeling, and licensing may in the future be a potential source of revenues, in addition to our current efforts to secure direct product sales to end-users and integration customers. We also expect that our added distribution infrastructure and our entrance in new vertical markets could contribute to additional product sales in the future.

         Based on positive feedback from some of our customers and target clients, we believe that our product line and architectural approach is gaining acceptance from these users. Several customers that have placed our equipment into operational service have indicated that our unique products provide stable, high-performance connectivity at an affordable value.

         We remain an early stage technology company and, commencing with our inception, have operated, and are now operating, at a significant loss. While we have seen minimal revenue growth, we have realized negligible revenues. Although our management is optimistic with regard to prospective business, there can be no assurance that we will not encounter unforeseen and unanticipated obstacles to near term revenue or ultimately achieving profitability.

OUR PRODUCTS

         Our products include two core switches: the Ether-Raptor-1010 ("ER-1010"), which is a combination 1Gb/GbE and 10 Gb/GbE switch, and the Ether-Raptor-1808 ("ER-1808"), which is a pure 10GbE switch still in the development stages. The introduction of the ER-1808, which was previously planned to be introduced to the market in 2006, is now anticipated to be delayed until sometime in 2007. We also offer a pure edge switch, the Ovi-Raptor-1048 ("OR-1048"), which was added to allow us to offer an end-to-end solution in new systems integration projects. All of our products are based upon a common family of merchant silicon and embedded software.

         ER-1010
         -------

         Our ER-1010 1Gb/GbE and 10Gb/GbE network switch significantly reduces the cost of adoption of ten gigabit networking by allowing for the construction of an entire network from a series of our common, high performance "building blocks." The ER-1010 consists of 24 ports of 1Gb/GbE and six ports of 10Gb/GbE. The ER-1010 is built in a 1U high, self-powered, self-managed enclosure. Unlike the large and complex chassis-based switches from which they evolved, our network switches are physically placed near the devices or clients they serve. When these switches are then subsequently connected together, either over copper or fiber links, they collectively "bind" into a single "virtual" network switch. This patent-pending "distributed virtual switch" architecture scales linearly, reduces inter-network disconnects and moves data at very high speeds. Because the topology consists of a collection of self-managed, interconnected building blocks of identical composition, the architecture of the ER-1010 improves redundancy, keeps latency very low across broad distances, allows for simpler management, and is priced lower than chassis-based alternatives.

         OR-1048
         -------

         The OR-1048 is a 48-port 1GbE edge switch with two 10GbE or four 1GbE uplinks. The OR-1048's standard features include comprehensive management functions and Web management.

MARKET TRENDS AND OUR RESPONSE

         We believe that the Ethernet switching and routing market appears to be poised for growth. Based on recent publications issued by the research firm the Dell'Oro Group, the Ethernet switch market surged in the third quarter of 2006 to $4.3 billion in worldwide revenues - a 16% jump from the comparable period in 2005. Researchers have forecasted that global Ethernet switch market sales will grow from $14.6 billion in 2004 to $18.3 billion in 2010. The Dell'Oro Group has reported that increased shipments of advanced Ethernet switch technologies, including, among others, 10GbE switch technologies, drove up worldwide LAN switch sales in the third quarter of 2006.

         We see two business drivers that are pacing the growth and viability of any network switching company in today's marketplace: (1) the presence of a leader in the industry who commands in excess of 70% market share, and (2) the market entry of low cost replicas of the market leader's products, largely from Far East competitors. We believe that the key to success for any network switching company is to successfully compete with the market leader in the developed world, while addressing the availability of low cost replica products in the developing world.

         We believe our solution is unique with respect to both of these challenges. Our patent-pending distributed network architecture is significantly less expensive and more efficient than the products offered by our competitors, which allows us to compete with the industry leader on performance, while simultaneously competing with the low cost replica products on price. Given the advantages of our products, we believe that the most significant impediment to our success is developing brand awareness and acceptance of the quality and technological features of our products. For this reason, we have pursued and continue to pursue OEM partnerships with companies having well established channels to market and competitively undifferentiated networking products.

         The key architectural driver we see in the current marketplace is the conflict between the desire for new features, such as network security, and the need for increased speed to handle latency-sensitive applications such as VoIP, streaming video and other high-bandwidth applications. However, increased speed demands that network transport occur at Layer 2, yet the function of inline network security and similar functions occur at Layer 3 or 4, and the two cannot both be met by current technologies. Customers must choose between the speed of Layer 2 transport networks or the functionality, such as security, offered by slower Layer 3 and Layer 4 transport. We believe that the market's requirement for speed outweighs the benefits of additional functionality and we have designed our products to operate at wire-speed, rather than adding functionalities that would impede the speed and efficiency by which our products transport data.

         The importance of network transport speed is illustrated by the emerging applications of VoIP, streaming video, IPTV and high speed digital access, referred to as "triple play" service offering due to their high sensitivity to time delays in the network over which they operate. Users have discovered that VoIP on traditional networks, which were originally designed to handle uncomplicated traffic such as email and simple data transfers, suffers from poor voice quality and, under heavy network load, can cease to function entirely. These problems can be even more pronounced when running IPTV on traditional networks. The fundamental cause of these problems is that the latencies inherent in traditional centralized networks are incongruent with the speed requirements of these "triple play" applications. It was a desire to create a practical, cost-effective solution to these problems that drove the creation of our distributed network architecture, which provides for seamless, Layer 2 transport at wire-speed over significant distances.

         Internet Protocol version 6 ("IPv6") is a standard providing a much larger global address space than its predecessor IPv4. Interest in and adoption of IPv6 is gaining momentum in international markets, and the U.S. Federal Government has made IPv6 a requirement for its upcoming procurements in the next several years. However, we believe the widespread adoption of IPv6 in the U.S. commercial sector is likely to take several years. Given that our primary focus is to offer products with ultra-high speed transport, while we are currently capable of implementing full IPv6 software in our products, we have elected not to do so at this time because it would result in slower network transport performance. Instead, our products are configured as protocol agnostic transport pipes operating at wire speed that seamlessly pass IPv6 traffic. At such time as IPv6 functionality is fully implemented in hardware rather than in software, we intend to design, develop and offer fully compliant IPv6 switch products that operate at wire-speed.

         Security is another Layer 3 or Layer 4 function generating great interest in today's marketplace. We have recognized that network security is a major concern for many customers and have incorporated several major security features into our systems. These include IEEE 802.1X support with Radius authentication, Layer 2 ACLs and MAC filters, and Layer 3 and 4 ACLs. More unique, however, is the fact that our distributed fabric technology, RAST, is inherently more secure from monitoring because it is a unique and unrecognizable protocol to those attempting to breach the network fabric from outside the network. We consider our products among the most secure on the market today, but plan to continuously evaluate the possible addition of new security functions so long as such additions do not compromise the wire-speed performance of our products.

RESEARCH AND DEVELOPMENT

         We commenced our transition into the data network switching industry in October 2003. From October 2003 until early 2005, we worked to develop our first flagship product, the ER-1010, and made progress toward the development of our second product, the ER-1808. By the end of the third quarter of 2004, our design team had finalized the design work on a fiber based RAST card. This card enables all of our network switching systems employed in a network connected through fiber to work as one system, even if such systems are located up to 80 kilometers apart. In September and October 2004, we developed a 10-Gige-fiber card, which enables our systems to communicate with other brands of network switches.

         During 2005, our research and development resources were mainly focused on adding features to the ER-1010, such as Data Management Software (software enabling analysis of data flows handled by the ER-1010) and other enriching functions. Throughout 2005, substantial testing of the ER-1010 was carried out internally for the purpose of ensuring that product features worked as expected and extensive external testing was conducted to validate the quality of our products. Toward the end of 2005, the development of the ER-1808 was to a large extent finalized and we began the testing of a new edge switch, the OR-1048. In the fourth quarter of 2005, certain parts of the ER-1010 were upgraded, including the design of a dual power supply to replace the existing single power supply, the replacement of certain cables to reduce manufacturing costs, and an upgrade to a more powerful processor. We also made significant progress in 2005 debugging software included in the ER-1010, resulting in substantial improvement of the ER-1010's performance in terms of reduced failover time, increased stacking possibilities, and smooth running of jumbo frames.

         During 2006, our research and development team completed various enhancements to the ER-1010, resulting in an improvement of the control plane and increasing memory and processing power. We also began work on upgrading the existing ER-1010 to a more powerful product and expect to finalize this project during the first half of 2007. During the second half of 2006, we continued testing various applications that may better position our products for various markets. We also began having our products tested with certain government approved test organizations. We expect to have these tests finalized in early 2007, which may provide an opportunity for the entrance of our products into certain government markets.

         None of our research and development to date has been customer specific, therefore we have not billed any of our customers for non-recurring engineering or other research and development expenses. In the future, we expect that there may be periodic opportunities to engage in customer specific projects for which we can bill a portion of our research and development expenses to such customers.

         In 2007, we expect to bring a new enhanced version of the ER-1010 to market and to be increasingly engaged in customer-specific design service activities. We also anticipate that we will spend additional time and resources on testing our products and further improving documentation and customer support.

SALES AND MARKETING

         We market and sell our products to customers through a combination of direct sales to end users and sales through resellers. Our sales offices are located at our principal headquarters in Santa Ana, California and we have sales employees in California, Georgia and Virginia. In addition, we have finder's fee agreements in place with a number of independent third parties to facilitate the sale of our products.

         We anticipate that original equipment manufacturers (OEMs) may eventually constitute another important sales channel. Potential OEMs may include our product in their offerings to end users and system integrators. While we are currently pursuing multiple OEM relationships, at this time, none have been secured and there can be no guarantee that we will succeed in securing such relationships.

COMPETITION

         We believe the key competitive factors in today's network switching market are, in order of priority: price, speed, capacity and compatibility with legacy products. We intend to become competitive by offering products that offer unique wire-speed performance at a price that cannot be meet by today's legacy alternative networks. We seek to gain and expand a market presence through aggressive marketing and sales efforts. However, our market continues to evolve and we may not be able to compete successfully against current and future competitors.

         We operate in a competitive industry with many established and well-recognized competitors. In particular, Cisco Systems maintains a dominant position in our industry and several of its products compete directly with our products. We also compete with Extreme Networks, Nortel Networks, Enterasys Networks, 3Com, Huawei Technologies, Force 10 Networks, and Alcatel, among others. Most of our competitors (including all of the competitors referenced above) have substantially greater market leverage, distribution networks, and vendor relationships, longer operating histories and industry experience, greater financial, technical, sales, marketing and other resources, more name recognition and larger installed customer bases than we do and can be expected to react strongly to our marketing efforts.

         In addition, many competitors exist who, because of their substantial resources, distribution relationships and customer base, could temporarily drop prices to stave off a potential successful market launch by us. Other competitive responses might include, without limitation, intense and aggressive price competition and offers of employment to our key marketing or management personnel. There can be no assurance that we will be successful in the face of increasing competition from existing or new competitors, or that competition will not have a material adverse effect on our business, financial condition and results of operations.

         Competitive pressures and other factors, such as new product or new technology introductions by us or our competitors, may result in price or market share erosion that could have a material adverse effect on our business, results of operations and financial condition. In addition, there can be no assurance that our products and services will achieve broad market acceptance or will successfully compete with other products targeting the same customers.

MANUFACTURING AND SUPPLIERS

         Our success will depend on partnerships in both technology and related support. Our primary technology provider is Broadcom Corporation. Broadcom's 10 Gigabit Ethernet, Gigabit Ethernet and fast Ethernet transceivers provide the Ethernet and 10Gigabit switching fabric in our distributed architecture. Another major supplier is Tyco Corporation, which supplies PCB fabrication, optical components and PCB design and analyses support. Our operating system is based on WindRiver's VxWorks, which is widely used throughout the information technology industry.

         All of our manufacturing activities have been outsourced to Express Manufacturing Inc. ("EMI"), a subcontractor located in the same vicinity as our principal headquarters. EMI is owned and controlled by the in-laws of our director Albert Wong. We entered into a manufacturing agreement with EMI in November 2003, six months prior to Mr. Wong joining our Board of Directors. The agreement has never been modified or amended. We do not have any minimum purchase requirements under the agreement and the agreement does not create an exclusive relationship between us and EMI. The term of the agreement is one year, which automatically renews on an annual basis unless earlier terminated pursuant to terms of the agreement. The agreement may be terminated for convenience by either party upon providing the other party 180 days' prior written notice or by the non-defaulting party in an event of default. Prices are quoted to us by EMI on an order-by-order basis. We are required to provide EMI firm purchase orders at least 90 days prior to the scheduled delivery date. The prices quoted to us by EMI may be adjusted up or down subsequent to us submitting a firm purchase order based on a number of factors, including without limitation rescheduling, cancellations, engineering changes, specification changes and the cost of required supplies and materials. The costs charged to us by EMI may also increase if we provide EMI less than the required 90-day lead time. Payment terms are net 30 days after our receipt of an order.

         EMI's manufacturing activities for us consist of the insertion of chips on our printed circuit boards, testing of our equipment and final assembly of our products. We store our high-cost inventory at our principal headquarters and supply it to EMI as needed to meet our orders. Our low-cost inventory (such as component parts) are stored at EMI's warehouse at no additional cost to us so long as we continue to utilize EMI as our manufacturer. We currently conduct final systems testing at our principal headquarters, but we anticipate that this responsibility will be transferred to EMI sometime during 2007.

         All price quotes received by us from EMI must be reviewed and approved by both our operations department and financing department prior to us placing any firm purchase order with EMI. Our management and operations team believe, based on their industry experience, that the prices quoted and charged to us by EMI are competitive within the industry given our low order quantities. We also engage in comparative manufacturing pricing analysis from time to time to ensure EMI's price quotes are in line with current market rates. We have no reason to believe that Mr. Wong's relationship with EMI has resulted in us being charged materially less or materially more than EMI would charge unaffiliated third parties for comparable services.

         We utilize "best in class" providers of merchant silicon, embedded software, production circuit boards, and loss-free interconnects to craft our switch products. No extraordinary investments in custom ASICs, software or infrastructure was required to engineer our family of products. In furtherance of our dedication to cost consciousness, in August 2004 we relocated our operations to a Federal Empowerment Zone and local enterprise zone, directly between EMI, our contract manufacturer, and Broadcom, our merchant silicon provider, in order minimize facility costs and speed the design-to-production transition of new silicon switching innovations.

EMPLOYEES

         As of January 19, 2007 we had 21 employees. None of our employees are a party to any collective bargaining agreements with us. We consider our relations with our employees to be good.

PATENTS, TRADEMARKS, AND LICENSING AGREEMENTS

         We have eight U.S. patent applications pending, with broad claim sets covering numerous aspects of our Ethernet Distributed Switch Fabrics. Due to delays at the patent office, the latest application was filed using the new accelerated examination procedure. We also have applications pending in Europe
(EPO) and Japan.

         While we believe that our use of the technology encompassed in the Ethernet Distributed Switch Fabrics patent applications is neither infringed upon by any third party, nor infringes on any prior art of any third party, we are unable to assess the validity, scope, or defensibility of our patent applications, and any challenge to or claim of infringement relating to one or more of the patent applications could materially and adversely affect our business and results of operations.

         We have not entered into any licensing or franchising agreements for revenue generating purposes.

ORGANIZATION

         We were organized under the laws of the State of Colorado on January 22, 2001 under the name Pacific InterMedia, Inc. We originally were engaged in the business of offering EDGAR filing services to companies outsourcing the formatting and electronic filing of registration statements, periodic reports and other forms with the SEC, but generated minimal revenues from these operations. On October 17, 2003, we completed a business combination transaction with Raptor Networks Technology, Inc., a California corporation ("Raptor"), whereby we acquired all of the issued and outstanding capital stock of Raptor in a cashless common stock share-for-share exchange in which Raptor became our wholly-owned subsidiary (the "Raptor Acquisition").

         Immediately prior to the Raptor Acquisition, we had 4,034,000 shares of common stock issued and outstanding. Of those shares, 3,000,000 were "restricted securities," as defined in Rule 144 ("Rule 144") under the Securities Act, held by our founder, Tina Bogani, who was our sole officer and director immediately prior to the Raptor Acquisition. The remaining 1,034,000 shares were sold and issued by us pursuant to our Registration Statement on Form SB-2 filed with the Commission on May 22, 2002 (Registration No. 333-74846) and were held by approximately 25 holders as of the Raptor Acquisition.

         Raptor was organized under the laws of the State of California on July 24, 2003. At the time of the Raptor Acquisition, Raptor was a start-up, development stage company working on the design and development of data network switching technologies based on the pre-incorporation design efforts of its founders. Immediately prior to the Raptor Acquisition, Raptor had 19,161,256 shares of its common stock issued and outstanding, all of which were "restricted securities" as defined under Rule 144. Of those shares, 10,000,000 were held by Raptor's three founders in the following amounts: Lyle Pearson, 4,000,000 shares; Eddie Hoffman, 3,000,000 shares; and Ananda Perera, 3,000,000. The remaining 9,161,256 shares were issued to private investors and service providers in reliance upon the exemption from registration available under
Section 4(2) of the Securities Act, among others, as transactions not involving a public offering, and were held by approximately 32 holders as of the Raptor Acquisition.

         The Raptor Acquisition was structured as a share-for-share exchange whereby we issued to Raptor's shareholders, on a one-for-one basis, an aggregate of 19,161,256 shares of our authorized but previously unissued common stock in exchange for the 19,161,256 shares of Raptor common stock collectively held by them. As a material term of the Raptor Acquisition, we redeemed the 3,000,000 shares of our common stock held by Tina Bogani in consideration for us transferring to Ms. Bogani all of the assets held by us immediately prior to the Raptor Acquisition. As a result of these transactions, Raptor became our wholly-owned subsidiary, with the former shareholders of Raptor owning 19,161,256, or 94.9%, of our issued and outstanding common stock.

         Concurrently with the Raptor Acquisition, Tina Bogani appointed Raptor's directors, Lyle Pearson and Edwin Hoffman, as our directors and, immediately thereafter, Ms. Bogani resigned as our officer and director. Concurrently with Ms. Bogani's resignation, Lyle Pearson and Edwin Hoffman, in their capacity as directors, appointed the officers of Raptor as our officers as follows: Lyle Pearson, President and Chief Executive Officer; Edwin Hoffman, Vice President and Chief Technical Officer; Ananda Perera, Vice President of Engineering; and Bob van Leyen, Chief Financial Officer.

         As of the date of the Raptor Acquisition, both we and Raptor were start-up, development stage companies and had each realized negligible revenues. We are unable to locate any documentation or other information regarding how the value of our common stock or Raptor's common stock was calculated in determining that the stock be exchanged on a one-for-one basis in the Raptor Acquisition. In addition, there was no public market for either our or Raptor's stock at the time of the Raptor Acquisition on which to base such an evaluation. We have no reason to believe the Raptor Acquisition was not an arms-length transaction or that the terms of the Raptor Acquisition were not reasonable at the time the transactions were entered into. However, we can provide no assurance that our common stock or Raptor's common stock was not over-valued or under-valued in the Raptor Acquisition.

         Based on our review of the Raptor Acquisition documentation, our discussions with Edwin Hoffman, Ananda Perera and Bob van Leyen (each of which was an officer of Raptor as of the date of the Raptor Acquisition), and our communications with various other parties related to the Raptor Acquisition, we believe that the Raptor Acquisition was planned and structured for the most part by our former CEO and President, Lyle Pearson, while he was CEO and President of Raptor prior to the Raptor Acquisition.

         Mr. Pearson resigned as our officer and director on March 12, 2004, however, we were able to contact Mr. Pearson to confirm certain details surrounding the Raptor Acquisition as follows: Mr. Pearson informed us that his actions in conjunction with the Raptor Acquisition were based on advice he received from one of the early investors in Raptor, Mr. Mirco Teta. Mr. Teta, who we are informed later deceased in 2005, informed Mr. Pearson approximately in July 2003 that he would be able to secure investors and funding for Raptor contingent upon the consummation of Raptor's reverse merger with a publicly traded company. Mr. Teta then introduced Mr. Pearson to Mr. Keith Webb who, in turn, set up meetings with, and introduced Mr. Pearson to, Sierra West Capital ("Sierra") and an attorney, Mr. Randall Lanham, to assist Raptor in finding a suitable publicly traded "shell" company with which Raptor could enter into a reverse merger transaction.

         It is our understanding that Sierra enabled Mr. Pearson to make contact with our pre-Raptor Acquisition management, who together with Mr. Pearson and Mr. Lanham negotiated the terms of the Raptor Acquisition. It is our belief that Marc Bogani, brother to Tina Bogani, also had some involvement in bringing us and Raptor together and facilitating the Raptor Acquisition. As consideration for the services rendered by them in connection with the Raptor Acquisition, we granted Keith Webb a total of 250,000 shares of our common stock and we granted Jeff Chatfield (a representative of Sierra) and Mark Bogani each warrants to purchase 100,000 shares of our common stock at an exercise price of $0.01 per share. Messrs. Chatfield and Bogani each exercised their respective warrants in December 2003. To our knowledge, other than (i) the shares granted to Mr. Webb,
(ii) the warrants granted to Messrs. Chatfield and Bogani, (iii) the payment of attorneys' fees, and (iv) the issuance of 19,161,256 shares of our common stock in exchange for an equal number of shares of Raptor, no other consideration was paid by us in conjunction with the Raptor Acquisition.

         The issuances of shares and warrants in connection with the Raptor Acquisition were made in reliance upon the exemption from registration available under Section 4(2) of the Securities Act, among others, as transactions not involving a public offering. This exemption was claimed on the basis that these transactions did not involve any public offering and the purchasers in each offering were accredited or sophisticated and had sufficient access to the kind of information registration would provide. In each case, appropriate investment representations were obtained and certificates representing the securities were issued with restrictive legends.

         Upon the completion of the Raptor Acquisition, we changed our name to Raptor Networks Technology, Inc., terminated our EDGAR filing services operations and, by and through our subsidiary Raptor, became engaged in the data network switching industry. The Raptor Acquisition has been treated as a reverse merger, with Raptor being considered the acquiring entity for accounting purposes.

LEGAL MATTERS

         From time to time, we may be involved in various claims, lawsuits, disputes with third parties, actions involving allegations of discrimination, or breach of contract actions incidental to the operation of our business. However, we are not currently involved in any litigation which we believe could have a materially adverse effect on our financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Set forth below is certain information with respect to our directors and executive officers.

NAME                             AGE       POSITION WITH COMPANY
----                             ---       ---------------------
Thomas M. Wittenschlaeger         49       Chief Executive Officer, President,
                                           Director and Chairman of the
                                           Board
Bob van Leyen                     63       Chief Financial Officer and Secretary
Ken Bramlett                      47       Director (1) (2)
Larry L. Enterline                53       Director (1) (3)
Albert Wong                       58       Director (1) (4)

---------------------

(1) Member of the Audit, Nominating and Governance, and Compensation Committees.
(2) Chairperson of the Nominating and Governance Committee.
(3) Chairperson of the Audit Committee.
(4) Chairperson of the Compensation Committee.

         TOM M. WITTENSCHLAEGER, (age 49), is our Chief Executive Officer, President, a director and Chairman of the Board. Mr. Wittenschlaeger has accumulated more than twenty-two years of experience in the high technology products and services area, much of it in general management with leadership positions in operating units ranging in size from $3 million to $500 million in annual revenues. From 2002 to 2004, he was Senior Vice President of Corporate Development and Chief Technical Officer at Venturi Partners, Inc., a leading provider of information technology and professional staffing services nationwide. From 2000 to 2002, he was Senior Vice President and General Manager of ViaSat Satellite Networks, the commercial arm of ViaSat, Inc. He is a 1979 graduate of the U.S. Naval Academy in Annapolis, Maryland with a B.S. in electrical engineering and post-graduate work in nuclear engineering. He is also a graduate of the UCLA Executive Program in Business and co-founder of UCLA's Executive Program in Marketing. Mr. Wittenschlaeger has been our Chairman of the Board, President and Chief Executive Officer since March 15, 2004.

         LARRY L. ENTERLINE, (age 53), is one of our directors and Chairperson of the Audit Committee. In February 2006, Mr. Enterline was reappointed as the Chief Executive Officer of COMSYS IT Partners, Inc., a leading provider of information technology services, having previously served from December 2000 to September 2004 as the Chief Executive Officer of Venturi Partners, Inc. (the predecessor to COMSYS IT Partners prior to the September 2004 merger between Venturi Partners and COMSYS Holding, Inc.). Mr. Enterline has also served as a director of COMSYS IT Partners since the 2004 merger, previously having served as a director of Venturi Partners from December 2000 to March 2003 and as chairman of the board of Venturi Partners from April 2003 until the date of the merger. From 1989 to November 2000, Mr. Enterline served in various management roles with Scientific Atlanta, Inc., a leading national global manufacturer and supplier of cable network products, the last of which was Corporate Senior Vice President for Worldwide Sales and Service. He also held management positions in the marketing, sales, engineering and products areas with Bailey Controls Company and Reliance Electric Company from 1974 to 1989. Mr. Enterline brings decades of market-defining successes to our Board. Mr. Enterline is also a member of the board of directors of Concurrent Computer Corp. Mr. Enterline has been one of our directors since October 18, 2004.

         KEN BRAMLETT, (age 47), is one of our directors and Chairperson of the Nominating and Governance Committee. Mr. Bramlett has served as Senior Vice President and General Counsel of COMSYS IT Partners, Inc., since January 2006. Prior to that he served as a partner with the Charlotte, North Carolina law firm of Kennedy Covington Lobdell & Hickman, L.L.P. from March 2005 to December 2005. Mr. Bramlett is also a director of World Acceptance Corporation, where he has served on the board of directors since 1994. From 1996 to 2004, Mr. Bramlett served as Senior Vice President and General Counsel of Venturi Partners, Inc., a leading national provider of information technology and professional staffing services and from 1990 to 1996 as a partner with the law firm of Robinson, Bradshaw and Hinson, P.A. Mr. Bramlett brings 20 years of experience in corporate law and governance, public and private equity, and mergers and acquisitions to our Board. Mr. Bramlett has been one of our directors since December 2, 2004.

         ALBERT WONG, (age 58), is one of our directors and Chairperson of the Compensation Committee. Mr. Wong has more than twenty years of experience in the high-tech industry, from start-up phase to executive management. He is a co-founder of AST Research, a world class PC manufacturer founded in 1980, where he served as director, Chief Technology Officer & Executive Vice President from 1980 to 1989. Later, he founded AMKLY Systems, a producer of high performance PC and network servers. He was President & CEO of AMKLY through 1996. In October 1998, Mr. Wong was recruited by Clarion Co., Ltd. to start a North America research and development center. He served as director, President & CEO of Clarion Advanced Technology (later as Zandiant Technologies) until June 2003. Since June 2003, Mr. Wong has acted as a private investor. Mr. Wong has also served as a member of board of directors with Printrak International, a leading fingerprint identification company, Netsoft and InfoGation Corporation and served as an advisor to Express Manufacturing, Inc., a leading contract manufacturing company, from May 2002 until March 2006. Mr. Wong has been one of our directors since May 17, 2004.

         BOB VAN LEYEN, (age 63), is our Chief Financial Officer and Secretary. Mr. van Leyen has more than twenty-four years of experience working in the high-tech industry, holding various executive positions in finance, operations and general management. From 2002 to 2003, Mr. van Leyen served as a partner with Tatum CFO, L.L.C. where he provided financial and operational support to start-up companies in the high-tech industry. From 1999 to 2001, he was a divisional Chief Financial Officer at Wyle Electronics. During his twenty-four years of employment, Mr. van Leyen has managed extensive financial operations organizations in Europe, Asia, and the United States, providing financial support to operations. Mr. van Leyen attended the Dutch Institute of Chartered Auditors and holds a Dutch degree equivalent to a U.S. Bachelor's degree in Business Administration. Mr. van Leyen has served as our Chief Financial Officer and Secretary since September 29, 2003.

TERM OF OFFICE AND FAMILY RELATIONSHIPS

         All directors hold office until the next annual meeting of shareholders or until their respective successors are elected or until their earlier death, resignation or removal. Executive officers are appointed by and serve at the discretion of our Board of Directors. There are no family relationships among our executive officers and directors.

BOARD COMMITTEES

         Our Board of Directors currently has an Audit Committee, a Nominating and Governance Committee, and a Compensation Committee. Our Board of Directors has determined that Larry L. Enterline, Ken Bramlett and Albert Wong are each "independent" as defined in NASD Marketplace Rule 4200(a)(15) and that Messrs. Enterline and Bramlett meet the applicable NASD listing standards for designation as an "Audit Committee Financial Expert."

         AUDIT COMMITTEE

         The Audit Committee consists of three Board members, Larry L. Enterline, Albert Wong and Ken Bramlett. Mr. Enterline is the chairperson of the Audit Committee. The duties of the Audit Committee include meeting with our independent public accountants to review the scope of the annual audit and to review our quarterly and annual financial statements before the statements are released to our shareholders. The Audit Committee also evaluates the independent public accountants' performance and has sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification) and to determine whether the independent public accounting firm should be retained for the ensuing fiscal year. In addition, the Audit Committee reviews our internal accounting and financial controls and reporting systems practices. A copy of the Audit Committee's current charter may be found at our website at www.raptor-networks.com.

         NOMINATING AND GOVERNANCE COMMITTEE

         The Nominating and Governance Committee consists of three Board members, Larry L. Enterline, Ken Bramlett and Albert Wong. Mr. Bramlett is the chairperson of the Nominating and Governance Committee. The Nominating and Governance Committee identifies and reviews the qualifications of candidate nominees to the Board of Directors. The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director, including candidates that may be referred by stockholders. Stockholders that desire to recommend candidates for the board for evaluation may do so by contacting our Secretary in writing, including the candidate's name and qualifications and a statement from the candidate that he or she consents to being named in our proxy statement and will serve as a director if elected. Candidates may also come to the attention of the Nominating and Governance Committee through current board members, professional search firms and other persons. A copy of the Nominating and Governance Committee's current charter may be found at our website at www.raptor-networks.com.

         COMPENSATION COMMITTEE

         The Compensation Committee consists of three Board members, Larry L. Enterline, Ken Bramlett and Albert Wong. Mr. Wong is the chairperson of the Compensation Committee. The Compensation Committee is responsible for advising the Board of Directors regarding our responsibilities relating to compensation of our executive officers and Board members. The Compensation Committee is also responsible for evaluating and recommending to the Board of Directors our executive compensation plans, policies and programs. A copy of the Compensation Committee's current charter may be found at our website at www.raptor-networks.com.

CODE OF ETHICS

         Our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees and an additional Code of Ethics that applies to our Chief Executive Officer and our senior financial officers.

         We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from provisions of these codes that relate to one or more of the items set forth in Item 406(b) of Regulation S-B by describing on our Internet website, located at www.raptor-networks.com, within four business days following the date of a waiver or a substantive amendment, the date of the waiver or amendment, the nature of the amendment or waiver, and the name of the person to whom the waiver was granted.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These officers, directors and shareholders are required by SEC regulations to furnish us with copies of all such reports that they file.

         Based solely upon a review of copies of these reports furnished to us during 2006 and thereafter, or written representations received by us from reporting persons that no other reports were required, we believe that all
Section 16(a) filing requirements applicable to our reporting persons during 2006 were complied with.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

         The following section contains information about the compensation paid to our executive officers and directors during the year ended December 31, 2006.

SUMMARY COMPENSATION TABLE

         The following table provides information concerning the compensation for the year ended December 31, 2006 for our principal executive officer and our principal financial officer, who were the only persons that served as executive officers during 2006 (collectively, the "named executive officers").

                                             SUMMARY COMPENSATION TABLE - 2006

                                                                                         Change in
                                                                                          Pension
                                                                                         Value and
                                                                          Non-Equity    Nonqualified
                                                                           Incentive      Deferred
                                                          Stock   Option     Plan       Compensation   All Other
         Name and                   Salary       Bonus   Awards   Awards  Compensation    Earnings    Compensation   Total
    Principal Position      Year     ($)          ($)      ($)     ($)        ($)           ($)           ($)         ($)
--------------------------  ----  -----------  --------- ------  -------  ------------  ------------  ------------  -------
Thomas M. Wittenschlaeger,
Chief Executive Officer
and President               2006   164,375(1)  70,000(2)   --       --         --            --         30,613(3)   264,988

Bob van Leyen,              2006   134,377(4)  30,000(5)   --       --         --            --         17,983(6)   182,360
Chief Financial Officer

---------------------

(1) Effective August 8, 2006, our Compensation Committee approved an increase to Mr. Wittenschlaeger's annual salary from $155,000 to $180,000. Mr. Wittenschlaeger's annual salary had previously been decreased from $195,000 to $155,000 in November 2004 in an effort to reduce our expense run rates.
(2)      Consists of a $70,000 cash performance bonus in August 2006.
(3) Consists of $23,730 in reimbursement of living expenses for an apartment in Southern California and $6,883 in health and life insurance premiums.
(4) Effective August 8, 2006, our Compensation Committee approved an increase to Mr. van Leyen's annual salary from $125,000 to $150,000. Mr. van Leyen's annual salary had previously been decreased from $190,000 to $125,000 in November 2004 in an effort to reduce our expense run rates.
(5)      Consists of a $30,000 cash performance bonus in August 2006.
(6)      Consists of $17,983 in health and life insurance premiums.

EMPLOYMENT AGREEMENTS AND EXECUTIVE COMPENSATION

         There are no employment contracts, termination agreements, or change-in-control arrangements between us and any of our named executive officers. Our Compensation Committee reviews and, if deemed appropriate, adjusts the annual salaries of our named executive officers on at least an annual basis. The Compensation Committee may from time to time grant performance or similar cash bonuses to our named executive officers at its discretion. Our Compensation Committee may also periodically award options or warrants to our named executive officers under our existing option and incentive plans.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

         The following table sets forth information about outstanding equity awards held by our named executive officers as of December 31, 2006.

                                        OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006


                                                                                                  STOCK AWARDS
                                                                                  -------------------------------------------
                                                                                                                     EQUITY
                                                                                                         EQUITY    INCENTIVE
                                           OPTION AWARDS                                               INCENTIVE     PLAN
                     ------------------------------------------------------------                         PLAN       AWARDS:
                                                                                    NUMBER               AWARDS:   MARKET OR
                                                   EQUITY                             OF     MARKET      NUMBER      PAYOUT
                                                  INCENTIVE                          SHARES  VALUE OF      OF       VALUE OF
                                                    PLAN                              OR     SHARES     UNEARNED    UNEARNED
                       NUMBER        NUMBER        AWARDS:                           UNITS     OR       SHARES,     SHARES,
                         OF            OF         NUMBER OF                           OF     UNITS OF    UNITS      UNITS OR
                      SECURITIES   SECURITIES     SECURITIES                         STOCK    STOCK     OR OTHER     OTHER
                      UNDERLYING   UNDERLYING     UNDERLYING                         THAT     THAT       RIGHTS      RIGHTS
                      UNEXERCISE  UNEXERCISED     UNEXERCISE   OPTION                HAVE     HAVE        THAT       THAT
                       OPTIONS      OPTIONS       UNEARNED    EXERCISE   OPTION       NOT      NOT      HAVE NOT    HAVE NOT
                         (#)          (#)          OPTIONS     PRICE   EXPIRATION   VESTED   VESTED     VESTED      VESTED
      NAME           EXERCISABLE UNEXERCISABLE     (#)         ($)       DATE        (#)      ($)         (#)         ($)
------------------   ----------- -------------  ------------  -------- ----------  -------- --------   ---------  ----------
Thomas M.               233,333     116,667(1)       --         1.00   07/15/2012      --       --         --          --
Wittenschlaeger

Bob van Leyen           300,000        --            --         1.00   09/29/2011      --       --         --          --

--------------------

(1)   These options vest on July 15, 2007.

COMPENSATION OF DIRECTORS

         Each of our non-employee directors is entitled to receive cash compensation in the amount of $15,000 per year for service on our board of directors. We reimburse all directors for out-of-pocket expenses incurred in connection with attendance at board and committee meetings. We currently have a policy in place to grant each non-employee director an option to purchase shares of our common stock on the date of his or her commencement of service as a director. We may also periodically award options or warrants to our directors under our existing option and incentive plans.

         The following table provides information concerning the compensation of our directors for the year ended December 31, 2006.

                                                DIRECTOR COMPENSATION

                                                                                  CHANGE
                                                                                IN PENSION
                                                                                VALUE AND
                                                                  NON-EQUITY   NONQUALIFIED
                           FEES EARNED                            INCENTIVE      DEFERRED
                             OR PAID       STOCK     OPTION          PLAN      COMPENSATION   ALL OTHER
                             IN CASH      AWARDS       AWARDS    COMPENSATION    EARNINGS    COMPENSATION    TOTAL
          NAME                 ($)          ($)         ($)          ($)           ($)           ($)          ($)
---------------------   --------------  ---------  ------------  ------------  ------------  ------------  ---------
Larry L. Enterline           15,000         --         --(1)          --            --            --         15,000
Ken Bramlett                 15,000         --         --(2)          --            --            --         15,000
Albert Wong                  15,000         --         --(3)          --            --            --         15,000
-------------------

(1) At December 31, 2006, Mr. Enterline held options to purchase an aggregate of 100,000 shares of common stock at an exercise price of $1.00 per share, of which 58,333 options were vested at December 31, 2006.
(2) At December 31, 2006, Mr. Bramlett held options to purchase an aggregate of 100,000 shares of common stock at an exercise price of $1.00 per share, of which 66,667 options were vested at December 31, 2006.
(3) At December 31, 2006, Mr. Wong held options to purchase an aggregate of 100,000 shares of common stock at an exercise price of $1.00 per share, of which 66,667 options were vested at December 31, 2006.

STOCK OPTION PLAN

     GENERAL

         Our 2005 Stock Plan (the "2005 Plan") was approved by our Board of Director's on April 7, 2005 and approved by our shareholders on June 9, 2005 at our 2005 Annual Meeting of Shareholders. We do not intend to grant any stock options under our 2005 Plan until the plan has been registered under applicable federal and state securities laws. We are in the process of preparing a registration statement on Form S-8 for filing with the Commission and comparable California state securities filings.

         All stock options issued prior to shareholder approval of our 2005 Plan were granted outside of a formal stock option plan ("Non-Plan Options"). As of January 19, 2007, options to purchase a total of 1,645,500 shares of common stock were outstanding under Non-Plan Options. We anticipate that future stock options will be issued pursuant to our 2005 Stock Plan or other future stock option plans as may be approved by our Board and shareholders in the future. As of January 19, 2007, there were no options to purchase common stock outstanding under our 2005 Stock Plan and 3,000,000 shares were available for issuance under our 2005 Stock Plan, subject to the limitations of authorized common stock.

     SHARES SUBJECT TO THE PLAN

         A total of 3,000,000 shares of common stock are authorized for issuance under the 2005 Plan. Any shares of common stock that are subject to an award but are not used because the terms and conditions of the award are not met, or any shares that are used by participants to pay all or part of the purchase price of any option, may again be used for awards under the 2005 Plan.

     ADMINISTRATION

         The 2005 Plan is to be administered by our Board of Directors or an appropriate committee of our Board of Directors. It is the intent of the 2005 Plan that it be administered in a manner such that option grants and exercises would be "exempt" under Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act").

         Our Board of Directors or an appropriate committee is empowered to select those eligible persons to whom options shall be granted under the 2005 Plan, to determine the time or times at which each option or stock purchase right shall be granted, whether options will be incentive stock options ("ISOs") or nonqualified stock options ("NQOs"), and the number of shares to be subject to each option, and to fix the time and manner in which each such option may be exercised, including the exercise price and option period, and other terms and conditions of such options, all subject to the terms and conditions of the 2005 Plan. Our Board of Directors or an appropriate committee has sole discretion to interpret and administer the 2005 Plan, and our decisions regarding the 2005 Plan are final.

         The 2005 Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time and from time to time by our Board of Directors. Neither our Board of Directors nor any committee may materially impair any outstanding options without the express consent of the optionee or increase the number of shares subject to the 2005 Plan, materially increase the benefits to optionees under the 2005 Plan, materially modify the requirements as to eligibility to participate in the 2005 Plan or alter the method of determining the option exercise price without shareholder approval. No option may be granted under the 2005 Plan after April 7, 2015.

     OPTION TERMS

         ISOs granted under the 2005 Plan must have an exercise price of not less than 100% of the fair market value of the common stock on the date the ISO is granted and must be exercised, if at all, within ten years from the date of grant. In the case of an ISO granted to an optionee who owns more than 10% of our total voting securities on the date of grant, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant, and the option period may not exceed five years. NQOs granted under the 2005 Plan must have an exercise price of not less than 85% of the fair market value of the common stock on the date the NQO is granted.

         Options may be exercised during a period of time fixed by our Board of Directors or an appropriate committee, except that no option may be exercised more than ten years after the date of grant. In the discretion of our Board of Directors or an appropriate committee, payment of the purchase price for the shares of stock acquired through the exercise of an option may be made in the manner and for the type of consideration determined by our Board of Directors or an appropriate committee, which may include cash, check, one or more promissory notes, shares of our common stock, consideration received under a cashless exercise program implemented in connection with the 2005 Plan, or any combination of the foregoing.

     FEDERAL INCOME TAX CONSEQUENCES

         Holders of NQOs do not realize income as a result of a grant of the option, but normally realize compensation income upon exercise of an NQO to the extent that the fair market value of the shares of common stock on the date of exercise of the NQO exceeds the exercise price paid. We will be required to withhold taxes on ordinary income realized by an optionee upon the exercise of a NQO. In the case of an optionee subject to the "short-swing" profit recapture provisions of Section 16(b) of the Exchange Act, the optionee realizes income only upon the lapse of the six-month period under Section 16(b), unless the optionee elects to recognize income immediately upon exercise of his or her option.

         Holders of ISOs will not be considered to have received taxable income upon either the grant or the exercise of the option. Upon the sale or other taxable disposition of the shares, long-term capital gain will normally be recognized on the full amount of the difference between the amount realized and the option exercise price paid if no disposition of the shares has taken place within either two years from the date of grant of the option or one year from the date of exercise. If the shares are sold or otherwise disposed of before the end of the one-year or two-year periods, the holder of the ISO must include the gain realized as ordinary income to the extent of the lesser of the fair market value of the option stock minus the option price, or the amount realized minus the option price. Any gain in excess of these amounts, presumably, will be treated as capital gain. We will be entitled to a tax deduction in regard to an ISO only to the extent the optionee has ordinary income upon the sale or other disposition of the option shares.

         Upon the exercise of an ISO, the amount by which the fair market value of the purchased shares at the time of exercise exceeds the option price will be an "item of tax preference" for purposes of computing the optionee's alternative minimum tax for the year of exercise. If the shares so acquired are disposed of prior to the expiration of the one-year and two-year periods described above, there should be no "item of tax preference" arising from the option exercise.

         THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. EACH HOLDER OF OPTIONS UNDER THE 2005 PLAN SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE TRANSACTION TO HIM OR HER, INCLUDING APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER LAWS.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 7-109-102 of the Colorado Business Corporations Act (the "Colorado Act") authorizes a Colorado corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Unless limited by a corporation's articles of incorporation, Section 7-109-105 of the Colorado Act authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction. Unless limited by the articles of incorporation, Section 7-109-107 of the Colorado Act extends this same right to officers of a corporation as well.

         Unless limited by a corporation's articles of incorporation, Section 7-109-103 of the Colorado Act requires that a Colorado corporation indemnify a director who was wholly successful in defending any proceeding to which he or she was a party against reasonable expenses incurred in connection therewith. Unless limited by the articles of incorporation, Section 7-109-107 of the Colorado Act extends this same protection to officers of a corporation as well.

         Pursuant to Section 7-109-104 of the Colorado Act, a Colorado corporation may advance a director's expenses incurred in defending any action or proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 7-109-102 described above. Unless limited by the articles of incorporation, Section 7-109-107 of the Colorado Act extends this same protection to officers of a corporation as well.

         Regardless of whether a director or officer has the right to indemnity,
Section 7-109-108 of the Colorado Act allows a Colorado corporation to purchase and maintain insurance on such directors or officers behalf against liability resulting from his or her role as director or officer.

         Our Articles of Incorporation do not limit any of the rights afforded to our directors and officers under the Colorado Act and Article VI of our Bylaws states that any director or officer who is involved in litigation by reason of his or her position with us as a director or officer shall be indemnified and held harmless by us to the fullest extent authorized by law as it now exists or may subsequently be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights). Our directors and officers are also presently covered by an insurance policy indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they may not be indemnified by us. We believe that the indemnification and insurance provided to our directors and officers is necessary to attract and retain qualified persons as directors and officers.

         To the extent indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On November 7, 2003, we entered into an agreement with Express Manufacturing, Inc. ("EMI") to provide us contract manufacturing services. EMI is owned by director Albert Wong's in-laws. Mr. Wong served as an advisor to EMI from May 2002 until March 2006, but has no direct financial interest in the company. EMI manufactures printed board assemblies for us in quantities and prices as set forth in quotations delivered to us for review and acceptance. Under this arrangement, we made no payments to EMI in the fiscal year ended December 31, 2003 and approximately $183,000, $143,000 and $51,000 in payments during fiscal years ended December 31, 2004, 2005 and 2006, respectively. We have no reason to believe that Mr. Wong's relationship with EMI has resulted in us being charged materially less or materially more than EMI would charge unaffiliated third parties for comparable services. Please refer to the detailed description of our manufacturing arrangement with EMI set forth in the "Business" section of this prospectus under the caption "Manufacturing and Suppliers" beginning on page 51 of this prospectus for more information regarding our relationship with EMI.

         Director Albert Wong is Manager and controlling shareholder of DMK Investments, LLC ("DMK"). In June 2004, DMK purchased 138,889 shares of our common stock, 138,889 Series C Warrants and 138,889 Series D Warrants. DMK purchased the common stock and warrants at the same price ($1.80 per unit, each unit consisting of one share of common stock, one Series C Warrant and one Series D Warrant) and on the same terms and conditions as all other investors in our June 2004 financing. The Series C Warrants had an original exercise price of $3.00 per share. On August 13, 2004, we amended the terms of the Series C Warrants to have an exercise price of $1.25 per share. The Series C Warrants subsequently expired on August 15, 2006 and no such warrants were exercised prior to their expiration. The Series D Warrants expire on June 1, 2009 and had an original exercise price of $3.50 per share. On December 12, 2005, we entered into an amendment with the holders of our Series D Warrants, including DMK, to reduce the exercise price of the Series D Warrants to $0.50 per share. The amendments to reduce the exercise price of both the Series C Warrants and the Series D Warrants were in each case unanimously approved by our Board of Directors.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of January 19, 2007, certain information with respect to the beneficial ownership of our stock by (i) each of our Named Executive Officers, (ii) each of our directors, (iii) each person known to us to be the beneficial owner of more than 5% of each class of our outstanding voting securities, and (iv) all of our directors and executive officers as a group.

         Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of common stock underlying derivative securities, if any, that currently are exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group. Percentage of beneficial ownership is based on 54,429,863 shares of common stock outstanding as of January 19, 2007.

                                                       NUMBER OF SHARES OF COMMON        PERCENT OF COMMON STOCK
NAME OF BENEFICIAL OWNER(1)                             STOCK BENEFICIALLY OWNED           BENEFICIALLY OWNED
------------------------                                ------------------------           ------------------
Thomas M. Wittenschlaeger                                     3,233,333 (2)                      5.94%
Bob van Leyen                                                   700,000 (3)                      1.28%
Albert Wong                                                     344,445 (4)                         *
Ken Bramlett                                                     66,667 (5)                         *
Larry L. Enterline                                               66,667 (6)                         *
All executive officers and directors as a group               4,411,112 (7)                      7.98%
(7 persons)

* Less than 1%.

--------------------------

(1) Unless otherwise indicated, the address is c/o Raptor Networks Technology, Inc., 1241 E. Dyer Road, Suite 150, Santa Ana, California 92705.
(2) Thomas M. Wittenschlaeger is our President, Chief Executive Officer and Chairman of the Board. Includes 233,333 shares of common stock issuable upon the exercise of options which were exercisable as of January 19, 2007 or exercisable within 60 days after January 19, 2007.
(3) Bob van Leyen is our Chief Financial Officer and Secretary. Includes 300,000 shares of common stock issuable upon the exercise of options which were exercisable as of January 19, 2007 or exercisable within 60 days after January 19, 2007.
(4) Albert Wong is one of our directors. Includes 66,667 shares of common stock issuable upon the exercise of options which were exercisable as of January 19, 2007 or exercisable within 60 days after January 19, 2007. Also includes 138,889 shares of common stock and 138,889 shares underlying Series D Warrants held by DMK Investments, LLC, the power to vote or dispose of which is shared by Albert Wong and Lia Wong as Managers of DMK Investments, LLC.
(5) Ken Bramlett is one of our directors. Represents 66,667 shares of common stock issuable upon the exercise of options which were exercisable as of January 19, 2007 or exercisable within 60 days after January 19, 2007.
(6) Larry L. Enterline is one of our directors. Represents of 66,667 shares of common stock issuable upon the exercise of options which were exercisable as of January 19, 2007 or exercisable within 60 days after January 19, 2007.
(7) Represents 3,000,000 shares of common stock and 233,333 shares issuable upon the exercise of options held by Thomas M. Wittenschlaeger; 400,000 shares of common stock and 300,000 shares issuable upon the exercise of options held by Bob van Leyen; 66,667 shares issuable upon the exercise of options held by Albert Wong; 66,667 shares issuable upon the exercise of options held by Ken Bramlett; and 66,667 shares issuable upon the exercise of options held by Larry L. Enterline. Also includes 138,889 shares of common stock and 138,889 shares underlying Series D Warrants held by DMK Investments, LLC, the power to vote or dispose of which is shared by Albert Wong and Lia Wong as Managers of DMK Investments, LLC.

                            SELLING SECURITY HOLDERS

         This prospectus covers the offer and sale by the selling security holders of up to an aggregate of 15,267,292 shares of common stock underlying senior convertible notes. The following table sets forth, to our knowledge, certain information about the selling security holders as of January 19, 2007, the date of the table, based on information furnished to us by the selling security holders. Except as indicated in the footnotes or private placement description following the table, each selling security holder has indicated to us that it is acting individually, not as a member of a group, and none of the selling security holders or their affiliates has held any position or office or had any other material relationship with us in the past three years.

         Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of common stock underlying derivative securities, if any, that currently are exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group. Shares shown as beneficially owned after the offering assume that all shares being offered are sold.

         The terms of the senior convertible notes, as well as the warrants held by the selling security holders, prohibit conversion of the convertible notes or exercise of the warrants to the extent that such conversion or exercise would result in the holder, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. The holder may raise or lower this 4.99% limitation to an amount not to exceed 9.99% upon 61-days' prior written notice to us. Also, these limitations do not preclude a holder from converting a senior convertible note or exercising a warrant and selling shares underlying the note or warrant in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the 4.99% limitation amount. Despite these limitations, the number of shares shown in the table below as beneficially owned by each selling security holder prior to this offering is in excess of 4.99% of the shares of our common stock outstanding as of the date of the table. The number of shares being offered by each selling security holder under this prospectus is in excess of the amount of shares issuable to that holder without such holder's waiver of the conversion and exercise limitations discussed above. Two of the selling security holders, Cedar Hill Capital Partners Onshore, LP, and Cedar Hill Capital Partners Offshore, Ltd., are affiliates and, therefore, pursuant to the terms of the 4.99% limitation, their ownership of our common stock is aggregated for purposes of calculating the limitation amount.

         The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling security holders described below.

SELLING SECURITY HOLDERS' TABLE

                                           SHARES OF COMMON STOCK                                SHARES OF
                                              BENEFICIALLY OWNED                                COMMON STOCK
                                              PRIOR TO OFFERING       SHARES OF COMMON        BENEFICIALLY OWNED
                NAME OF                       -----------------         STOCK BEING           AFTER OFFERING (1)
            BENEFICIAL OWNER                       NUMBER                  OFFERED         NUMBER        PERCENTAGE
------------------------------------------    -----------------       ----------------  -------------    -----------
Castlerigg Master Investments Ltd.........     10,270,106 (2)          10,270,106 (2)    3,660,549 (5)      4.99%
Cedar Hill Capital Partners Onshore, LP...      2,698,480 (3)           2,698,480 (3)    1,976,697 (6)      2.69%
Cedar Hill Capital Partners Offshore,           2,298,706 (4)
   Ltd....................................                              2,298,706 (4)    1,683,852 (6)      2.30%

---------------------

(1) Assumes all 15,267,292 shares of common stock being offered under this prospectus are sold. The number of shares of common stock offered under this prospectus represents a portion of the number of shares of common stock that are issuable upon the conversion of principal and/or interest, and the payment of principal and/or interest in shares of common stock, each pursuant to the terms of the senior convertible notes held by the selling security holders. The actual number of shares of common stock issuable upon conversion of the senior convertible notes is subject to adjustment and could be materially more than such number depending on a number of factors including, among other factors, the future market price of our common stock.
(2) Represents 10,270,106 shares of common stock underlying two senior convertible notes held by Castlerigg Master Investments Ltd., which represents a portion of the number of shares of common stock that are issuable upon the conversion of principal and/or interest, and the payment of principal and/or interest in shares of common stock, each pursuant to the terms of the senior convertible notes. The actual number of shares of common stock issuable upon conversion of the senior convertible notes is subject to adjustment and could be materially more than such number depending on a number of factors including, among other factors, the future market price of our common stock. Sandell Asset Management Corp. ("SAMC"), is the investment manager of Castlerigg Master Investments Ltd. ("Master"). Thomas Sandell is the sole shareholder of SAMC and may be deemed to have voting and dispositive power over the shares beneficially owned by Master. No other natural person has voting or dispositive power over the shares being registered on behalf of Master. Castlerigg International Ltd. ("Castlerigg International") is the controlling shareholder of Castlerigg International Holdings Limited ("Holdings"). Holdings is the controlling shareholder of Master. Each of Holdings and Castlerigg International may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg Master Investments. SAMC, Mr. Sandell, Holdings and Castlerigg International each disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is described.
(3) Represents 2,698,480 shares of common stock underlying a senior convertible note held by Cedar Hill Capital Partners Onshore, LP, which represents a portion of the number of shares of common stock that are issuable upon the conversion of principal and/or interest, and the payment of principal and/or interest in shares of common stock, each pursuant to the terms of the senior convertible note. The actual number of shares of common stock issuable upon conversion of the senior convertible note is subject to adjustment and could be materially more than such number depending on a number of factors including, among other factors, the future market price of our common stock. Power to vote or dispose of the shares is shared by Emil Woods and Charles Cascarilla, who are the principals of Cedar Hill Capital Partners, LLC, which is the investment advisor to Cedar Hill Capital Partners Onshore, LP.
(4) Represents 2,298,706 shares of common stock underlying a senior convertible note held by Cedar Hill Capital Partners Offshore, Ltd., which represents a portion of the number of shares of common stock that are issuable upon the conversion of principal and/or interest, and the payment of principal and/or interest in shares of common stock, each pursuant to the terms of the senior convertible note. The actual number of shares of common stock issuable upon conversion of the senior convertible note is subject to adjustment and could be materially more than such number depending on a number of factors including, among other factors, the future market price of our common stock. Power to vote or dispose of the shares is shared by Emil Woods and Charles Cascarilla, who are the principals of Cedar Hill Capital Partners, LLC, which is the investment advisor to Cedar Hill Capital Partners Offshore, Ltd.

(5) The number of shares beneficially owned after the offering is capped at the contractual 4.99% beneficial ownership limitation of the senior convertible notes and warrants held by Castlerigg Master Investments Ltd.. If the 4.99% beneficial ownership limitation is disregarded, Castlerigg Master Investments Ltd. would beneficially own approximately 24,140,892 shares underlying the senior convertible notes and warrants held by it after the offering covered by this prospectus.
(6) The number of shares beneficially owned after the offering is capped at the contractual 4.99% beneficial ownership limitation of the senior convertible notes and warrants held by Cedar Hill Capital Partners Onshore, LP and Cedar Hill Capital Partners Offshore, Ltd. Cedar Hill Capital Partners Onshore, LP and Cedar Hill Capital Partners Offshore, Ltd. are affiliates and, as such, pursuant to the terms of the contractual 4.99% beneficial ownership limitation, their beneficial ownership of our common stock is aggregated for purposes of calculating the 4.99% limitation amount. The 4.99% limitation amount is allocated pro rata between Cedar Hill Capital Partners Onshore, LP and Cedar Hill Capital Partners Offshore, Ltd. based on the aggregate principal amount of their respective senior convertible notes as of the date of the table. If the 4.99% beneficial ownership limitation is disregarded, Cedar Hill Capital Partners Onshore, LP would beneficially own approximately 5,757,559 shares underlying the senior convertible note and warrants held by it after the offering covered by this prospectus, Cedar Hill Capital Partners Offshore, Ltd. would beneficially own approximately 4,904,586 shares underlying the senior convertible note and warrants held by it after the offering covered by this prospectus, and Cedar Hill Capital Partners Onshore, LP and Cedar Hill Capital Partners Offshore, Ltd. would collectively beneficially own approximately 10,662,145 shares underlying the senior convertible notes and warrants held by them after the offering covered by this prospectus.

PRIVATE PLACEMENT THROUGH WHICH THE SELLING SECURITY HOLDERS OBTAINED BENEFICIAL OWNERSHIP OF THE OFFERED SHARES

         All of the shares of common stock being offered under this prospectus are issuable upon the conversion of senior convertible notes that were issued in the below-described private placement transactions. The descriptions of the agreements discussed below are qualified by reference to the complete text of those agreements. However, the representations, warranties, covenants and other provisions of those agreements are not intended as documents for investors and the public to obtain factual information about our current state of affairs. Rather, investors and the public should look to other disclosures contained in our reports under the Securities Exchange Act of 1934, as amended ("Exchange Act").

         SENIOR CONVERTIBLE NOTE FINANCING

         On July 30, 2006, we entered into a Securities Purchase Agreement with three institutional accredited investors in connection with a private placement transaction providing for, among other things, our issuance of senior convertible notes in the aggregate principal amount of $5 million, Series L Warrants to purchase up to an aggregate of 17,065,623 shares of our common stock and Series M Warrants to purchase up to an aggregate of 7,395,103 shares of our common stock. We received aggregate gross proceeds of $5 million from the investors for our issuance of these notes and warrants. We also entered into a registration rights agreement with the investors that required us to register up to 130% of the shares underlying the notes, Series L Warrants and Series M Warrants with the SEC.

         We subsequently entered into Amendment and Exchange Agreements, dated January 18, 2007 and amended and restated on January 22, 2007, with the investors from the July 30, 2006 private placement providing for certain amendments to the senior convertible notes, Series L Warrants, Series M Warrants and registration rights agreement. These amendments include, but are not limited to, an increase in the principal amount of the notes from an aggregate of $5 million to an aggregate of approximately $7.2 million, an increase in the aggregate number of shares of common stock issuable upon exercise of the Series L Warrants by 5,688,540 (from an aggregate of 17,065,623 shares to an aggregate of 22,754,163 shares), and a reduction in the exercise price of the Series L Warrants and the Series M Warrants from $0.5054 per share to $0.43948 per share.

We did not receive any additional cash consideration for these amendments. The amendments provided for by the Amendment and Exchange Agreements were reflected by our issuance of amended and restated notes, Series L-1 Warrants and Series M-1 Warrants and by entering into an amended and restated registration rights agreement with the investors.

         In addition, the Amendment and Exchange Agreements provided for an additional private placement transaction with one of the investors resulting in our issuance of an additional senior convertible note in the principal amount of $1.6 million, Series L-2 Warrants to purchase an aggregate of 7,281,332 shares of our common stock and Series M-2 Warrants to purchase an aggregate of 2,366,433 shares of our common stock. We received aggregate gross proceeds of $1.6 million from the investor for our issuance of these additional note and warrants.

         The following is a brief summary of the July 30, 2006 private placement, as amended by the Amendment and Exchange Agreements (the "Senior Convertible Note Financing").

         Amended Purchase Agreement
         --------------------------

         As described above, the Securities Purchase Agreement, as amended by the Amendment and Exchange Agreements (the "Amended Purchase Agreement"), provided for the issuance to the investors of senior convertible notes in the aggregate principal amount of approximately $8.8 million and Series L-1 Warrants to purchase an aggregate of 22,754,163 shares of our common stock, Series M-1 Warrants to purchase an aggregate of 7,395,103 shares of our common stock, Series L-2 Warrants to purchase an aggregate of 7,281,332 shares of our common stock and Series M-2 Warrants to purchase an aggregate of 2,366,433 shares of our common stock (the Series L-1 Warrants, Series M-1 Warrants, Series L-2 Warrants and Series M-2 Warrants collectively referred to as the "Senior Note Warrants"). We received aggregate gross proceeds of $6.6 million from the investors for our issuance of these notes and warrants.

         The Amended Purchase Agreement contains representations and warranties made by us and the investors which are typical for transactions of this type. The representations and warranties made by us in the Amended Purchase Agreement are qualified by reference to certain exceptions contained in disclosure schedules delivered to the investors. Accordingly, the representations and warranties contained in the Amended Purchase Agreement should not be relied upon by others who have not reviewed those disclosure schedules and the documentation surrounding the transaction as a whole.

         The Amended Purchase Agreement contains commitments by us that we will not engage in certain activities which are typical for transactions of this type, as well as the following covenants:

         o We will use the estimated $6.2 million in net proceeds approximately as follows:

                      Pay down of debt                       $ 1,200,000

                      Funding of operations                  $ 3,500,000

                      Capital expenditures                   $   500,000

                      Working capital                        $ 1,000,000

         o We will not, while the senior convertible notes are outstanding, directly or indirectly redeem or pay any cash dividend or distribution on our common stock, without the consent of the holders of the senior convertible notes.

         o We will not issue any additional senior convertible notes or any form of convertible, exchangeable or exercisable securities with a price that varies or may vary with the market price of our common stock, and we will not conduct any securities offerings until:

                  o our stockholders approve an increase in our authorized level of common stock from 110,000,000 shares to at least 200,000,000 shares; and

                  o the Initial Registration Statement (as defined below) and all Additional Registration Statements (as defined below) are declared effective by the SEC.

         o We will not file any registration statements, other than the Initial Registration Statement and the Additional Registration Statements, with the SEC within 120 business days following the date the Initial Registration Statement or any Additional Registration Statement is declared effective by the SEC.

         o We will not conduct any other securities offerings or be party to any solicitations, negotiations or discussion regarding any other securities offering within 120 business days following the date the Initial Registration Statement or any Additional Registration Statement is declared effective by the SEC.

         o        We will offer to the investors, until the later to occur of
                  (i) July 31, 2008 or (ii) the date on which none of the senior convertible notes are outstanding, the opportunity to participate in any of our subsequent securities offerings.

         o We will seek stockholder approval to increase our authorized level of common stock from 110,000,000 shares to at least 200,000,000 shares and if, despite our best efforts, stockholder approval is not obtained on or before April 30, 2007, we will continue to seek stockholder approval every six months thereafter until such stockholder approval is obtained; provided that if our Board of Directors does not recommend that our stockholders approve the increase in authorized common stock and stockholder approval is not obtained, then we shall continue to seek stockholder approval every three months until the senior convertible notes are no longer outstanding or until stockholder approval is obtained.

         o If our common stock is listed on a market other than the OTC Bulletin Board and the issuance of the shares underlying the senior convertible notes and Senior Note Warrants would exceed the number of shares of common stock we may issue under the rules and regulation of such other market, then we will seek stockholder approval as required by such other market to permit the listing of all of the shares underlying the senior convertible notes and Senior Note Warrants within 75 days of our common stock being listed on the exchange or market and if, despite our best efforts, stockholder approval is not obtained, continue to seek stockholder approval every six months thereafter until such stockholder approval is obtained or the senior convertible notes are no longer outstanding.

         The Amended Purchase Agreement also obligates us to indemnify the investors, subsequent holders of the senior convertible notes and Senior Note Warrants and various related parties for certain losses including those resulting from (1) any misrepresentation or breach of any representation or warranty made by us, (2) any breach of any of our obligations, and (3) certain claims by others.

         Senior Convertible Notes
         ------------------------

         The senior convertible notes have an aggregate principal amount of approximately $8.8 million and are convertible into shares of our common stock at an initial conversion price of $0.43948 per share, subject to adjustment as described below (the "Conversion Price"). The principal amount of the senior convertible notes related to the July 30, 2006 private placement may be reduced by an aggregate of up to $621,825 if we are able to have the Initial Registration Statement declared effective by the SEC on or before February 11, 2007. The senior convertible notes mature on July 31, 2008 (the "Maturity Date"), subject to the right of the investors to extend the date for the payment of any installment of principal (as described below). The senior convertible notes bear interest at the rate of 9.25% per annum, which rate may be adjusted to 7.0% per annum at the beginning of each calendar quarter if certain conditions are satisfied. The interest rate is increased to 15% upon the occurrence of an event of default (as described below).

         REPAYMENT OF PRINCIPAL

         The principal amount of the senior convertible notes is to be repaid beginning on the earlier of (i) the first day of the month following the month the Initial Registration Statement is declared effective by the SEC and (ii) May 1, 2007, and, thereafter, the first day of each calendar month. The amount of each payment shall be equal to the quotient of (a) the aggregate outstanding principal of the senior convertible notes divided by (b) the number of months until the Maturity Date. Such principal payments shall be paid in shares of our common stock (subject to the satisfaction of the conditions listed below) or, at our option, in cash or a combination of cash and shares of common stock.

         In order for principal payments to be paid in shares of our common stock, all of the following conditions must be satisfied at the time of such payment:

         o        Either:

                  o The shares of common stock used to make the principal payment are covered by a registration statement that has been effective for a certain continuous period of time (up to six months), subject to certain grace periods; or

                  o All shares of common stock issuable upon conversion in full of the senior convertible notes and exercise in full of the Senior Note Warrants shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws;

         o During the entire six-month period immediately preceding the principal payment date, our common stock shall have been designated for quotation on the OTC Bulletin Board, or any other eligible exchange or market permitted by the senior convertible notes, and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two days due to business announcements by us) nor shall delisting or suspension by such exchange or market been threatened or pending either in writing by such exchange or market or due our falling below the minimum listing maintenance requirements of such exchange or market;

         o During the entire one-year period immediately preceding the principal payment date, we shall have delivered shares of common stock upon conversion of the senior convertible notes and upon exercise of the Senior Note Warrants on a timely basis;

         o The common stock used to make the principal payment may be issued without violating the ownership limitations described in more detail below prohibiting an investor from owning in excess of 4.99% of our outstanding shares of common stock (which limit may be raised or lowered to an amount not to exceed 9.99% at the option of the holder upon 61-days prior notice to us) and without violating the regulations of the OTC Bulletin Board or other eligible exchange or market on which our common stock may then trade;

         o We have not failed to timely make any payments due under the Amended Purchase Agreement, the senior convertible notes, the Senior Note Warrants or the amended and restated registration rights agreement, within ten business days of when such payment is due;

         o During the entire six-month period immediately preceding the principal payment date, we shall not have publicly announced that certain types of transactions involving a change of control are pending, proposed or intended that have not been abandoned, terminated or consummated;

         o During the entire six-month period immediately preceding the principal payment date, no event shall have occurred that constitutes, or with the passage of time or giving of notice would constitute, an event of default under the senior convertible notes;

         o        We shall have no knowledge of any fact that would cause:

                  o The registration statement covering the shares of common stock used to make the principal payment not to be effective and available for the resale of such shares of common stock, or

                  o Any shares of common stock issuable upon conversion of the senior convertible notes or upon exercise of the Senior Note Warrants not to be eligible for sale without restriction pursuant to Rule 144(k) of the Securities Act and any applicable state securities laws;

         o If the principal payment to be made in shares of common stock occurs after April 30, 2007, we must have obtained stockholder approval to increase our authorized level of common stock from 110,000,000 shares to at least 200,000,000 shares;

         o If our common stock is listed on an exchange or market other than the OTC Bulletin Board and the issuance of the shares of common stock underlying the senior convertible notes and the Senior Note Warrants would exceed the number of shares of common stock we may issue under the rules and regulations of such exchange or market, then we must have obtained stockholder approval, within 75 days of our common stock being listed on the exchange or market, to permit the listing of all of the shares of common stock underlying the senior convertible notes and the Senior Note Warrants; and

         o We must be in compliance with, and must not have breached any provision, covenant, representation or warranty of, the Amended Purchase Agreement, the senior convertible notes, the Senior Note Warrants or the amended and restated registration rights agreement.

         When we use common stock to make a principal payment, we shall deliver shares to the investors the day after the principal payment due date in an amount equal to the principal payment amount divided by the lower of the Conversion Price or a 10.0% discount to the volume weighted average price of our common stock for the five days preceding the payment date; provided that the discount will be reduced to 7.5% if the volume weighted average price for the 20 previous trading days is above $1.00 per share ("First Calculation"). After 20 trading days has elapsed from the principal due date, the amount of principal paid in common stock will then again be divided by the lower of the Conversion Price or a 10.0% discount to the volume weighted average price of our common stock for the 20 days after the principal payment date; provided that the discount will be reduced to 7.5% if the volume weighted average price for the 20 previous trading days is above $1.00 per share ("Second Calculation"). If the Second Calculation results in a larger number than the First Calculation, the investors shall be issued additional shares of common stock to cover the difference between the Second Calculation and the First Calculation. If the Second Calculation is less than the First Calculation, the outstanding principal amount of the senior convertible note will be reduced.

         Subject to our right to require the investors to convert all or a portion of the senior convertible notes, which is discussed below, the investor may, upon notice to us, elect to defer payments for a period of up to two years from the date such installment was originally due.

         PAYMENT OF INTEREST

         Interest on the senior convertible notes is payable quarterly beginning on April 1, 2007. The portion of each interest payment that relates to principal amounts paid by us in shares of common stock may, at our option if certain conditions are satisfied, be paid by the issuance of common stock. The other portion of each interest payment must be paid in cash. Any shares of common stock used to pay interest will be valued at 90.0% of the arithmetic average of the weighted average price of the common stock for the five trading days preceding the interest payment date; provided that the shares of common stock used to pay interest will be valued at 92.5% if the volume weighted average price for the 20 previous trading days is above $1.00 per share.

         CONVERSION

         The senior convertible notes are convertible at the option of the holders into shares of our common stock at an initial Conversion Price of $0.43948 per share, subject to adjustment for stock splits, combinations or similar events. The Conversion Price is also subject to a "full ratchet" anti-dilution adjustment which, in the event that we issue or are deemed to have issued certain securities at a price lower than the then applicable Conversion Price, immediately reduces the Conversion Price to equal the price at which we issue or are deemed to have issued our common stock.

         Subject to certain conditions, we may require the investors to convert up to 50%, subject to certain limitations, or 100%, of the senior convertible notes after the SEC has declared effective the Initial Registration Statement at any time when the shares of our common stock are trading at or above 150% of the initial Conversion Price in the case of a conversion of up to 50% of the senior convertible notes or at or above 175% of the initial Conversion Price in the case of a conversion of up to 100% of the senior convertible notes (a "Mandatory Conversion"). The senior convertible notes contain certain limitations on optional and mandatory conversion. For example, they provide that no conversion may be made if, after giving effect to the conversion, the investor, together with its affiliates, would own in excess of 4.99% of our outstanding shares of common stock. This percentage may, however, be raised or lowered to an amount not to exceed 9.99% at the option of the investor upon 61-days prior notice to us.

         The senior convertible notes impose penalties on us for any failure to deliver any shares of our common stock issuable upon conversion.

         EVENTS OF DEFAULT

         The senior convertible notes contain a variety of events of default which are typical for transactions of this type, as well as the following events:

         o The failure of any registration statement required by the amended and restated registration rights agreement to be declared effective by the SEC within 60 days after the date required by the amended and restated registration rights agreement or the lapse or unavailability of such registration statement for more than 10 consecutive days or more than an aggregate of 30 days in any 365-day period (other than certain allowable grace periods).

         o The suspension from trading or failure of our common stock to be listed for trading on the OTC Bulletin Board or another eligible market for more than 5 consecutive trading days or more than an aggregate of 10 trading days in any 365-day period.

         o Our failure to issue shares upon conversion of a senior convertible note for more than 10 business days after the relevant conversion date or a notice of our intention not to comply with a request for conversion.

         o The failure for 10 consecutive business days to have reserved for issuance the full number of shares issuable upon conversion in accordance to the terms of the senior convertible notes.

         o The failure to obtain stockholder approval to increase our authorized level of common stock from 110,000,000 shares to at least 200,000,000 shares on or before April 30, 2007.

         If there is an event of default, then the investors have the right to redeem all or any portion of the senior convertible notes, at the greater of (i) up to 125% of the sum of the outstanding principal, interest and late fees, depending on the nature of the default, and (ii) the product of (a) the greater of (1) the closing sale price for our common stock on the date immediately preceding the event of default, (2) the closing sale price for our common stock on the date immediately after the event of default and (3) the closing sale price for our common stock on the date an investor delivers its redemption notice for such event of default, multiplied by (b) 130% of the number of shares into which the senior convertible notes (including all principal, interest and late fees) may be converted.

         FUNDAMENTAL TRANSACTIONS

         The senior convertible notes prohibit us from entering into certain transactions involving a change of control, unless the successor entity is a publicly traded corporation, whose common stock is quoted on or listed on one of the exchanges specified in the senior convertible notes, and the successor assumes in writing all of our obligations under the senior convertible notes and the other transaction documents.

         In the event of such a transaction, the investors have the right to force redemption of the senior convertible notes, at the greater of (i) 150% of the sum of the principal and interest and late fees, and (ii) the product of (x) 130% of the sum of the amount of principal, interest and late fees to be redeemed and (y) the quotient determined by dividing (A) the closing sale price of our common stock after the announcement of a change of control by (B) the conversion price; provided, however, that if the change in control consideration exceeds 200% of the conversion price then in effect, then the 130% premium will be reduced to 120%.

         CONVERSION AND REDEMPTION

         The investors may accelerate the partial payment of the senior convertible notes by requiring that we convert, or at our option, redeem in cash, up to an amount equal to 20% of the aggregate dollar trading volume of our common stock over the prior 20 trading day period. If we use common stock to make the acceleration payment, we shall deliver shares to the investors in an amount equal to the principal amount divided by the lower of the Conversion Price or a 10.0% discount to the volume weighted average price of our common stock for the five days preceding the payment date; provided that the discount will be reduced to 7.5% if the volume weighted average price for the 20 previous trading days is above $1.00 per share.

         COVENANTS

         The senior convertible notes contain a variety of obligations on our part not to engage in certain activities, which are typical for transactions of this type, as well as the following:

         o We will initially reserve out of our authorized and unissued common stock an aggregate of 34,078,554 shares for the conversion of the senior convertible notes and exercise of the Senior Note Warrants; provided, however, that if and after our stockholders approve an increase in our authorized level of common stock from 110,000,000 shares to at least 200,000,000 shares, we will reserve a number of shares equal to 130% of the number of shares of common stock issuable upon conversion of the senior convertible notes and exercise of the Senior Note Warrants.

         o We will not incur other indebtedness, except for certain permitted indebtedness.

         o We will not incur any liens, except for certain permitted liens.

         o We will not, directly or indirectly, redeem or repay all or any portion of any permitted indebtedness if at the time such payment is due or is made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an event of default has occurred and is continuing.

         o We will not redeem, repurchase or pay any dividend or distribution on our capital stock without the consent of the investors holding a majority of the aggregate outstanding principal of the senior convertible notes.

         PARTICIPATION RIGHTS

         The holders of the senior convertible notes are entitled to receive any dividends paid or distributions made to the holders of our common stock on an "as if converted to common stock" basis.

         LIMITATIONS ON TRANSFER

         The senior convertible notes may be sold, assigned or transferred by the investors without our consent but subject to certain customary limitations on transfer which are typical for transactions of this type.

         PURCHASE RIGHTS

         If we issue options, convertible securities, warrants or similar securities to holders of our common stock, the holders of the senior convertible notes shall have the right to acquire the same as if it had converted its senior convertible note into common stock.

         Series L Warrants and Series M Warrants
         ---------------------------------------

         The Series L-1 Warrants and Series L-2 Warrants are immediately exercisable and, in the aggregate, entitle the holders thereof to purchase up to 30,035,495 shares of our common stock. The Series M-1 Warrants and Series M-2 Warrants become exercisable only upon a Mandatory Conversion, if any, and, in the aggregate, entitle the holders thereof to purchase up to 9,761,536 shares of our common stock. All of the Senior Note Warrants have an exercise price of $0.43948 per share and expire 84 months after a registration statement covering the shares underlying the respective Senior Note Warrant is declared effective by the SEC.

         Similar to the senior convertible notes, the Senior Note Warrants require payments to be made by us for failure to deliver the shares of common stock issuable upon exercise. The Senior Note Warrants also contain similar limitations on exercise, including the limitation that the investors may not own in excess of 4.99% of our outstanding shares of common stock (subject to an increase or decrease, upon at least 61-days notice by an investor to us, of up to 9.99%).

         ANTI-DILUTION PROTECTION

         The exercise price of the Senior Note Warrants and the number of shares issuable upon exercise of the Senior Note Warrants are subject to adjustments for stock splits, combinations or similar events. In addition, the exercise price of the Senior Note Warrants and the number of shares issuable upon exercise of the Senior Note Warrants are subject to a "full ratchet" anti-dilution adjustment which, in the event that we issue or are deemed to have issued certain securities at a price lower than the then applicable exercise price, immediately reduces the exercise price of the Senior Note Warrants to equal the price at which we issue or are deemed to have issued our common stock and increases the number of shares exercisable under the Senior Note Warrants by a ratio equal to the old exercise price divided by the new reduced exercise price.

         FUNDAMENTAL TRANSACTIONS

         We may not enter into a transaction involving a change of control unless the successor entity assumes our obligations under the Senior Note Warrants and the successor entity is a publicly traded corporation whose common stock is quoted on or listed on one of the exchanges specified in the Senior Note Warrants. Upon the occurrence of a transaction involving a permitted change of control, the holders of the Senior Note Warrants will have the right, among others, to have the Senior Note Warrants repurchased for a purchase price in cash equal to the Black Scholes value (as calculated pursuant to the Senior Note Warrants) of the then unexercised portion of the Senior Note Warrants.

         PURCHASE RIGHTS

         If we issue options, convertible securities, warrants, stock, or similar securities to holders of our common stock, the holders of the Senior Note Warrants shall have the right to acquire the same as if it had exercised its Senior Note Warrants.

         Amended and Restated Registration Rights Agreement
         --------------------------------------------------

         The amended and restated registration rights agreement requires that we file a registration statement with the SEC on or before January 29, 2007 (the "Initial Registration Statement") for the resale by the investors of at least 15,267,292 shares of our common stock underlying the senior convertible notes. The Initial Registration Statement must be declared effective by the SEC on or before April 15, 2007.

         We are also required to file additional registration statements (each an "Additional Registration Statement") for the resale of our common stock underlying the senior convertible notes and Senior Note Warrants, which are to be filed with the SEC within 30 days of the request of an investor. Investor requests may be made at any time on or after the five month anniversary of the effective date of the most recent registration statement covering shares underlying the senior convertible notes or Senior Note Warrants. Each Additional Registration Statement shall cover the maximum number of shares permitted by the SEC. Each Additional Registration Statement must be declared effective by the SEC within 60 days of the applicable investor request (or 90 days if there is a full review by the SEC of the applicable Additional Registration Statement). Our obligation to file Additional Registration Statements continues until either all of the shares of our of common stock underlying the senior convertible notes and Senior Note Warrants have been covered by a registration statement or all of the shares of our common stock underlying the senior convertible notes and Senior Note Warrants may be sold by the investors without restriction under Rule 144(k) promulgated under the Securities Act.

         Subject to certain grace periods, the Initial Registration Statement and each Additional Registration Statement must remain effective and available for use until the earlier of the date the investors can sell all of the securities covered by the registration statement without restriction pursuant to Rule 144(k) and the date all such securities have been sold pursuant to the registration statement. If we fail to meet the filing or effectiveness requirements of the Initial Registration Statement or any Additional Registration Statement, subject to certain grace periods, we are required to pay liquidated damages of $132,000 on the date of such failure and on every 30th day thereafter until such failure is cured. The total penalties payable by us for our failure to meet these filing and effectiveness requirements are capped at $825,000. The amended and restated registration rights agreement provides for customary indemnification for us and the investors.

         Placement Agent Fees and Warrants
         ---------------------------------

         In connection with the Senior Convertible Note Financing, we paid aggregate placement agent fees to Montgomery & Co., LLC (a NASD-registered broker-dealer) in the amount of $396,000 in cash ($300,000 associated with the July 30, 2006 private placement and $96,000 associated with the January 18, 2007 private placement) and issued warrants to the Montgomery 2006-5 Partnership, as a designee of Montgomery & Co., LLC, to purchase an aggregate of 600,710 shares of our common stock (455,084 warrants associated with the July 30, 2006 private placement and 145,626 warrants associated with the January 18, 2007 private placement). The warrants have an exercise price of $0.43948 per share and expire 5 years from the date of issuance.

         The descriptions of the documents and agreements discussed above are qualified by reference to the complete text of those documents and agreements. However, those documents and agreements, including without limitation the representations, warranties, covenants and other provisions of those documents and agreements, are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in our reports under the Securities Exchange Act of 1934, as amended.

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock issuable upon conversion of the principal and/or interest, and the payment of principal and/or interest in shares of common stock, each pursuant to the terms of the convertible notes to permit the resale of these shares of common stock by the holders of the convertible notes from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

         The selling security holders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

o on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

o        in the over-the-counter market;

o in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

o through the writing of options, whether such options are listed on an options exchange or otherwise;

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o        privately negotiated transactions;

o        short sales;

o        sales pursuant to Rule 144;

o broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

o        a combination of any such methods of sale; and

o        any other method permitted pursuant to applicable law.

         If the selling security holders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling security holders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling security holders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

         The selling security holders may pledge or grant a security interest in some or all of the convertible notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The selling security holders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

         Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         There can be no assurance that any selling security holder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

         The selling security holders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

         We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $125,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling security holder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling security holders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling security holders will be entitled to contribution. We may be indemnified by the selling security holders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling security holder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

         Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

                          DESCRIPTION OF CAPITAL STOCK

         General
         -------

         Our Articles of Incorporation, as amended, authorize the issuance of up to 110,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, no par value per share. As of January 19, 2007, there were 54,429,863 shares of common stock issued and outstanding, no shares of preferred stock issued and outstanding, and no series or rights, powers or preferences of our preferred stock have been established.

         Common Stock
         ------------

         The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by our Board of Directors out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and our other liabilities, subject to the prior rights of any preferred stock then outstanding. Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable.

         Preferred Stock
         ---------------

         The affirmative vote of the holders of a majority of our common stock is required to designate one or more series of preferred stock and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights and the qualifications or restrictions thereof. Thereafter, our Board of Directors has the authority to issue the preferred stock from time to time without any further action by our stockholders. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock, and may have the effect of delaying, deferring or preventing a change in control of our Company. The existence of authorized but unissued preferred stock may enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our Board of Directors were to determine that a takeover proposal is not in our best interests, our Board of Directors could cause shares of preferred stock of a series previously approved by our stockholders to be issued without further stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

         Transfer Agent and Registrar
         ----------------------------

         The transfer agent and registrar for our common stock is First American Stock Transfer. Its telephone number is (602) 485-1346.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered under this prospectus will be passed upon by Moye White LLP, Denver, Colorado.

                                     EXPERTS

         The consolidated financial statements of Raptor Networks Technology, Inc., as of and for the years ended December 31, 2005 and 2004 included in this prospectus and in the registration statement of which this prospectus is a part have been audited by Comiskey & Company, P.C., independent certified public accountants, to the extent and for the periods set forth in their report, appearing elsewhere in this prospectus, and are incorporated in this prospectus in reliance upon the report given upon the authority of Comiskey & Company, P.C., as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. Many of the contracts and documents described in this prospectus are filed as exhibits to the registration statements and you may review the full text of such contracts and documents by referring to such exhibits.

         For further information with respect to us and the common stock offered under this prospectus, reference is made to the registration statement and its exhibits and schedules. The registration statement, including its exhibits and schedules, may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street N.E., Washington, D.C. 20549. Copies of such documents may be obtained from the Securities and Exchange Commission upon the payment of the charges prescribed by the Securities and Exchange Commission. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

         The Securities and Exchange Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's web site address is http://www.sec.gov. Our web site address is http://www.raptor-networks.com.

         All trademarks or trade names referred to in this prospectus are the property of their respective owners.

                                          RAPTOR NETWORKS TECHNOLOGY, INC.

                                           INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                               ----

Financial Statements - Years Ended December 31, 2005 and 2004

     The Report of Independent Registered Public Accounting Firm................................................F-2

     Consolidated Balance Sheets ...............................................................................F-3

     Consolidated Statements of Operations......................................................................F-4

     Consolidated Statements of Stockholders' Equity (Deficit)..................................................F-5

     Consolidated Statements of Cash Flows......................................................................F-6

     Notes to Consolidated Financial Statements.................................................................F-7

Financial Statements - Three Months and Nine Months Ended September 30, 2006 and 2005

     Consolidated Balance Sheets as of September 30, 2006 (unaudited)
         and December 31, 2005 (audited).......................................................................F-21

     Consolidated Statements of Operations for the Three Months and Nine Months
         Ended September 30, 2006 (unaudited) and September 30, 2005 (unaudited)...............................F-22

     Consolidated Statements of Cash Flows for the Nine Months Ended
         September 30, 2006 (unaudited) and September 30, 2005 (unaudited).....................................F-23

     Notes to Consolidated Financial Statements................................................................F-24


                                                        F-1

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Raptor Networks Technology, Inc.


We have audited the accompanying consolidated balance sheets of Raptor Networks Technology, Inc. as of December 31, 2004 and 2005, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 2004 and 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (U.S.). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Raptor Networks Technology, Inc. as of December 31, 2004 and 2005, and the consolidated results of its operations, changes in stockholders' equity (deficit) and cash flows for the years ended December 31, 2004 and 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements are presented assuming the company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company has sustained accumulated losses from operations totaling more than $37,500,000 at December 31, 2005. This condition, and the fact that the Company has had no significant sales of its products to date, raise substantial doubt about its ability to continue as a going concern. Management's plans to address these conditions are also set forth in Note 1 to the financial statements. The accompanying financial statements do not include any adjustments which might be necessary if the Company is unable to continue.


Denver, Colorado
March 15, 2006

                                                          /S/ COMISKEY & COMPANY
                                                        PROFESSIONAL CORPORATION


                                     RAPTOR NETWORKS TECHNOLOGY, INC.
                                        CONSOLIDATED BALANCE SHEETS

                                                                            December 31,     December 31,
                                                                               2005              2004
                                                                            ------------     ------------
                                                  ASSETS
CURRENT ASSETS
   Cash and cash equivalents                                                $  1,442,130     $     39,213
   Inventory, net                                                              1,132,322        1,212,290
   Prepaid expenses                                                              199,246          260,297
   License fees                                                                  305,320          259,480
   Other current assets                                                          199,899            9,633
                                                                            ------------     ------------
      Total current assets                                                     3,278,917        1,780,913

PROPERTY AND EQUIPMENT, NET                                                      587,659          770,446

OTHER ASSETS
   Debt issue cost                                                                12,838           25,676
   Deposits                                                                      102,362          104,333
                                                                            ------------     ------------

TOTAL ASSETS                                                                $  3,981,776     $  2,681,368
                                                                            ============     ============

                              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
   Accounts payable                                                         $    155,412     $    418,320
   Deferred revenue                                                                   --           44,000
   Accrued liabilities                                                           144,239        1,097,686
   Short-term debt                                                                    --           87,817
   Short-term convertible debt                                                        --        1,000,000
   Accrued interest payable                                                       52,464           51,719
                                                                            ------------     ------------
      Total current liabilities                                                  352,115        2,699,542

Long-term convertible debt                                                     1,214,290        1,214,290

STOCKHOLDERS' EQUITY (DEFICIT)
   Preferred stock, no par value; 5,000,000 shares authorized                         --               --
   Common stock, $.001 par; 75,000,000 and 50,000,000 shares
      authorized 54,204,367 and 30,845,942 shares issued and outstanding          54,204           30,846
   Additional paid-in capital                                                 43,971,664       26,956,247
   Accumulated deficit                                                       (41,610,497)     (28,219,557)
                                                                            ------------     ------------
      Total stockholders' equity (deficit)                                     2,415,371       (1,232,464)
                                                                            ------------     ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                        $  3,981,776     $  2,681,368
                                                                            ============     ============

          The accompanying notes are an integral part of these consolidated financial statements


                                                   F-3



                        RAPTOR NETWORKS TECHNOLOGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                  December 31,     December 31,
                                                      2005             2004
                                                  ------------     ------------

REVENUE, NET                                      $    289,236     $     54,040
COST OF SALES                                          120,300           27,330
                                                  ------------     ------------

GROSS PROFIT                                           168,936           26,710
                                                  ------------     ------------

OPERATING EXPENSES
   Consulting                                               --          714,935
   Finder's Fees                                     1,064,405          985,857
   Cost of warrants granted                          3,432,994          120,000
   Stock for services                                       --       11,208,856
   Salary expense and salary related costs           2,630,429        3,032,400
   Marketing expense                                   349,310          189,843
   Research & Development                              403,057        1,167,068
   Selling, general and administrative               2,766,716        3,075,302
                                                  ------------     ------------

    Total operating expenses                        10,646,911       20,494,261
                                                  ------------     ------------

Loss from operations                               (10,477,975)     (20,467,551)
                                                  ------------     ------------

OTHER INCOME (EXPENSE)
   Interest income                                       2,779            7,681
   Cost associated with convertible debt            (2,652,000)              --
   Interest expense                                   (263,744)        (115,114)
                                                  ------------     ------------

Total other income (loss)                           (2,912,965)        (107,433)
                                                  ------------     ------------

Loss before income taxes                           (13,390,940)     (20,574,984)
                                                  ------------     ------------

Income tax benefit                                          --               --

NET LOSS                                          $(13,390,940)    $(20,574,984)
                                                  ============     ============

Basic and diluted net loss per share              $      (0.33)    $      (0.73)
                                                  ============     ============

Basic and diluted weighted average number
  of shares outstanding                             40,001,954       28,364,188
                                                  ============     ============


  The accompanying notes are an integral part of these consolidated financial statements


                                      F-4




                                                  RAPTOR NETWORKS TECHNOLOGY, INC.
                                      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                         Common Stock                          Additional                                 Total
                              ---------------------------------  Additional     Paid-in                                stockholders'
                               Number of     Amount   Subscribed   Paid-in      Capital-     Deferred     Accumulated     equity
                                shares                             Capital      Warrants   Compensation     Deficit      (deficit)
                              -----------   --------   --------  -----------   -----------  -----------   -----------   -----------
Balance, December 31, 2003     20,556,719     20,557       (500)   9,831,677            --   (1,543,996)   (7,644,573)      663,165

Common stock issued for
  services, March 17, 2004
  $1.58 per share               5,920,600      5,921         --    9,348,627            --           --            --     9,354,548

Common stock issued for
  cash, April 2, 2004
  $1.75 per share               3,200,000      3,200         --    5,596,800            --           --            --     5,600,000

Common stock issued for
  cash, April-June $1.80
  per share                       972,223        973         --    1,749,029            --           --            --     1,750,002

Common stock issued for
  services, April-June 2004
  $1.58 per share                 200,000        200         --      315,800            --           --            --       316,000

Write-off of common stock
  subscribed, May 2004                 --         --        500           --            --           --            --           500

Common stock retired               (3,600)        (5)        --       (5,686)           --           --            --        (5,691)

Valuation conversion
  related to issuance
  of warrants                          --         --         --           --       120,000           --            --       120,000

Net loss for the year
  ended December 31, 2004              --         --         --           --            --    1,543,996   (20,574,984)  (19,030,988)
                              -----------   --------   --------  -----------   -----------  -----------   -----------   -----------
Balance, December 31, 2004     30,845,942     30,846         --   26,836,247       120,000           --   (28,219,557)   (1,232,464)
                              -----------   --------   --------  -----------   -----------  -----------   -----------   -----------
Common stock issued for
  legal settlement, January
  12, 2005 $0.40 per share        975,000        975         --      388,538            --           --            --       389,513

Common stock issued for
  legal settlement, January
  12, 2005 $0.578 per share       262,500        262         --      151,463            --           --            --       151,725

Common stock and warrants
  issued for Cash, April -
  June 2005 $0.50 per share     4,262,000      4,262         --    2,126,738            --           --            --     2,131,000

Common stock and warrants
  issued for Cash, July -
  September 2005 $0.50 per
  share                         6,355,000      6,355         --    3,171,145            --           --            --     3,177,500

Common stock issued in
  bridge loan conversion
  $0.40 per share               1,540,244      1,540         --      614,557            --           --            --       616,097

Common stock issued in
  bridge loan conversion
  $0.50 per share               6,023,931      6,024         --    2,503,947            --           --            --     2,509,971

Common stock issued for
  services issued for Note        300,000        300         --      157,800            --           --            --       158,100

Beneficial conversion
  Feature of convertible
  notes                                --         --         --           --     2,271,400           --            --     2,271,400

Detachable common stock
  purchase warrants                    --         --         --           --       380,600           --            --       380,600

Warrants issued as a
  financing incentive                  --         --         --           --     3,432,994           --            --     3,432,994

Common stock and warrants
  issued for Cash, Oct -
  December 2005 $0.50 per
  share                         3,639,750      3,640         --    1,816,235            --           --            --     1,819,875

Net loss for the year ended
  December 31, 2005                    --         --         --           --            --           --   (13,390,940)  (13,390,940)
                              -----------   --------   --------  -----------   -----------  -----------   -----------   -----------
Balance, December 31, 2005     54,204,367     54,204         --   37,766,670     6,204,994           --   (41,610,497)    2,415,371
                              -----------   --------   --------  -----------   -----------  -----------   -----------   -----------

                        The accompanying notes are an integral part of the consolidated financial statements.

                                                                F-5



                                     RAPTOR NETWORKS TECHNOLOGY, INC.
                                   CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                            December 31,      December 31,
                                                                                2005              2004
                                                                            ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                               $(13,390,940)     $(20,574,984)
     Adjustments to reconcile net loss to net cash flows from operating activities:
         Depreciation                                                            316,388           180,387
         Amortization                                                             12,838         1,556,834
         Common stock issued for services/settlements                            699,338         9,670,548
         Interest expense related to debt conversion                           2,652,000                --
         Common stock issued for interest payable related to
         debt conversion                                                         166,068                --
         Warrants issued                                                       3,432,994           120,000
         Forgiveness of Stock receivable                                              --               500
Gain on disposal of property and equipment                                            --            (1,271)
     Changes in operating assets and liabilities:
          Other current assets                                                  (190,266)           28,472
          Note receivable                                                             --            60,000
          Deposits                                                                 1,971           (79,413)
          Prepaid assets                                                          61,051           123,109
          License fees                                                           (45,840)         (173,480)
          Inventories                                                             79,968          (983,216)
          Accounts payable                                                      (262,908)          (26,644)
          Interest payable                                                           745            51,719
          Other accrued liabilities                                             (953,447)        1,063,632
          Deferred Revenue                                                       (44,000)           44,000
          Accrued payroll and payroll taxes                                           --          (129,024)
                                                                            ------------      ------------
     Net cash flows from operating activities                                 (7,464,040)       (9,068,831)
                                                                            ------------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
         Proceeds from sale of property and equipment                                 --             2,410
         Property and equipment purchases                                       (133,601)         (569,714)
                                                                            ------------      ------------
     Net cash flows from investing activities                                   (133,601)         (567,304)
                                                                            ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
         Issuance of Common Stock                                              7,128,375         7,350,002
         Retirement of shares                                                         --            (5,691)
         Payments on short-term debt                                             (87,817)               --
         Proceeds from convertible Debt                                        1,960,000         2,014,290
                                                                            ------------      ------------
     Net cash flows from investing activities                                  9,000,558         9,358,601
                                                                            ------------      ------------

NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                                                          1,402,917          (277,534)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                  39,213           316,747
                                                                            ------------      ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                  $  1,442,130      $     39,213
                                                                            ============      ============

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITY

Property and equipment acquired by short term note                                    --            87,817
Interest paid                                                                     80,922            50,543
Taxes paid                                                                            22             2,400

           The accompanying notes are an integral part of the consolidated financial statements.

                                                   F-6

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2005


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION
-----------
The Company is a provider of integrated high-speed Ethernet switching systems which enable new emerging high bandwidth critical applications. The data network market areas that the Company is targeting include video, storage, Internet Protocol telephony, and technology refresh. The Company is currently focusing on the United States market. In 2003, the Company was in the development stage. Principal operations have commenced, although minimal revenues have been recognized to date.

The Company was incorporated under the laws of the state of Colorado on January 22, 2001 under the name Pacific InterMedia, Inc. ("Pacific"). The principal office of the corporation is 1241 E. Dyer Rd., Suite 150, Santa Ana, California 92705.

On October 17, 2003, Pacific completed a business combination transaction with Raptor Networks Technology, Inc. ("Raptor"), a closely-held California corporation, through acquisition of all of the issued and outstanding common stock of Raptor in exchange for authorized but previously unissued restricted Common Stock of Pacific. Immediately prior to completion of the acquisition transaction, Pacific had a total of 4,034,000 shares of its Common Stock issued and outstanding comprised of 1,034,000 registered shares held by approximately 25 stockholders and 3,000,000 shares of restricted stock held by Pacific's founder and sole officer and director.

As a material aspect of the acquisition, Pacific re-acquired and cancelled the 3,000,000 restricted shares as consideration for transfer of its remaining assets consisting of cash and office equipment to the officer and director, leaving only the registered common stock, 1,034,000 shares, as all of its issued and outstanding capital stock prior to completion of the Raptor acquisition.

Pursuant to terms of the acquisition agreement, all of the issued and outstanding common stock of Raptor, 19,161,256 shares, was acquired by Pacific, share-for-share, in exchange for its authorized but previously unissued common stock. Upon completion of the acquisition, Raptor became a wholly owned subsidiary of Pacific and the Raptor shareholders became shareholders of Pacific. Unless otherwise indicated, all references in these financial statements to "the Company" include Pacific and its wholly owned subsidiary, Raptor. All intercompany transactions have been eliminated. On December 3, 2003, Pacific changed its name to Raptor Networks Technology, Inc.

The acquisition transaction has been treated as a reverse merger, with Raptor considered the accounting acquirer. The Company's reporting year end was subsequently changed from August 31 to December 31.

REVENUE RECOGNITION
-------------------
The Company records revenues when the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred; (iii) the price to the customer is fixed or determinable; and (iv) collection of the sales price is reasonably assured. Delivery occurs when goods are shipped and title and risk of loss have passed to the customer. Revenue is deferred in all instances where the earnings process is incomplete. The Company recognizes revenue from distribution sales when all contingencies are satisfied and upon persuasive evidence of a sale to end users until such time that historical sell through ratios have been developed.

CASH AND CASH EQUIVALENTS
-------------------------
The Company considers all short-term marketable securities with a maturity of three months or less to be cash equivalents.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2005


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     ------------------------------------------------------

PREPAID EXPENSES
----------------
Prepaid expenses represent amounts paid in advance for contracts extending past the period end date.

INVENTORY
---------
Inventory is recorded at the lower of average cost or market. When required, a provision is made to reduce excess and obsolete inventory to estimated net realizable value. Inventory at December 31, 2005 consists of raw materials and finished goods.

LICENSE FEES
------------
The Company capitalizes software license fees from third party software which is included in its systems. These costs will be amortized and charged to cost of sales over the projected number of systems expected to be sold incorporating the capitalized software. For the years ended December 31, 2004 and 2005, the amount of capitalized license fees totaled $260,000 and $310,000, respectively. Amortization of these license fees included in cost of sales for the years ended December 31, 2004 and 2005 totaled $520 and $4,160 respectively.

PROPERTY AND EQUIPMENT
----------------------
Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the assets' estimated useful lives as follows: computer equipment, furniture and fixtures and testing equipment are depreciated over three years, office equipment is depreciated over seven years and leasehold improvements are depreciated over the term of the lease.

REPAIRS AND MAINTENANCE
-----------------------
Repairs and maintenance of a routine nature are charged as incurred, while those which extend or improve the life of existing assets are capitalized.

MARKETING COSTS
---------------
Advertising costs are expensed as incurred. For the years ended December 31, 2004 and 2005, advertising costs were $189,843 and $349,310 respectively.

RESEARCH AND DEVELOPMENT COSTS
------------------------------
Research and development costs, which are expensed as incurred, are comprised of the following costs incurred in performing R&D activities: product design cost including rental of design tools, consumables, and costs of prototypes.

IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS
-------------------------------------------
The Company reviews its long-lived assets and certain related intangibles for impairment periodically, and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. No assets were considered impaired for the years ended December 31, 2004 and 2005.

DEPOSITS
--------
Deposits represent amounts paid under the Company's office space lease and various other arrangements with state agencies.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2005


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     ------------------------------------------------------

USE OF ESTIMATES
----------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES
------------
The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted federal, state, and local income tax rates and laws that are expected to be in effect when the differences reverse.

FAIR VALUE OF FINANCIAL INSTRUMENTS
-----------------------------------
Unless otherwise indicated, the fair value of all reported assets and liabilities which represent financial instruments (none of which are held for trading purposes) approximate the carrying values of such instruments.

RECLASSIFICATIONS
-----------------
Certain previous year amounts have been reclassified to conform to the current year presentation. These reclassifications had no impact on net earnings, financial position or cash flows.

STOCK-BASED COMPENSATION
------------------------
The Financial Accounting Standards Board has issued "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 requires that an entity account for employee stock-based compensation under a fair value base method. However, SFAS 123 also allows an entity to continue to measure compensation cost for employee stock-based compensation using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion 25"). Entities electing to remain with the accounting under APB Opinion No. 25 are required to make pro forma disclosures of net loss and loss per share as if the fair value based method of accounting under SFAS 123 had been applied.

As permitted by SFAS 123, the Company has elected to account for stock-based compensation using the intrinsic value method. Accordingly, no compensation cost has been recognized for stock options granted at or above market value. The following table illustrates the effect on net loss and net loss per share had the fair value method of accounting been applied to all of the Company's stock option grants, which requires recognition of compensation cost ratably over the vesting period of the underlying equity instruments.

                                                                           December 31, 2005    December 31,2004
                                                                           -----------------    ----------------
Net Income (loss)
   As reported ........................................................     $   (13,390,940)     $  (20,574,984)
    Stock-based employee compensation expense determined
      under the fair value method .....................................            (167,392)           (619,995)
    Pro forma .........................................................     $   (13,558,332)     $  (21,194,979)
                                                                            ===============      ===============
Basic net loss per share
   As reported ........................................................     $         (0.33)     $        (0.73)
                                                                            ===============      ===============


   Pro forma ..........................................................     $         (0.34)     $        (0.75)

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2005


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     ------------------------------------------------------

STOCK-BASED COMPENSATION (CONTINUED)
------------------------------------

The pro forma amounts were estimated using the Black-Scholes option-pricing model with the following assumptions:

                                                                      December 31, 2005         December 31, 2004
                                                                      -----------------         -----------------
   Average Fair Value..............................................     $0.44 - $0.92              $0.48 -$3.55
   Dividend Yield..................................................           -                          -
   Risk Free Interest Rate.........................................         6.0%                       6.0%
   Expected Life...................................................        3 Years                    3 Years
   Expected Volatility.............................................      612 - 630%                 131 - 531%

Effective in the first quarter of 2006, the Company will be required to adopt the provisions of SFAS No. 123(R) - SHARE-BASED PAYMENT. The Company expects to record periodic compensation cost over the remaining vesting period of existing options under the modified prospective method of adoption. New equity awards will be recorded at fair value over the period that services are rendered, as adjusted for anticipated forfeitures of equity instruments.

CONSIDERATION OF OTHER COMPREHENSIVE INCOME ITEMS
-------------------------------------------------
The Financial Accounting Standards Board has issued "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires companies to present comprehensive income (consisting primarily of net income plus other direct equity changes and credits) and its components as part of the basic financial statements. For the year ended December 31, 2004 and the year ended December 31, 2005, the Company's financial statements do not contain any changes in equity that are required to be reported separately in comprehensive income.

CONCENTRATION OF RISK
---------------------
From time-to-time, the Company maintains cash balances in excess of FDIC insured limits. The amount of such excess at December 31, 2005 was approximately $1,380,000.

LOSS PER SHARE
--------------
Loss per share was computed using the weighted average number of shares of common stock and common stock equivalents outstanding during the period.

STOCK BASIS
-----------
Shares of common stock issued for services in 2004 were valued on the same level as shares sold for cash through a private placement during the second quarter of 2004 minus a discount of 10% for anticipated stock price movements in the open market.

COMPENSATED ABSENCES
--------------------
During the current year the Company implemented a personal time off policy. Employees of the Company are entitled to compensated absences depending on their length of service to a maximum of 25 days. For the years ended December 31, 2004 and 2005 the balance owed for compensated absences was $73,470 and $82,821 respectively.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2005


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING PRONOUNCEMENTS
-----------------------------
In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4." This Statement clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted materials. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The initial application of SFAS No. 151 will have no impact on the Company's financial statements.

In December 2004, the FASB issued SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67." This Statement references the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position 04-2, "Accounting for Real Estate Time-Sharing Transactions." This Statement also states that the guidance for incidental operations and costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. The initial application of SFAS No. 152 will have no impact on the Company's financial statements.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Non-monetary Assets - an amendment of APB Opinion No. 29." This Statement eliminates the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect application of SFAS No. 153 to have a material affect on its financial statements.

In May 2005, the FASB issued SFAS 154, "Accounting Changes and Error Corrections." SFAS 154 replaces APB 20, "Accounting Changes" and SFAS 3, "Reporting Accounting Changes in Interim Financial Statements" and establishes retrospective application as the required method for reporting a change in accounting principle. SFAS 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The reporting of a correction of an error by restating previously issued financial statements is also addressed. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of this statement to have a material impact on the financial statements.

In February of 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments", which is intended to simplify the accounting and improve the financial reporting of certain hybrid financial instruments (i.e., derivatives embedded in other financial instruments). The statement amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities a replacement of FASB Statement No. 125." SFAS No. 155 is effective for all financial instruments issued or acquired after the beginning of an entity's first fiscal year that begins after September 15, 2006. Management is currently evaluating the impact SFAS No. 155 will have on our consolidated financial statements, if any.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2005


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     ------------------------------------------------------

PRESENTATION AS A GOING CONCERN
-------------------------------
The Company has had only a limited operating history with minimal sales, and has sustained operating losses of $20,574,984 in 2004 and $13,390,940 in 2005. Although at December 31, 2005, the Company had a working capital position of $2,926,802 and a stockholders' equity of $2,415,371, these results came primarily from additional debt financing and the conversion of debt to equity. Future operations may not sustain these positive positions. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

Management is looking to address these conditions by raising additional capital to fund continuing operations. However, the Company currently has no commitments for any additional financing and there can be no assurance that the Company will be able to obtain requisite financing on acceptable terms, if at all. The accompanying financial statements do not reflect any adjustments which might be necessary if the Company is unable to continue.

2.   PROPERTY & EQUIPMENT
     --------------------

Property and equipment consisted of the following:

                                                  December 31,      December 31,
                                                      2005              2004
                                                  -----------       -----------
         Furniture and Office equipment           $   188,481       $   136,350
         Computer equipment                           193,701           167,048
         Testing equipment                            606,738           537,314
         Leasehold Improvements                       113,317           127,924
                                                  -----------       -----------

                                                    1,102,237           968,636
         Less: Accumulated depreciation              (514,578)         (198,190)
                                                  -----------       -----------

                                                  $   587,659       $   770,446
                                                  ===========       ===========

3.   INVENTORY
     ---------

Inventory consisted of the following:
                                                  December 31,      December 31,
                                                      2005              2004
                                                  -----------       -----------

         Raw Materials                            $   962,483       $ 1,006,385
         Finished Goods                               169,839           205,905
                                                  -----------       -----------

                                                  $ 1,132,322       $ 1,212,290
                                                  ===========       ===========


4.   CONVERTIBLE DEBT
     ----------------

                                     8%, 3 YEAR     10% BRIDGE       8% BRIDGE
                                        NOTES          NOTES           NOTES
                                     -----------    -----------     -----------
Balance at December 31, 2004         $ 1,214,000    $ 1,000,000     $        --

   Issuance of Notes                          --      1,360,000         600,000
   Conversion on August 25, 2005              --     (2,360,000)             --
   Conversion on July 15, 2005                --             --        (600,000)
                                     -----------    -----------     -----------

Balance at December 31, 2005         $ 1,214,000    $        --     $        --
                                     ===========    ===========     ===========

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2005


4.   CONVERTIBLE DEBT (CONTINUED)
     ----------------------------

8%, 3 Year Notes
----------------

During the period December 2003 to April 2004, the Company secured convertible loans for a total amount of $1,214,290. Interest on these loans accrues at an annual rate of 8%. The loans are convertible into shares of the Company's common stock at any time during the three year period following initial funding of the loans. The conversion rate is $3.50 per share. If the loans are not earlier voluntarily converted, the total amount owed shall automatically convert into shares of the Company's common stock at a conversion price of $3.50 per share on April 15, 2007.

10% Convertible Bridge Notes
----------------------------

During the period between November 2004 and February 2005, the Company issued forty-two convertible notes (the "10% Notes") to various private-party non-affiliate accredited investors in the aggregate principal amount of $2,360,000 in exchange for $2,360,000 in cash, less a 10% placement fee, for net proceeds of $2,124,000. The 10% Notes bore interest at a rate of 10% per annum. Pursuant to the terms of the 10% Notes, the outstanding principal amount of these loans, together with all accrued but unpaid interest thereunder, would automatically convert into shares issued in an equity based financing with gross proceeds of at least $4,000,000, if any, of the sale of the Company's common stock or other equity based equivalent, and at a price per share not to exceed $0.50 per share (a "10% Note Qualified Financing"); provided, however, that for the purpose of determining the number of shares and warrants to be received by the holders upon such conversion, the holders would be deemed to have tendered 120% of the outstanding balance of the 10% Notes.

The 10% Convertible Notes were issued along with 1,416,000 Series E Common Stock Purchase Warrants to purchase Common shares at $0.60 per share for a term of five years from issuance. The net proceeds from the issuance of convertible debt and warrants was first allocated to the convertible debt and the warrants in the ratio of their respective fair values, resulting in a discount from the debt related to the Series E Warrants (of which $120,000 was recognized in 2004). Since the 10% Convertible Notes were due on demand, the entire discount of $1,743,300 on the convertible debt and $380,600 for the Series E Warrants was charged to operations in the year incurred. Upon resolution of the Qualified Financing contingency, the value assigned to the beneficial conversion feature was recorded as additional debt discount in the amount of $2,124,000 and charged to operations in 2005.

The Series E Warrants have an exercise price of $0.60 per share and shall expire five years from the date of issuance. Management believes that it is reasonable to assume that the 1,416,000 Series E Warrants will be settled in shares. With respect to the valuation of the 1,416,000 Series E Warrants, issued between November 2004 and February 2005, a volatility of 88%, a strike price of $0.60, an option value of $0.27 - $0.72 and using the Black-Scholes model, an additional expense of financing of $395,190 has been recognized during the year 2005.

As of the August 25, 2005 closing of the Company's most recent "2005 Private Placement" of units consisting of common stock and warrants, the Company had raised total gross proceeds of $3,558,500 through such 2005 Private Placement. In addition, between February 2005 and April 2005 (and as described in more detail below), the Company secured additional private debt financing from various private-party non-affiliates in the original aggregate principal amount of $600,000 through the issuance of 8% Convertible Bridge Notes. After adding this $600,000 in convertible debt financing to the gross proceeds of the 2005 Private Placement, the aggregate gross proceeds to the Company were $4,158,500. As a result, the Company achieved a 10% Note Qualified Financing and, accordingly, the $4,000,000 automatic conversion event of the 10% Notes was triggered upon the August 25, 2005 closing of the 2005 Private Placement.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2005


4.       CONVERTIBLE DEBT (CONTINUED)
         ----------------------------

As of August 25, 2005, the total principal and accrued interest under the 10% Notes was $2,509,971. After taking into account the provision of the 10% Notes which provided that the holders would be deemed to have tendered 120% of the outstanding balance of the 10% Notes, the holders of the 10% Notes were deemed to have tendered $3,011,965 for the purpose of determining the number of shares and warrants to be received by the holders upon such conversion. Based on the offering terms of the Company's 2005 Private Placement, the holders were entitled to an aggregate of 6,023,932 shares of the Company's common stock (based on a $0.50 price per share of common stock included within the units offered to investors in the 2005 Private Placement) and 1,505,989 Series G-BH Warrants to purchase the Company's common stock. The Series G-BH Warrants have an exercise price of $2.50 per share of common stock, expire five years from the date of issuance, and are callable by the Company the first day after the 30-trading-day average price of the Company's common stock exceeds $3.50 per share. With respect to the valuation of the 1,505,989 Series G-BH Warrants, issued between November 2004 and February 2005, a volatility of 88%, a strike price of $2.50, an option value of $0.17 - $0.51 and using the Black-Scholes model, an additional expense of financing of $552,126 has been recognized during the year 2005.

8% Convertible Bridge Notes
---------------------------

Between February 2005 and April 2005, the Company secured private debt financing from various private-party non-affiliates in the original aggregate principal amount of Six Hundred Thousand Dollars ($600,000). The net proceeds to the Company were Five Hundred Twenty-Eight Thousand Dollars ($528,000) after the payment of a 12% placement fee to the placement agent. The debt was evidenced by thirteen Convertible Bridge Notes (the "8% Notes"), which bore interest at a rate of 8% per annum. The 8% Notes contained a conversion provision whereby the entire principal and accrued interest of the 8% Notes would automatically convert into shares of the Company's common stock if the Company raised at least Three Million Dollars ($3,000,000) in a private equity financing after the issuance of the 8% Notes (an "8% Note Qualified Financing"). For purposes of such conversion, the conversion price would reflect a 20% discount from the per share purchase price in the 8% Note Qualified Financing. In addition, the $600,000 in 8% Notes was to be added to the proceeds from the 8% Note Qualified Financing for purposes of calculating the $3,000,000 amount, which triggered the automatic conversion.

As of the July 15, 2005 closing of the Company's 2005 Private Placement, the Company had raised total gross proceeds of $2,416,000 through such 2005 Private Placement. After adding the $600,000 in 8% Notes to these gross proceeds as required by the conversion provisions of the 8% Notes, the aggregate gross proceeds from the 2005 Private Placement and 8% Notes was $3,016,000. As a result, the Company achieved an 8% Note Qualified Financing and, accordingly, the $3,000,000 automatic conversion event of the 8% Notes was triggered upon the July 15, 2005 closing of the 2005 Private Placement.

As of July 15, 2005, the total principal and accrued interest under the 8% Notes was $616,097. Pursuant to the 20% discount in conversion price discussed above, the conversion price of the 8% Notes was $0.40 per share of the Company's common stock (based on a $0.50 price per share of common stock included within the units offered to investors in the 2005 Private Placement). Based on this $0.40 per share conversion price, the holders of the 8% Notes were entitled to an aggregate of 1,540,244 shares of the Company's common stock. The conversion of the 8% Notes did not entitle the holder's thereof to any warrants to purchase common stock.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2005


4.   CONVERTIBLE DEBT (CONTINUED)
     ----------------------------

Since the conversion of the 8% Notes was contingent on the fact that an equity based financing of at least $3,000,000 be obtained, the total charge was measured as per the date of issuance of the notes in the first and second quarter of 2005 and this charge was recognized during the third quarter of 2005 as prescribed under paragraph 13 of EITF 98-5 upon obtaining the 8% Note Qualified Financing of $3,000,000. For the valuation of the conversion feature of the note, an effective conversion price was assumed to be $0.40 per share (based on an offering price of $0.50); using the fair market values on the dates of receipt of proceeds ranging from $0.55 - $0.76 and a volatility of 88%, the total amount charged to operations during the year 2005 is $528,000.

The total interest expenses for all of the notes referenced in this Note 4 amounted to $102,172 and $2,586,678 for the years ended December 31, 2004 and 2005 respectively.

5.   STOCKHOLDERS' EQUITY
     --------------------

As of December 31, 2004, 30,845,942 shares of the Company's $0.001 par value common stock were issued and outstanding. Of these, 20,712,100 shares had been issued for services, 4,627,619 shares had been issued at $0.50 per share for total proceeds of $2,313,810, 3,200,000 shares were issued at $1.75 per share for total proceeds of $5,600,000, 972,223 shares were issued at $1.80 per share for total proceeds of $1,750,000, 300,000 shares had been issued at $0.01 per share for total proceeds of $3,000, and 1,034,000 shares remain from the reverse merger described in the audited financial statements at December 31, 2003.

In the fourth quarter of 2004, the Company retired a total of 3,600 shares. These shares were initially issued in connection with an agreed upon contract with a provider of investment relations (IR) services. The parties agreed on a change of contract conditions and the shares were no longer required. The IR firm never received the shares and the Company returned these shares to the transfer agent for retirement.

During 2003 the Company's former corporate lawyer was granted 50,000 shares at $0.01. Based on this grant a stock subscription receivable of $500 was booked. In connection with the non-renewal of the contract with the Company's former corporate lawyer, the Company considered it appropriate to write off the subscription receivable in 2004.

During 2005, the Company issued 975,000 shares and 262,500 shares, respectively, in connection with the settlement of two lawsuits as more fully described in the Company's Current Reports on Form 8-K filed with the SEC on January 24, 2005 and February 22, 2005, respectively. The Company also issued 300,000 shares for services. In connection with the Company's 2005 Private Placement and the conversion of convertible debt, the Company issued 14,256,750 shares at $0.50 per share for total proceeds of $7,128,375, 1,540,243 shares at $0.40 per share for total proceeds of $616,097 (as a result of the conversion of the 8% Notes discussed in Note 4 above) and 6,023,932 shares at $0.42 per share for total proceeds of $2,509,971 (as a result of the conversion of the 10% Notes discussed in Note 4 above).

The Company's authorized capital consists of 50,000,000 and 75,000,000 shares of common stock, par value $0.001 per share at December 31, 2004 and December 31, 2005, respectively, and 5,000,000 shares of preferred stock, no par value per share.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2005


6.   STOCK OPTIONS AND WARRANTS
     --------------------------

On July 15, 2004, the Company's Board of Directors approved a formal stock option plan subject to shareholder approval which, on April 7, 2005, was superceded by a Board approved 2005 Stock Plan. The 2005 Stock Plan was approved by the Company's shareholders on June 9, 2005 at the Company's 2005 Annual Meeting of Shareholders. As of December 31, 2005, all stock options have been issued outside of the 2005 Stock Plan. Effective January 4, 2005, the Company re-priced 895,000 of its issued and outstanding stock options, with original exercise prices ranging from $1.50-$1.75 per share, to a new exercise price of $1.00 per share. During the period between January 2005 and December 2005, 5,070,177 warrants were granted with an exercise price of $2.50 per share, 231,036 warrants were granted with an exercise price of $0.40 per share, 2,740,906 warrants were granted with an exercise price of $0.50 per share, 1,016,000 warrants were granted with an exercise price of $0.60 per share and 770,000 options were granted subject to board approval with an exercise price of $1.00 per share. The Company performed an analysis of the variable portion of the re-priced options and determined there was no financial impact to be recognized. Options and warrants are summarized as follows:

                                                                Weighted Average
                                                     Shares       Exercise Price
                                              -------------     ----------------
Outstanding at December 31, 2003                  1,405,000           $1.50

Granted                                          12,609,468            2.29
Cancelled                                        (4,875,000)           1.32
Exercised                                                 -               -
                                              -------------     ----------------
Outstanding at December 31, 2004                  9,139,468           $2.67

Granted                                           9,828,119            1.58
Cancelled                                          (692,500)           1.00
Exercised                                                 -               -
                                              -------------     ----------------
Outstanding at December 31, 2005                 18,275,087           $1.09
                                              =============     ================

The following table summarizes options and warrants outstanding at December 31, 2005:

    Range         Number       Wtd. Ave. Life     Wtd. Ave. Price    Exercisable
    -----         ------       --------------     ---------------    -----------

    .50-3.50     18,275,087       1.18 years           $1.09         16,808,419

As further consideration for securing the 8% Notes (as described in Note 4 above), the placement agent is entitled to warrants to purchase shares of the Company's common stock in an amount equal to 15% of the number of shares issued upon conversion of the 8% Notes. Based on the 1,540,243 shares of common stock issuable as a result of the conversion of the 8% Notes on July 15, 2005, the placement agent and its designees were issued an aggregate of 231,036 Series F Warrants. Fair value is calculated at the conversion date. The Series F Warrants shall have an exercise price of $0.40 per share and shall expire on the earlier of April 23, 2010 or upon a merger, acquisition, consolidation, sale of voting control or sale of substantially all of the assets of the Company in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving corporation. Management believes that it is reasonable to assume that the 231,036 Series F Warrants will be settled in shares. With respect to the valuation of the 231,036 Series F Warrants, issued between February and April 2005, a volatility of 88%, a strike price of $0.40, an option value of $0.42 - $0.76 and using the Black-Scholes model, an additional expense of financing of $146,349 has been recognized during the year 2005.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2005


6.   STOCK OPTIONS AND WARRANTS (CONTINUED)
     --------------------------------------

On July 12, 2005, the Company issued a total of 200,000 Series I Warrants to seven non-affiliate private-parties for providing financial advisory services to the Company. The Series I Warrants have an exercise price of $0.60 per share of the Company's common stock and expire on February 11, 2010. Compensation costs of $86,000 were recorded for these warrants in 2005.

As further consideration to the placement agent that secured the 10% Note financing (as described in Note 4 above), upon the August 25, 2005 conversion of the 10% Notes, the Company became obligated to issue to the placement agent 602,393 Series J Warrants to purchase common stock. The Series J Warrants have an exercise price of $0.50 per share of common stock and expire on August 25, 2010. Management believes that it is reasonable to assume that the 602,393 Series J Warrants will be settled in shares. With respect to the valuation of the 602,393 Series J Warrants, issued on August 25, 2005, a volatility of 88%, a strike price of $0.50, an option value of $0.40 and using the Black-Scholes model, an additional expense of financing of $240,957 has been recognized during the year 2005.

On September 20, 2005, the Company amended the terms of its 972,223 previously issued Series D Warrants to reduce the original exercise price of $3.50 per share to an amended exercise price of $0.50 per share.

During the period between April 2005 and November 2005, the Company raised $7,128,375 in gross proceeds from its 2005 Private Placement. Pursuant to the terms of the 2005 Private Placement, the Company issued 3,564,188 Series G Warrants to investors in conjunction with the $7,128,375 in gross proceeds. The Series G Warrants have an exercise price of $2.50 per share of common stock, expire five years from issuance date and are callable by the Company the first day after the 30-trading-day average price of the Company's common stock exceeds $3.50 per share. With respect to the valuation of the 3,564,188 Series G Warrants, issued between April 2005 and November 2005, a volatility of 88%, a strike price of $2.50, an option value of $0.23 - $0.30 and using the Black-Scholes model, an additional expense of financing of $1,106,349 has been recognized during the year 2005.

In addition, as further consideration for securing the $7,128,375 in gross proceed through the Company's 2005 Private Placement, the placement agent was entitled to warrants to purchase shares of the Company's common stock in an amount equal to 15% of the number of shares of common stock issued in the 2005 Private Placement. Based upon the issuance of 14,256,750 shares of common stock as of the final closing of the 2005 Private Placement on November 22, 2005, the Company issued 2,138,513 Series H Warrants to the placement agent and its designees. The Series H Warrants have an exercise price of $0.50 per share of common stock and expire on the earlier of November 23, 2007 or upon a merger, acquisition, consolidation, sale of voting control or sale of substantially all of the assets of the Company in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving corporation. Management believes that it is reasonable to assume that the 2,138,513 Series H Warrants will be settled in shares. With respect to the valuation of the 2,138,513 Series H Warrants, issued in November 2005, a volatility of 88%, a strike price of $0.50, an option value of $0.37 - $0.47 and using the Black-Scholes model, an additional expense of financing of $906,023 has been recognized during the year 2005.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2005


6.   STOCK OPTIONS AND WARRANTS (CONTINUED)
     --------------------------------------

Following is a summary of expenses incurred in connection with the cost of warrants granted for our financing activities in 2004 and 2005 and the cost associated with convertible debt. For complete details related to these tables see Note 4 and Note 6.

                            COST OF WARRANTS GRANTED
                WARRANTS                  2005             2004
                --------                  ----             ----

          Series E                     $ 395,190       $ 120,000
          Series F                       146,349               -
          Series G                     1,106,349               -
          Series G-BH                    552,126               -
          Series H                       906,023               -
          Series I                        86,000               -
          Series J                       240,957               -
                                ----------------- ---------------
          Total cost of
          warrants granted            $3,432,994       $ 120,000
                                ----------------- ---------------


                      COST ASSOCIATED WITH CONVERTIBLE DEBT

                                          2005             2004
                                          ----             ----
          10% Convertible Notes      $ 2,124,000               -
          8% convertible notes           528,000               -
                                ----------------- ---------------
          Total cost
          associated with
          convertible debt           $ 2,652,000               -
                                ----------------- ---------------

7.   COMMITMENTS AND LEASES
     ----------------------

As of December 31, 2005, the Company leases for its use office space and workstations under a non-cancelable operating lease expiring in 2007. In addition, the Company leases a copier through 2008 and has agreements related to inventory purchase commitments requiring future payments through 2006.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2005


7.   COMMITMENTS AND LEASES (CONTINUED)
     ----------------------------------

Future minimum payments for commitments over the next three years are as follows:

          For the year ended
              December 31,                         Amount
          ------------------                    ----------
              2006                              $  252,748
              2007                                  96,548
              2008                                   6,340
                                                ----------

              Total                             $  355,636
                                                ==========

Rent expense for the years ended December 31, 2004 and 2005 was $207,892 and $205,062, respectively.

In addition, at December 31, 2005, the Company has $241,861 in purchase order commitments. Also, we have entered into a $300,000 software license agreement related to the implementation of a second software platform. At December 31, 2005, we have capitalized an advance payment of $50,000 towards this agreement. The payment of the remaining balance of $250,000 has been postponed due to commercial delays in the release of a third-party chip set.

8.   INCOME TAXES
     ------------

The Company computes and records taxes payable based upon determination of taxable income which is different from pre-tax financial statement income. Such differences arise from the reporting of financial statement amounts in different periods for tax purposes. The timing differences are a result of different accounting methods being used for financial and tax reporting.

The Company's total deferred tax assets and deferred tax liabilities at December 31, 2005 and 2004 are as follows:

                                                 December 31,     December 31,
                                                     2005             2004
                                                 ------------     ------------

      Deferred tax assets
         Deferred compensation costs             $         --     $         --
         Non-benefited tax losses and credits      12,926,000       8,778,,000
                                                 ------------     ------------
             Total deferred tax assets             12,926,000       8,778,,000
      Deferred tax liabilities
         Net book value of assets                      44,000          132,000
                                                 ------------     ------------

             Total deferred tax liabilities            44,000          132,000
                                                 ------------     ------------
             Total net deferred tax assets         12,882,000        8,646,000

         Valuation allowance                      (12,882,000)      (8,646,000)
                                                 ------------     ------------
             Net deferred tax assets             $         --     $         --
                                                 ============     ============

A valuation allowance has been established against the realization of the deferred tax assets since the Company has determined that the operating loss carryforwards may not be realized.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2004 AND 2005


9.   RELATED PARTY TRANSACTIONS
     --------------------------

The Company has federal and state net operating loss carryforwards of approximately $41,000,000 expiring between 2023 and 2025.

On November 7, 2003, we entered into an agreement with Express Manufacturing, Inc. ("Express Manufacturing") to provide us contract manufacturing services. Express Manufacturing is owned by director Albert Wong's in-laws. Mr. Wong is an advisor to Express Manufacturing, but has no direct financial interest in the company. Express Manufacturing manufactures printed board assemblies for us in quantities and prices as set forth in quotations delivered to us for review and acceptance. Under this arrangement, we paid to Express Manufacturing approximately $183,000 and $143,000 in payments during fiscal years ended December 31, 2004 and 2005, respectively.

Director Albert Wong is Manager and controlling shareholder of DMK Investments, LLC ("DMK"). In June 2004, DMK purchased 138,889 shares of our common stock, 138,889 Series C Warrants and 138,889 Series D Warrants. DMK purchased the common stock and warrants at the same price ($1.80 per unit, each unit consisting of one share of common stock, one Series C Warrant and one Series D Warrant) and on the same terms and conditions as all other investors in our June 2004 financing. The Series C Warrants expire 60 days after the effective date of a registration statement covering the common stock, Series C Warrants and Series D Warrants issued in our June 2004 financing. A registration statement covering these securities has been filed with the SEC, but has not yet been declared effective. The Series C Warrants had an original exercise price of $3.00 per share. On August 13, 2004, we amended the terms of the Series C Warrants to have an exercise price of $1.25 per share. The Series D Warrants expire on June 1, 2009 and had an original exercise price of $3.50 per share. On December 12, 2005, we entered into an amendment with the holders of our Series D Warrants, including DMK, to reduce the exercise price of the Series D Warrants to $0.50 per share.

10.  SUBSEQUENT EVENTS
     -----------------

OPTIONS ISSUED
--------------

Subsequent to December 31, 2005, the Company awarded a total of 12,500 common stock purchase options, subject to final Board approval, to certain employees which vest at the rate of 33-1/3% on each of the first, second and third anniversaries of the date of grant, expire on the eight-year anniversary of the date of grant, and have an exercise price of $1.00 per share of the Company's common stock. Also, subsequent to December 31, 2005, the Company cancelled 325,000 options granted in 2005.


                                     RAPTOR NETWORKS TECHNOLOGY, INC.
                                       CONSOLIDATED BALANCE SHEETS

                                                                            Unaudited         Audited
                                                                           September 30,    December 31,
                                                                               2006             2005
                                                                           ------------     ------------
                                                  ASSETS
CURRENT ASSETS
   Cash and cash equivalents                                               $  2,345,117     $  1,442,130
   Accounts receivable                                                          112,432          178,640
   Inventory, net                                                             1,062,655        1,132,322
   Prepaid expenses                                                             141,955          199,246
   License fees                                                                 299,340          305,320
   Other current assets                                                          21,028           21,259
                                                                           ------------     ------------
      Total current assets                                                    3,982,527        3,278,917

PROPERTY AND EQUIPMENT, NET                                                     344,155          587,659

OTHER ASSETS
   Debt discount cost                                                         2,291,478               --
   Debt issue cost                                                              115,731           12,838
   Deposits                                                                     102,362          102,362
                                                                           ------------     ------------

TOTAL ASSETS                                                               $  6,836,253     $  3,981,776
                                                                           ============     ============

                              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
   Accounts payable                                                        $    329,697     $    155,412
   Accrued liabilities                                                          125,313          144,239
   Short-term debt                                                               36,507               --
   Detachable warrants                                                        4,090,195               --
   Conversion option liability                                                2,982,102               --
   Senior convertible note payable                                              416,667               --
   Short-term convertible debt                                                1,214,290               --
   Accrued interest payable                                                     125,011           52,464
                                                                           ------------     ------------
      Total current liabilities                                               9,319,782          352,115

Long-term convertible debt                                                           --        1,214,290

STOCKHOLDERS' EQUITY (DEFICIT)
   Preferred stock, no par value; 5,000,000 shares authorized                        --               --
   Common stock, $.001 par; 110,000,000 and 75,000,000 shares
      authorized respectively; 54,204,367 shares issued and outstanding          54,204           54,204
   Additional paid-in capital                                                44,388,315       43,971,664
   Accumulated deficit                                                      (46,926,048)     (41,610,497)
                                                                           ------------     ------------
      Total stockholders' equity (deficit)                                   (2,483,529)       2,415,371
                                                                           ------------     ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                       $  6,836,253     $  3,981,776
                                                                           ============     ============

          The accompanying notes are an integral part of these consolidated financial statements


                                                  F-21



                                       RAPTOR NETWORKS TECHNOLOGY, INC.
                                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                                  (Unaudited)

                                                    Three Months Ended               Nine Months Ended
                                              September 30,    September 30,    September 30,    September 30,
                                                  2006             2005             2006             2005
                                              ------------     ------------     ------------     ------------

REVENUE, NET                                  $    189,115     $     22,436     $    576,379     $    133,436
COST OF SALES                                       67,947           18,362          209,585           67,524
                                              ------------     ------------     ------------     ------------

GROSS PROFIT                                       121,168            4,074          366,794           65,912
                                              ------------     ------------     ------------     ------------

OPERATING EXPENSES
   Consulting Fees                                   2,000               --           66,536               --
   Finder's Fees                                   465,000          381,300          465,000          846,020
   Cost of warrants granted                             --        1,054,881               --        2,949,210
   Salary expense and salary related costs         787,894          797,302        2,328,575        2,214,007
   Marketing expense                                17,906           10,153           85,853          238,589
   Research & Development                          112,492          102,197          412,403          267,669
   Selling, general and administrative             750,775          576,633        1,942,096        1,651,459
                                              ------------     ------------     ------------     ------------

    Total operating expenses                     2,136,067        2,922,466        5,300,463        8,166,954
                                              ------------     ------------     ------------     ------------

Loss from operations                            (2,014,899)      (2,918,392)      (4,933,669)      (8,101,042)
                                              ------------     ------------     ------------     ------------

OTHER INCOME (EXPENSE)
   Interest income                                      --               --               --               --
  Change in fair value of warrants and
   convertible debt                                427,497               --          427,497               --
  Cost associated with convertible debt           (255,732)      (2,652,000)        (255,732)      (2,652,000)
  Debt financing amortization - warrants          (369,251)              --         (369,251)              --
   Interest expense                               (124,298)         (64,655)        (184,396)        (235,888)
                                              ------------     ------------     ------------     ------------

Total other income (loss)                         (321,784)      (2,716,655)        (381,882)      (2,887,888)
                                              ------------     ------------     ------------     ------------

Loss before income taxes                        (2,336,683)      (5,635,047)      (5,315,551)     (10,988,930)
                                              ------------     ------------     ------------     ------------

Income tax benefit                                      --               --               --               --

NET LOSS                                      $ (2,336,683)    $ (5,635,047)    $ (5,315,551)    $(10,988,930)
                                              ============     ============     ============     ============

Basic and diluted net loss per share          $      (0.04)    $      (0.13)    $      (0.10)    $      (0.31)
                                              ============     ============     ============     ============

Basic and diluted weighted average number
  of shares outstanding                         54,204,367       41,972,726       54,204,367       35,858,421
                                              ============     ============     ============     ============

            The accompanying notes are an integral part of these consolidated financial statements

                                                     F-22



                                         RAPTOR NETWORKS TECHNOLOGY, INC.
                                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                   (Unaudited)

                                                                                    For the nine months ended
                                                                                   September 30,    September 30,
                                                                                       2006             2005
                                                                                   ------------     ------------
Cash flows from operating activities
     Net income (loss)                                                             $ (5,315,551)    $(10,988,930)
     Adjustments to reconcile net loss to net cash used in operating activities
         Depreciation                                                                   243,504          230,932
         Amortization                                                                   644,840            9,628
         Common stock issued for services                                                    --          158,100
         Change in fair value of warrants and conversion options                       (427,497)              --
         Interest expense related to debt conversion                                         --        2,652,000
         Common stock issued for premiums related to debt conversion                         --          166,088
         Stock Based Compensation Expense                                               293,901               --
         Warrants issued                                                                     --        2,949,210

     Changes in operating assets and liabilities
         Accounts receivable                                                             66,208               --
         Other current assets                                                               231          (17,801)
         Deposits                                                                            --            1,971
         Prepaid assets                                                                  93,798          124,115
         License Fees                                                                     5,980         (297,920)
         Inventories                                                                     69,667         (150,440)
         Accounts payable                                                               174,285          (60,105)
         Note payable                                                                        --          (60,830)
         Interest Payable                                                                72,547           (3,277)
         Other accrued liabilities                                                      (18,926)        (983,238)
         Deferred revenue                                                                    --          (44,000)
                                                                                   ------------     ------------
                      Net cash provided by (used) in operating activities            (4,097,013)      (6,314,497)

Cash flows from investing activities
     Purchase of property and equipment                                                      --         (105,415)
                                                                                   ------------     ------------
                      Net cash provided by (used in) investing activities                    --         (105,415)
                                                                                   ------------     ------------

Cash flows from financing activities
     Issuance of Common stock                                                                --        5,849,738
     Proceeds from issuance of convertible note payable                               5,000,000               --
     Repayment of short term debt                                                      (689,410)
     Proceeds from short tem debt                                                       689,410        1,960,000
                                                                                   ------------     ------------
                      Net cash provided by (used in) financing activities             5,000,000        7,809,738
                                                                                   ------------     ------------

Net increase (decrease) in cash and cash equivalents                                    902,987        1,389,826
Cash and cash equivalents at beginning of period                                      1,442,130           39,213
                                                                                   ------------     ------------

Cash and cash equivalents at end of period                                         $  2,345,117     $  1,429,039
                                                                                   ============     ============

              The accompanying notes are an integral part of these consolidated financial statements

                                                      F-23

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

1.   BASIS OF PRESENTATION
     ---------------------

The accompanying financial statements have been prepared by Raptor Networks Technology, Inc. (the "Company") without audit (unless otherwise indicated) pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted as allowed by such rules and regulations, and management believes that the disclosures are adequate to make the information presented not misleading. These financial statements include all of the adjustments which, in the opinion of management, are necessary to a fair presentation of the Company's financial position and results of operations. All such adjustments are of a normal and recurring nature. These financial statements should be read in conjunction with the audited financial statements at December 31, 2005 included in the Company's most recent annual report on Form 10-KSB. Results of operations for the period ended September 30, 2006 are not necessarily indicative of the results of operations expected for the full year.

2.   STOCK-BASED COMPENSATION
     ------------------------

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(revised 2004), "Shared Based Payment" ("SFAS No.123R"), which requires the measurement and recognition of compensation cost for all share-based payment awards made to employees and directors based on estimated fair values. Prior to the adoption of SFAS No. 123R, the Company accounted for its stock-based employee compensation related to stock options under the intrinsic value recognition and measurement principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and the disclosure alternative prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." Accordingly, the Company presented pro forma information for the periods prior to the adoption of SFAS No. 123R and no employee compensation cost was recognized for the stock-based compensation plan.

The Company has elected to use the modified prospective transition method for adopting SFAS No. 123R, which requires the recognition of stock-based compensation cost on a prospective basis; therefore, prior period financial statements have not been restated. Under this method, the provisions of SFAS No. 123R are applied to all awards granted after the adoption date and to awards not yet vested with unrecognized expense at the adoption date based on the estimated fair value at grant date as determined under the original provisions of SFAS No.
123. The impact of forfeitures that may occur prior to vesting is also estimated and considered in the amount recognized. Pursuant to the requirements of SFAS No. 123R, the Company will continue to present the pro forma information for periods prior to the adoption date.

The 2005 Stock Plan was approved by the Company's shareholders on June 9, 2005 at the Company's 2005 Annual Meeting of Shareholders. The Company does not intend to grant any stock options under the 2005 Stock Plan until the plan has been registered under applicable federal and state securities laws. The Company is in the process of preparing a registration statement on Form S-8 with the Securities and Exchange Commission and comparable California state securities filings. As of September 30, 2006, all stock options have been issued outside of the 2005 Stock Plan. Effective January 4, 2005, the Company re-priced 895,000 of its issued and outstanding stock options, with original exercise prices ranging from $1.50-$1.75 per share, to a new exercise price of $1.00 per share. The Company performed an analysis of the variable portion of the re-priced options and determined there was no financial impact to be recognized.

The Company has historically and continues to utilize the Black-Scholes option pricing model to determine the fair value of stock options on the date of grant. This model derives the fair value of stock options based on certain assumptions related to the expected stock price volatility, expected option life, risk-free interest rate and dividend yield. The Company's expected volatility is based on the historical volatility of the Company's stock price over the most recent period commensurate with the expected term of the stock option award. The estimated expected option life is based primarily on historical employee exercise patterns. The Company has not paid dividends in the past and does not plan to pay any dividends in the future.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006


2.   STOCK-BASED COMPENSATION (CONTINUED)
     -----------------------------------

As of September 30, 2006, the total unrecognized share-based compensation cost related to unvested stock options was approximately $115,728. For the three-month period ended September 30, 2006 the Company recognized $59,181 in stock-based compensation costs related to the issuance of stock options to employees. This cost was calculated in accordance with SFAS No. 123R and is reflected in the Company's operating expenses.

Information with respect to stock option activity is as follows:

                                                                Weighted Average
                                                       Shares    Exercise Price
                                                 -------------  ----------------
Outstanding at June 30, 2006                        1,501,500        $1.00
  Granted                                             102,000        $1.00
  Exercised                                                 -            -
  Forfeited or expired                                      -        $1.00
                                                 -------------  ----------------
Outstanding at September 30, 2006                   1,603,500        $1.00
                                                 =============  ================

Options exercisable at September 30, 2006             918,331


The fair value of each stock option grant for the first nine months of 2006 was estimated on the date of grant using the following assumptions:

         Dividend Yield....................................         0.0%
         Risk-Free Interest Rate...........................         6.0%
         Expected Life.....................................   .75 - 3 years
         Expected Volatility...............................     91% - 164%

The following table illustrates the effect on net loss and basic loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to options granted under the Company stock option plans for the three month period ended September 30, 2005:

                                                            For the Three Months
                                                            Ended September 30,
                                                                    2005
                                                            --------------------
Net Income (loss)
   As reported.............................................     $ (5,635,047)
                                                                =============

    Pro forma..............................................     $ (5,688,480)
                                                                =============

Basic net loss per share
   As reported.............................................       $ (0.13)
                                                                  ========

   Pro forma...............................................       $ (0.13)
                                                                  ========

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006


3.   WARRANTS
     --------

Warrants granted to investors, brokers and other service providers are summarized as follows:

                                                                Weighted Average
                                                     Shares      Exercise Price
                                                --------------  ----------------
Outstanding at June 30, 2006                        16,255,087       $1.10
  Granted                                           17,520,707        0.51
  Cancelled/Forfeited                                (972,223)        1.25
  Exercised                                                  -           -
                                                --------------  ----------------
Outstanding at September 30, 2006                   32,803,571       $1.23
                                                ==============  ================

The following table summarizes warrants outstanding at September 30, 2006:

  Range          Number      Wtd. Ave. Life    Wtd. Ave. Price     Exercisable
  -----          ------      --------------    ---------------     -----------
$.40-3.50      32,803,571         2.16              $1.23           32,803,571


Warrants granted consists of Series L Warrants to purchase 17,065,623 shares of the Company's common stock and warrants to purchase 455,084 shares of the Company's common stock granted as partial consideration for placement agent services rendered in connection with the Company's July 2006 private placement (see Note 5 below for further details).

In addition, during the third quarter of 2006 all of the Company's outstanding Series C warrants to purchase an aggregate of 972,223 shares of the Company's common stock expired.

4.   SHORT-TERM DEBT
     ---------------

On April 14, 2006, the Company entered into an agreement with its insurance provider for the purpose of financing our 2006-2007 Director's and Officer's and Workers' Compensation insurance policies in the original amount of $71,581. This $71,581 is payable in ten monthly installments of $7,473 and bears interest at the annual rate of 9.5%. At September 30, 2006, the outstanding balance due on this financing agreement was $36,507.

Interest expense for this loan amounted to $1,204 for the third quarter of 2006.

On April 28, 2006, the Company entered into a senior loan and security agreement with Bridge Bank National Association and Agility Capital, LLC. The agreement was amended by a First Amendment to Loan and Security Agreement, which was also entered into on April 28, 2006, that among other things added the Company's wholly-owned subsidiary, Raptor Networks Technology, Inc, a California Corporation (the "Subsidiary"), as an additional borrower. Effective as of July 27, 2006, the Company, its subsidiary and the lenders entered into a payoff agreement setting forth the terms by which the obligations of the Company and its subsidiary under the Loan Agreement could be paid in full. On July 31, 2006 the Company paid the lenders an aggregate amount of $870,316 (consisting of principle, accrued and unpaid interest and a success fee) in accordance with the terms of the payoff agreement, at which time the Company's and its subsidiary's obligations under the loan agreement were satisfied in full and all security interests held by the lenders were released.

5.   SENIOR CONVERTIBLE NOTE FINANCING
     ---------------------------------

On July 31, 2006, the Company completed a private placement of senior convertible notes and warrants to purchase common stock to certain institutional investors for gross proceeds of $5,000,000. The Company will make monthly installment payments on the convertible notes beginning on the earlier of (i) the first day of the calendar month following the month that the registration statement required to be filed by the Company covering certain shares underlying the convertible notes and warrants is declared effective by the Securities and Exchange Commission ("SEC") or (ii) December 1, 2006. The convertible notes have a maturity date of July 31, 2008. The notes bear interest at a rate of 9.25% per annum, which rate may be adjusted to 7% per annum if certain conditions are satisfied.

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006


5.   SENIOR CONVERTIBLE NOTE FINANCING (CONTINUED)
     ---------------------------------------------


Subject to the satisfaction of certain conditions, including without limitation the above referenced registration statement being declared and remaining effective for certain extended periods of time, the Company may elect to make monthly installment payments in cash or in shares of the Company's common stock at a discount to the then current price of the Company's common stock. If such conditions are not satisfied, the Company will be required to pay such installment payments in cash. The notes have an initial conversion price of
0.43948 per share, which is subject to adjustment based on various factors, some of which are beyond the Company's control. Since the actual conversion price that would apply to future installment payments made in shares of the Company's common stock or other conversion events under the convertible notes cannot be predicted at this time, the actual number of shares of the Company's common stock that will be required if installment payments are made in shares, or should some other conversion events occur, cannot be predicted at this time.

The Company also issued as part of the convertible note private placement Series L Warrants and Series M Warrants to investors in the notes. The Series L Warrants are immediately exercisable and enable the holders thereof to purchase an aggregate of up to 17,065,623 shares of the Company's common stock. The Series M Warrants become exercisable only upon a mandatory conversion of the notes by the Company, if any, and entitle the holders thereof to purchase an aggregate of up to 7,395,103 shares of the Company's common stock. Both the Series L Warrants and Series M Warrants have an initial exercise price of $0.5054 per share and expire on July 31, 2011.

Pursuant to the terms of the convertible note private placement agreements, the Company is required to file a registration statement with the SEC registering for resale certain shares of common stock underlying the convertible notes, Series L Warrants and Series M Warrants. Should the Company be unable to have the registration statement declared effective by October 29, 2006 in case of a limited review by the SEC or by November 28, 2006 in case of a full review by the SEC, or maintain effectiveness of the required registration statement, or to modify its registration obligations, then it may be required to pay liquidated damages. These liquidated damages are calculated as an amount equal to 2% of the outstanding principal amount of the senior convertible notes on the date of such failure and on every 30th day thereafter until such failure is cured. The total liquidated damages payable by the Company for its failure to meet the filing and effectiveness requirements are capped at 12.5% of the original principal amount of the convertible notes. Failure to meet the registration requirements for certain required periods will also result in an event of default under the convertible notes.

The terms of the convertible notes include certain conversion features that represent derivative financial instruments under paragraph 12 of SFAS No. 133. These conversion features could result in a variable number of shares to be issued upon conversion and therefore the convertible notes do not qualify as conventional convertible debt as defined by EITF 05-02. As such, in accordance with paragraph 4 of EITF 00-19, the Company has classified the conversion feature as a liability on its balance sheet measured at fair value using the Black-Scholes option pricing model. The amount of this conversion liability on September 30, 2006 after being marked to market is $2,982,102. The resulting debt discount cost will be amortized over the life of the convertible feature and results in $255,732 charged to other expenses during the three-month period ended September 30, 2006.

With respect to the Series L Warrants and the Series M Warrants, it is noted that the conversion feature as mentioned before could result in a variable number of shares to be issued upon conversion. This condition, which is outside of the Company's control, could impact the Company's ability to maintain the appropriate level of reserved shares in place required for the Series L Warrants and the Series M Warrants. This could result in the need for the Company to obtain approval from its shareholders to increase its authorized share capital to accommodate appropriate reserves for shares issuable upon exercise of the Series L Warrants and Series M Warrants. Since shareholder approval for this increase of authorized share capital cannot be guaranteed the Series L Warrants and Series M Warrants, in accordance with EITF 00-19, need to be classified as a liability on the Company's balance

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006


5.   SENIOR CONVERTIBLE NOTE FINANCING (CONTINUED)
     ---------------------------------------------

sheet. The Series L Warrants were measured at fair value using the Black-Scholes option pricing model. The amount of this warrant liability on September 30, 2006 after being marked to market is $4,090,195. The resulting debt discount cost will be amortized over the life of the note and results in $369,251 charged to other expenses during the three-month period ended September 30, 2006.

Since conversion of the Series M Warrants is contingent on a mandatory conversion of the notes by the Company, as described above, the total charge was measured as per the date of issuance of these warrants; however, this charge will not be recognized until the mandatory conversion "contingency" has been removed as allowed under paragraph 13 of EITF 98-5. The value of the Series M Warrants measured at fair value on July 31, 2006 and using the Black-Scholes option pricing model amounted to $1,920,105.

The Company accounts for the warrants and conversion features using the fair value method at the end of each quarter, with the resultant gain or loss recognition recorded against earnings. The warrants and conversion features are valued using the Black-Scholes model. The closing price of the Company's common stock and the applicable volatility rates are the key assumptions used in the valuation calculation. The result was a gain of $427,497 recorded to earnings for the three-month period ended September 30, 2006.

In connection with the $5,000,000 private placement, the Company issued to the placement agent warrants, with a term of five-years, to purchase 455,084 shares of the Company's common stock. These placement agent warrants are immediately exercisable and have an exercise price of $0.43948 per share. The placement agent warrants were measured at fair value using the Black-Scholes option pricing model. The resulting net debt issuance cost at September 30, 2006 was $112,522. For the three-month period ended September 30, 2006 the Company charged an amount of $10,230 to interest expense.

EITF Issue No. 05-4 "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, `Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock'" addresses financial instruments, such as convertible notes and stock purchase warrants, which are accounted for under EITF 00-19, that are issued with a corresponding right to have these securities registered pursuant to a registration rights agreement that includes a liquidated damages clause. Alternative accounting treatments of registration rights are discussed in EITF Issue No. 05-4.

One alternative treatment discussed in EITF Issue No. 05-4 could require the warrants, the convertible debt and the registration rights agreement to be treated as a single financial instrument. If the EITF implements this approach, the convertible debt and the warrants the Company has issued would need to be recorded as a liability at fair value and changes in the fair value of the liability would need to be recorded in the statement of operations each period. Implementation of this approach may have a material non-cash impact to our financial statements.

Since no consensus on EITF Issue No. 05-4 has been reached, we have adopted View C as described in the EITF Issue No. 05-4 Issue Summary No. 1. Under View C, registration rights agreements and the associated financial instruments are accounted for as separate instruments. Accordingly, we have given only prospective application to this guidance. Further impact on our consolidated financial statements of adopting the standard, if any, will follow the transition guidance when released.

6.   SUBSEQUENT EVENTS
     -----------------

The Company entered into Amendment and Exchange Agreements, dated January 18, 2007 and amended and restated on January 22, 2007, pursuant to which the Company restructured its July 31, 2006 private placement of senior convertible notes in the original aggregate principal amount of $5,000,000, Series L Warrants and Series M Warrants (as described in more detail in Note 5 above). In addition to the restructuring of the Company's July 31, 2006 private placement, the Amendment and Exchange Agreements provided for the issuance by the Company of an additional senior convertible, Series L-2 Warrants and Series M-2 Warrants for aggregate gross proceeds of $1,600,000. The terms of the Amendment and Exchange Agreement include, but are not limited to, the following:

                        RAPTOR NETWORKS TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006

6.   SUBSEQUENT EVENTS (CONTINUED)
     -----------------------------

     o An increase of the aggregate principal amount of the senior convertible notes issued in the July 31, 2006 private placement from $5,000,000 to approximately $7,200,000. This increase was a result of certain fees and costs agreed upon by the Company and the investors.

     o An extension of the first principal payment date for the senior convertible notes from November 30, 2006 to May 1, 2007, or earlier in the event a registration statement covering shares underlying the senior convertible notes is declared effective by the Securities and Exchange Commission ("SEC") before May 1, 2007. The investors waived any defaults, fees or penalties that they may otherwise have been entitled to as a result of (i) the Company's failure to have a registration statement declared effective by the SEC in accordance with the original registration rights agreement entered into in connection with the July 31, 2006 private placement or (ii) the Company's failure to make certain principal and interest payments under the July 31, 2006 notes prior to January 18, 2007.

     o The maturity date for all the senior convertible notes is July 31, 2008 and the notes bear interest at a rate of 9.25% per annum, which rate may be adjusted to 7% per annum if certain conditions are satisfied. The Company may, subject to the satisfaction of certain conditions, elect to make monthly installment payments in cash or in common stock valued at the lower of (i) a discount to the then current price of the Company's common stock and (ii) the conversion price. The notes have an initial conversion price of $0.43948 per share, which is subject to downward adjustment based on future issuances of the Company's securities.

     o The Company increased the number of Series L Warrants related to the July 31, 2006 private placement from 17,065,623 to 22,754,163. The Series L Warrants are immediately exercisable. The exercise price of the Series L Warrants was decreased from $0.5054 per share to $0.43948 per share. The number of Series M Warrants remained at 7,395,106 (no increase from the amount originally issued on July 31, 2006); however the conversion price was similarly decreased from $0.5054 per share to $0.43948 per share. The expiration date for both the Series L
          Warrants and the Series M Warrants is 84 months after the date a registration statement covering shares of common stock underlying the respective warrant is declared effective by the SEC.

     o With respect to the securities issued for the additional $1,600,000 in gross proceeds, the senior convertible note has an original principal amount of $1,600,000, the Series L-2 Warrant entitles the holder to purchase up to 7,281,332 shares of common stock and the Series M-2 Warrant entitles the holder to purchase up to 2,366,433 shares of common stock. The terms and conditions of this note are very similar to the amended terms of the July 31, 2006 notes described above. The Series L-2 Warrant and Series M-2 Warrant have an exercise price of $0.43948 per share and expire 84 months after the date a registration statement covering shares of common stock underlying the respective warrant is declared effective by the SEC.

     o Pursuant to the terms of an amended and restated registration rights agreement entered into in connection with the Amendment and Exchange Agreements, the Company shall file a registration statement with the SEC registering for resale by the investors at least 15,267,292 shares of common stock underlying the senior convertible notes no later than January 29, 2007.

     For a more detailed description of this convertible note financing and copies of the related agreements, please see the Company's current reports on Form 8K filed with the SEC on January 22, 2007 and January 23, 2007.

The issuance of the additional senior convertible note, Series L-2
Warrant and Series M-2 Warrant for gross proceeds of $1,600,000 was necessitated by a depletion of capital necessary to fund the Company's continuing operations.

                        RAPTOR NETWORKS TECHNOLOGY, INC.



                                   PROSPECTUS













                             ________________, 2007



         WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE, NOR DO THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF THE DATES ON THEIR COVERS. WHEN WE DELIVER THIS PROSPECTUS OR A SUPPLEMENT OR MAKE A SALE PURSUANT TO THIS PROSPECTUS OR A SUPPLEMENT, WE ARE NOT IMPLYING THAT THE INFORMATION IS CURRENT AS OF THE DATE OF THE DELIVERY OR SALE.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 7-109-102 of the Colorado Business Corporations Act (the "Colorado Act") authorizes a Colorado corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Unless limited by a corporation's articles of incorporation, Section 7-109-105 of the Colorado Act authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction. Unless limited by the articles of incorporation, Section 7-109-107 of the Colorado Act extends this same right to officers of a corporation as well.

         Unless limited by a corporation's articles of incorporation, Section 7-109-103 of the Colorado Act requires that a Colorado corporation indemnify a director who was wholly successful in defending any proceeding to which he or she was a party against reasonable expenses incurred in connection therewith. Unless limited by the articles of incorporation, Section 7-109-107 of the Colorado Act extends this same protection to officers of a corporation as well.

         Pursuant to Section 7-109-104 of the Colorado Act, a Colorado corporation may advance a director's expenses incurred in defending any action or proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 7-109-102 described above. Unless limited by the articles of incorporation, Section 7-109-107 of the Colorado Act extends this same protection to officers of a corporation as well.

         Regardless of whether a director or officer has the right to indemnity,
Section 7-109-108 of the Colorado Act allows a Colorado corporation to purchase and maintain insurance on such directors or officers behalf against liability resulting from his or her role as director or officer.

         Our Articles of Incorporation do not limit any of the rights afforded to our directors and officers under the Colorado Act and Article VI of our Bylaws states that any director or officer who is involved in litigation by reason of his or her position with us as a director or officer shall be indemnified and held harmless by us to the fullest extent authorized by law as it now exists or may subsequently be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights). Our directors and officers are also presently covered by an insurance policy indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they may not be indemnified by us. We believe that the indemnification and insurance provided to our directors and officers is necessary to attract and retain qualified persons as directors and officers.

         To the extent indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth all expenses to be paid by us in connection with this offering. All amounts shown are estimates except for the SEC registration fee.

           SEC Registration                                         $   1,323
           NASD Fees                                                      ---
           Accounting Fees and Expenses                                15,000
           Legal Fees and Expenses                                    350,000
           Blue Sky Fees and Expenses                                  30,000
           Placement Agent Fees and Expenses                          435,000
           Printing Costs                                              10,000
           Miscellaneous Expenses                                         ---
                                                                     --------

           TOTAL                                                     $841,323
                                                                     --------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         During the period between September 2003 and March 2004, we issued an aggregate of 1,297,500 stock options to twenty-four of our employees (some of whose employment relationship and stock options have subsequently been terminated), including the issuance of 300,000 stock options to our Chief Financial Officer, Bob van Leyen. These stock options were issued with an exercise price of $1.50 per share, vest in three equal installments commencing on the first anniversary of the date of grant and expire on the eight-year anniversary of the date of grant. On January 5, 2005, the exercise price of these stock options was repriced to $1.00 per share.

         In September 2003, we issued 300,000 warrants to purchase common stock to four individuals for legal and consulting services rendered. The warrants had an exercise price of $0.01 per share of common stock and had an expiration date three years from the date of issuance. These 300,000 warrants were exercised in December 2003.

         On October 17, 2003, we issued 19,161,256 shares of common stock to the shareholders of Raptor Networks Technology, Inc., a California corporation ("Raptor") in a share-for-share exchange whereby Raptor became our wholly-owned subsidiary.

         In December 2003, we issued 50,000 shares of common stock valued at $25,000 to Eugene Michael Kennedy, Esq., for legal services rendered.

         In December 2003, we issued 300,000 shares of common stock to four individuals upon the exercise of their respective warrants. The warrants had an exercise price of $0.01 per share of common stock. We forgave the $500 exercise price for 50,000 shares in resolving a dispute with one of the warrant holders.

         During the period between December 2003 and April 2004, we issued convertible notes to three accredited investors in the aggregate principal amount of $1,214,290 in exchange for $1,214,290 in cash. The loans are convertible into common stock at any time during the three year period following initial funding of the loans. The conversion rate is $3.50 per share of common stock. If the loans are not earlier voluntarily converted, the total amount owed shall automatically convert into common stock at $3.50 per share on April 15, 2007. In connection with these loans we agreed to issue 34,775 warrants as a commission for securing this financing. These warrants have not been issued as of January 19, 2007. The agreed upon exercise price of these warrants is $3.50 per share of common stock and the other terms of such warrants must still be agreed upon by the parties.

         In March 2004, we issued 100,000 shares of common stock valued at $158,000 to Eugene Michael Kennedy, Esq., for legal services rendered.

         In March 2004, we issued 3,000,000 shares of common stock valued at $4,740,000 to our Chief Executive Officer and President, Thomas M. Wittenschlaeger, in conjunction with the commencement of his employment.

         In April 2004, we issued 2,320,600 shares of common stock valued at $3,666,548 to eight consultants for services rendered.

         In March 2004, we issued 100,000 shares of common stock valued at $158,000 to John Moore, one of our key employees, as a retention incentive bonus.

         In April 2004, we issued 400,000 shares of common stock valued at $632,000 to our Chief Financial Officer and Secretary, Bob van Leyen, as a retention incentive bonus.

         In April 2004, we closed an equity based financing whereby we issued 3,200,000 shares of common stock, 3,200,000 Series A Warrants to purchase common stock and 3,200,000 Series B Warrants to purchase common stock to eleven accredited investors for an aggregate purchase price of $5,599,998.25. The Series A Warrants expired on September 20, 2004 and no such warrants were exercised prior to their expiration. The Series B Warrants expire on April 1, 2009 and had an original exercise price of $3.50 per share. However, pursuant to the anti-dilution provisions of the Series B Warrants, our subsequent issuances of securities have resulted in a reduced exercise price of $1.24 per share as of January 19, 2007.

         In April 2004, we issued 320,000 Series A Warrants to purchase common stock and 320,000 Series B Warrants to purchase common stock to Alpine Capital Partners, Inc. for investment banking related services in conjunction with our April 2004 financing of $5,599,998.25 referenced above. The Series A Warrants expired on September 20, 2004 and no such warrants were exercised prior to their expiration. The Series B Warrants expire on April 1, 2009 and had an original exercise price of $3.50 per share. However, pursuant to the anti-dilution provisions of the Series B Warrants, our subsequent issuances of securities have resulted in a reduced exercise price of $1.24 per share as of January 19, 2007.

         In April 2004, we issued 200,000 shares of common stock valued at $316,000 and 400,000 Series B Warrants to purchase common stock to three accredited investors in consideration for the investors entering into a lockup agreement regarding shares of common stock held by them. The Series B Warrants expire on April 1, 2009 and had an original exercise price of $3.50 per share. However, pursuant to the anti-dilution provisions of the Series B Warrants, our subsequent issuances of securities have resulted in a reduced exercise price of $1.24 per share as of January 19, 2007.

         In April 2004, we issued 125,000 warrants to purchase common stock to Strategic Growth International, Inc. for services rendered. The warrants have an exercise price of $3.50 per share of common stock and expire April 22, 2009.

         In May 2004, we issued 100,000 stock options to our director Albert Wong pursuant to the policy of our Board of Directors to grant each non-employee director an initial option to purchase shares of our common stock upon his or her commencement of services as a director. The stock options were issued with an exercise price of $3.50 per share, vest in three equal installments commencing on the first anniversary of the date of grant and expire on the eight-year anniversary of the date of grant. On January 5, 2005, the exercise price of these stock options was repriced to $1.00 per share.

         In June 2004, we issued to DMK Investments, LLC (of which one of our directors, Albert Wong, is Manager and controlling shareholder), Uptrend Investment Inc., and Transglobal Investments, LLC, an aggregate of 972,223 shares of our common stock, 972,223 Series C Warrants to purchase common stock and 972,223 Series D Warrants to purchase common stock, at a price per share of common stock of $1.80, for an aggregate purchase price of $1,750,000. The Series C Warrants were issued with an original exercise price of $3.00 per share. In August 2004, we amended the terms of the Series C Warrants to reduce the exercise price to $1.25 per share. The Series C Warrants subsequently expired on August 15, 2006 and no such warrants were exercised prior to their expiration. The Series D Warrants expire on June 1, 2009 and had an original exercise price of $3.50 per share. In December 2005, we amended the terms of the Series D Warrants to reduce the exercise price to $0.50 per share.

         In June 2004, we issued 150,000 warrants to purchase common stock to Rutan & Tucker, LLP, for legal services rendered. The warrants have an exercise price of $2.00 per share of common stock and expire June 21, 2009.

         In July 2004, we issued an aggregate of 977,500 stock options to eighteen of our employees (some of whose employment relationship and stock options have subsequently been terminated), including the issuance of 350,000 stock options to our President and Chief Executive Officer, Thomas M. Wittenschlaeger. The stock options were issued with an exercise price of $1.75 per share, vest in three equal installments commencing on the first anniversary of the date of grant and expire on the eight-year anniversary of the date of grant. On January 5, 2005, the exercise price of these stock options (excluding those options which previously terminated upon termination of the respective optionholder's employment) was repriced to $1.00 per share.

         In August 2004, we issued an aggregate of 70,000 stock options to two of our employees. The stock options were issued with an exercise price of $1.15 per share, vest in three equal installments commencing on the first anniversary of the date of grant and expire on the eight-year anniversary of the date of grant. On January 5, 2005, the exercise price of these stock options was repriced to $1.00 per share.

         In October 2004, we agreed to issue 300,000 shares of common stock valued at $158,100 to a consultant for services rendered. These shares were issued is September 2005.

         In October 2004, we issued 75,000 warrants to purchase common stock to Patrick McCabe for services rendered. The warrants have an exercise price of $1.00 per share of common stock and expire October 1, 2009.

         In October 2004, we issued 75,000 stock options to our director Larry
L. Enterline pursuant to the policy of our Board of Directors to grant each non-employee director an initial option to purchase shares of our common stock upon his or her commencement of services as a director. The stock options were issued with an exercise price of $1.50 per share, vest in three equal installments commencing on the first anniversary of the date of grant and expire on the eight-year anniversary of the date of grant. On January 5, 2005, the exercise price of these stock options was repriced to $1.00 per share.

         During the period between November 2004 and February 2005, we issued convertible notes (the "10% Notes") to forty-one accredited investors in the aggregate principal amount of $2,360,000 in exchange for $2,360,000 in cash. Our net proceeds were $2,124,000, after the payment of a 10% placement agent fee to Burnham Hill Partners, a division of Pali Capital, Inc., who acted as placement agent for the financing. The 10% Notes bore interest at a rate of 10% per annum. Pursuant to the terms of the 10% Notes, on August 25, 2005 the outstanding principal amount of these loans, together with all accrued but unpaid interest thereunder, automatically converted into 6,023,932 shares of our common stock and 1,505,989 Series G-BH Warrants to purchase common stock. The Series G-BH Warrants have an exercise price of $2.50 per share of common stock, expire August 25, 2010, and, so long as certain other conditions are met, are callable by us the first day after the 30-trading-day average price of our common stock exceeds $3.50 per share. In addition, the 10% Note holders were issued 1,416,000 Series E Warrants. These Series E Warrants had an original exercise price of $0.60 per share of common stock and expire five years from the respective noteholder's 10% Note issuance date. However, pursuant to the anti-dilution provisions of the Series E Warrants, our subsequent issuances of securities have resulted in a reduced exercise price of $0.52 per share as of January 19, 2007. In the event the closing bid price of our common stock exceeds $2.50 per share and certain other conditions are met, 50% of the Series E Warrants are callable by us during the first two years after the date of issuance of the Series E Warrants, and 100% of the Series E Warrants are callable by us thereafter.

         In December 2004, we issued 100,000 stock options to our director Ken Bramlett pursuant to the policy of our Board of Directors to grant each non-employee director an initial option to purchase shares of our common stock upon his or her commencement of services as a director. The stock options have an exercise price of $1.00 per share, vest in three equal installments commencing on the first anniversary of the date of grant and expire on the eight-year anniversary of the date of grant.

         In January 2005, we issued 975,000 shares of common stock valued at $390,000 to Palisades Capital, LLC, pursuant to a settlement agreement entered into between us, Palisades Capital and other related parties. The shares were issued as partial consideration for a general release by Palisades Capital and other plaintiffs of any and all know or unknown claims or actions against us, our executive officers, our directors, our employees, our shareholders and related parties.

         In February 2005, we issued 262,500 shares of common stock valued at $152,250 to three plaintiffs and their legal counsel pursuant to a settlement agreement entered into between us and the plaintiffs. The shares were issued as partial consideration for a general release by the plaintiffs of any and all know or unknown claims or actions against us, our executive officers, our directors, our employees, our shareholders and related parties.

         In January 2005, we issued 25,000 stock options to our director Larry
L. Enterline pursuant to the policy of our Board of Directors to grant each non-employee director an initial option to purchase shares of our common stock upon his or her commencement of services as a director. The stock options were issued with an exercise price of $1.00 per share, vest in three equal installments commencing on the first anniversary of the date of grant and expire on the eight-year anniversary of the date of grant.

         During the period between February 2005 and April 2005, we secured private debt financing from ten accredited investors in the original aggregate principal amount of Six Hundred Thousand Dollars ($600,000). Our net proceeds were Five Hundred Twenty-Eight Thousand Dollars ($528,000) after the payment of a 12% placement agent fee to Brookstreet Securities Corporation, who acted as placement agent for the financing. The debt was evidenced by thirteen Convertible Bridge Notes (the "8% Notes"), which bore interest at a rate of 8% per annum. Pursuant to the terms of the terms of the 8% Notes, on July 15, 2005 the outstanding principal amount of these loans, together with all accrued but unpaid interest thereunder, automatically converted into 1,540,244 shares of our common stock.

         During the period between April 2005 and November 2005, we sold a combination of common stock and warrants in a private placement transaction to 189 accredited investors (the "2005 Private Placement"). The common stock and warrants were sold as "units," with each unit consisting of four shares of common stock and one Series G Warrants to purchase common stock. The price per unit was $2.00. We raised aggregate gross proceeds of $7,128,375 under this private placement transaction and issued 14,256,750 shares of common stock and Series G Warrants to purchase an aggregate of 3,564,188 shares of common stock. The Series G Warrants have an exercise price of $2.50 per share of common stock, expire five years from their respective date of issuance, and, so long as certain other conditions are met, are callable by us the first day after the 30-trading-day average price of our common stock exceeds $3.50 per share. Our net proceeds from the 2005 Private Placement were $6,272,970 after the payment of $855,405 in placement agent fees to Brookstreet Securities Corporation, who acted as placement agent for the transaction.

         In July 2005, we issued 200,000 Series I Warrants to designees of Burnham Hill Partners, a division of Pali Capital, Inc., for financial advisory services rendered. The Series I Warrants have an issuance date of February 11, 2005. The Series I Warrants had an original exercise price of $0.60 per share of common stock and expire on February 11, 2010. However, pursuant to the anti-dilution provisions of the Series I Warrants, our subsequent issuances of securities have resulted in a reduced exercise price of $0.52 per share as of January 19, 2007.

         In August 2005, we issued 602,393 Series J placement agent warrants to designees of Burnham Hill Partners, a division of Pali Capital, Inc., for placement agent services provided in conjunction with the 10% Note financing described above. The Series J Warrants had an original exercise price of $0.50 per share of common stock and expire August 25, 2010. However, pursuant to the anti-dilution provisions of the Series J Warrants, our subsequent issuances of securities have resulted in a reduced exercise price of $0.47 per share as of January 19, 2007.

         In January 2006, we issued 231,036 Series F placement agent warrants to Brookstreet Securities Corporation and its designees for placement agent services provided in conjunction with the 8% Note financing described above. The Series F Warrants have a grant date of April 23, 2005. The Series F Warrants have an exercise price of $0.40 per share of common stock and expire on the earlier of April 23, 2010 or upon a merger, acquisition, consolidation, sale of voting control or sale of substantially all of our assets in which our shareholders do not own a majority of the outstanding shares of the surviving corporation.

         In January 2006, we issued Series H placement agent warrants to acquire up to 2,138,513 shares of common stock to Brookstreet Securities Corporation and its designees for placement agent services rendered in conjunction with the 2005 Private Placement described above. The Series H Warrants have a grant date of November 23, 2005. The Series H Warrants had an original exercise price of $0.50 per share of common stock and expire on the earlier of November 23, 2007 or upon a merger, acquisition, consolidation, sale of voting control or sale of substantially all of our assets in which our shareholders do not own a majority of the outstanding shares of the surviving corporation. However, pursuant to the anti-dilution provisions of the Series H Warrants, our subsequent issuances of securities have resulted in a reduced exercise price of $0.47 per share as of January 19, 2007.

         In July 2006, we issued senior convertible notes in the original principal amount of $5,000,000 to three accredited investors. The senior convertible notes have a maturity date of July 31, 2008 and an initial conversion price of 0.43948 per share of common stock. In January 2007, we amended the terms of these senior convertible notes to, among other things, increase the principal amount from $5,000,000 to $8,804,909. As part of the same July 2006 transaction, we also issued the accredited investors Series L Warrants to purchase an aggregate of 17,065,623 shares of our common stock and Series M Warrants to purchase an aggregate of 7,395,103 shares of our common stock. In January 2007, we increased the aggregate number of shares issuable upon exercise of the Series L Warrants to 22,754,163. The Series L Warrants are immediately exercisable and Series M Warrants become exercisable only upon us requiring a mandatory conversion of certain amounts of the senior convertible notes. Both the Series L Warrants and the Series M Warrants had an initial exercise price of $0.5054 per share of common stock and expired on July 31, 2011. In January 2007, we amended to the terms of these Series L Warrants and Series M Warrants to have a reduced exercise price of $0.43948 per share of common stock and to expire 84 months after the date a registration statement covering shares of common stock underlying the respective warrant is declared effective by the SEC.

         In July 2006, we issued a warrant to the Montgomery 2006-5 Partnership, as a designee of Montgomery & Co., LLC, to purchase 455,084 shares of our common stock as partial consideration for placement agent services provided by Montgomery & Co., LLC in conjunction with the July 2006 convertible note financing described above. The warrant has an exercise price of $0.43948 per share of common stock and expires on July 31, 2013.

         In January 2007, we issued a senior convertible note in the original principal amount of $1,600,000 to an accredited investor. The senior convertible note has a maturity date of July 31, 2008 and an initial conversion price of
0.43948 per share of common stock. We also issued the accredited investor a Series L-2 Warrant to purchase an aggregate of 7,395,103 shares of our common stock and a Series M-2 Warrant to purchase an aggregate of 2,366,433 shares of our common stock. The Series L-2 Warrant is immediately exercisable and the Series M Warrant become exercisable only upon us requiring a mandatory conversion of certain amounts of the senior convertible note. Both the Series L-2 Warrant and the Series M-2 Warrant have exercise price of $0.43948 per share of common stock and expire 84 months after the date a registration statement covering shares of common stock underlying the respective warrant is declared effective by the SEC.

         In January 2007, we issued a warrant to the Montgomery 2006-5 Partnership, as a designee of Montgomery & Co., LLC, to purchase 145,627 shares of our common stock as partial consideration for placement agent services provided by Montgomery & Co., LLC in conjunction with the January 2007 convertible note financing described above. The warrant has an exercise price of $0.43948 per share of common stock and expires on January 19, 2014.

         The issuances of our securities described above were made in reliance upon the exemption from registration available under Section 4(2) of the Securities Act, among others, as transactions not involving a public offering. This exemption was claimed on the basis that these transactions did not involve any public offering and the purchasers in each offering were accredited or sophisticated and had sufficient access to the kind of information registration would provide. In each case, appropriate investment representations were obtained and certificates representing the securities were issued with restrictive legends.

ITEM 27. EXHIBITS.

     (a) EXHIBITS.

   EXHIBIT
    NUMBER                            DESCRIPTION
    ------                            -----------

     2.1 Agreement and Plan of Merger dated August 23, 2003 between Pacific InterMedia, Inc., and Raptor Networks Technology, Inc. (incorporated herein by reference to Exhibit 2.1 to the Company's Form 8-K filed with the SEC on October 22, 2003)

     2.2 Amendment to Agreement and Plan of Merger dated October 15, 2003 between Pacific InterMedia, Inc., and Raptor Networks Technology, Inc. (incorporated herein by reference to Exhibit 2.2 to the Company's Form 8-K filed with the SEC on October 22, 2003)

     3.1 Articles of Incorporation, as amended as of June 8, 2005 (incorporated herein by reference to Exhibit 3.1 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)

     3.2 Articles of Amendment to Articles of Incorporation increasing Company's authorized common stock to 75,000,000 shares, effective June 9, 2005 (incorporated herein by reference to Exhibit 3.1 to the Company's Form 8-K filed with the SEC on June 15, 2005)

     3.3 Articles of Amendment to Articles of Incorporation increasing authorized common stock to 110,000,000 shares, effective May 31, 2006 (incorporated herein by reference to Exhibit 3.1 to the Company's Form 8-K filed with the SEC on June 5, 2006)

     3.4 Bylaws (incorporated herein by reference to Exhibit 3.2 to the Company's Form SB-2 (File No. 333-74846) filed with the SEC on December 10, 2001)

     3.5 Amendment to Bylaws - Article II, Section 1 (incorporated herein by reference to Exhibit 3.3 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15,
               2005)

     4.1 Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company's Form 8-A filed with the SEC on July 18, 2005)

     4.2 Securities Purchase Agreement dated July 30, 2006 (incorporated herein by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on July 31, 2006)

     4.3 Form of Amendment and Exchange Agreement dated January 18, 2007 (incorporated herein by reference to Exhibit 10.2 to the Company's Form 8-K filed with the SEC on January 22, 2007)

     4.4 Form of Amended and Restated Amendment and Exchange Agreement dated January 22, 2007 (incorporated herein by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on January 23, 2007)

     4.5 Form of Amended and Restated Senior Convertible Note dated July 31, 2006 (incorporated herein by reference to Exhibit 10.3 to the Company's Form 8-K filed with the SEC on January 22, 2007)

     4.6 Senior Convertible Note dated January 19, 2007 (incorporated herein by reference to Exhibit 10.4 to the Company's Form 8-K filed with the January 22, 2007)

     4.7 Form of Series L-1 Warrant dated July 31, 2006 (incorporated herein by reference to Exhibit 10.5 to the Company's Form 8-K filed with the January 22, 2007)

     4.8 Form of Series M-1 Warrant dated July 31, 2006 (incorporated herein by reference to Exhibit 10.6 to the Company's Form 8-K filed with the January 22, 2007)

     4.9 Series L-2 Warrant dated January 19, 2007 (incorporated herein by reference to Exhibit 10.7 to the Company's Form 8-K filed with the January 22, 2007)

   EXHIBIT
    NUMBER                            DESCRIPTION
    ------                            -----------

     4.10 Series M-2 Warrant dated January 19, 2007 (incorporated herein by reference to Exhibit 10.8 to the Company's Form 8-K filed with the January 22, 2007)

     4.11 Amended and Restated Registration Rights Agreement dated January 18, 2007 (incorporated herein by reference to Exhibit 10.9 to the Company's Form 8-K filed with the January 22, 2007)

     5.1xx     Opinion of Moye White LLP

     10.1 Full Service Lease dated May 3, 2004 between PS Business Parks, L.P., and Raptor Networks Technology, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15,
               2005)

     10.2 Turnkey Manufacturing Services Agreement dated November 7, 2003 between Express Manufacturing, Inc. and Raptor Networks Technology, Inc. (incorporated herein by reference to Exhibit
               10.2 to the Company's 10-KSB for fiscal year ended December 31, 2005, filed with the SEC on April 3, 2006)

     10.3 Registration Rights Agreement by and among Raptor Networks Technology, Inc., DMK Investments, LLC, Transglobal Investments, LLC, and Uptrend Investments, Inc. in conjunction with June 2004 private placement of common stock and warrants (incorporated herein by reference to Exhibit 10.15 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)

     10.4 Amendment No. 1 to Registration Rights Agreement, effective December 12, 2005, by and among Raptor Networks Technology, Inc., DMK Investments, LLC, Transglobal Investments, LLC, and Uptrend Investments, Inc. (incorporated herein by reference to Exhibit
               4.4 to the Company's Form SB-2 (File No. 333-131184) filed with the SEC on January 20, 2006)

     10.5 Letter Agreement, effective as of September 20, 2005, by and among Raptor Networks Technology, Inc., DMK Investments, LLC, Transglobal Investments, LLC, and Uptrend Investments, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on September 26, 2005)

     10.6      Form of Series C Warrant (incorporated herein by reference to
               Exhibit 10.6 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)

     10.7 Form of Letter Amendment to Series C Warrant reducing exercise price to $1.25 per share (incorporated herein by reference to Exhibit 10.7 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)

     10.8 Amendment No. 1 to Series C Warrant, effective December 12, 2005, by and among Raptor Networks Technology, Inc., DMK Investments, LLC, Transglobal Investments, LLC, and Uptrend Investments, Inc. (incorporated herein by reference to Exhibit 4.8 to the Company's Form SB-2 (File No. 333-131184) filed with the SEC on January 20,
               2006)

     10.9      Form of Series D Warrant (incorporated herein by reference to
               Exhibit 10.8 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)

     10.10 Amendment No. 1 to Series D Warrant, effective December 12, 2005, by and among Raptor Networks Technology, Inc., DMK Investments, LLC, Transglobal Investments, LLC, and Uptrend Investments, Inc. (incorporated herein by reference to Exhibit 4.10 to the Company's Form SB-2 (File No. 333-131184) filed with the SEC on January 20, 2006)

     10.11 Managing Dealer Agreement dated March 22, 2005 between Brookstreet Securities Corporation and Raptor Networks Technology, Inc., entered into in conjunction with our 2005 Private Placement of "units" (incorporated herein by reference to Exhibit 10.16 to the Company's 10-KSB for fiscal year ended December 31, 2004, filed with the SEC on April 15, 2005)

   EXHIBIT
    NUMBER                            DESCRIPTION
    ------                            -----------

     10.12** 2005 Stock Plan effective June 9, 2005 (incorporated herein by reference to Exhibit 10.18 to the Company's 10-KSB for fiscal year ended December 31, 2005, filed with the SEC on April 3,
               2006)

     10.13** Form of 2005 Stock Plan Stock Option Agreement (incorporated herein by reference to Exhibit 10.19 to the Company's 10-KSB for fiscal year ended December 31, 2005, filed with the SEC on April 3, 2006)

     10.14 Loan and Security Agreement, dated April 27, 2006, by and among Raptor Networks Technology, Inc., a Colorado corporation, Bridge Bank National Association and Agility Capital, LLC (incorporated herein by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on May 4, 2006)

     10.15 First Amendment to Loan and Security Agreement, dated April 27, 2006, by and among Raptor Networks Technology, Inc., a Colorado corporation, Raptor Networks Technology, Inc., a California corporation, Bridge Bank National Association and Agility Capital, LLC (incorporated herein by reference to Exhibit 10.2 to the Company's Form 8-K filed with the SEC on May 4, 2006)

     10.16 Payoff Agreement, dated July 27, 2006, by and among Raptor Networks Technology, Inc., a Colorado corporation, Raptor Networks Technology, Inc., a California corporation, Bridge Bank National Association and Agility Capital, LLC (incorporated herein by reference to Exhibit 10.6 to the Company's Form 8-K filed with the SEC on July 31, 2006)

     10.17 Securities Purchase Agreement dated July 30, 2006 (incorporated herein by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on July 31, 2006)

     10.18 Form of Amendment and Exchange Agreement dated January 18, 2007 (incorporated herein by reference to Exhibit 10.2 to the Company's Form 8-K filed with the SEC on January 22, 2007)

     10.19 Form of Amended and Restated Amendment and Exchange Agreement dated January 22, 2007 (incorporated herein by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on January 23, 2007)

     10.20 Form of Amended and Restated Senior Convertible Note dated July 31, 2006 (incorporated herein by reference to Exhibit 10.3 to the Company's Form 8-K filed with the SEC on January 22, 2007)

     10.21 Senior Convertible Note dated January 19, 2007 (incorporated herein by reference to Exhibit 10.4 to the Company's Form 8-K filed with the SEC on January 22, 2007)

     10.22 Form of Series L-1 Warrant dated July 31, 2006 (incorporated herein by reference to Exhibit 10.5 to the Company's Form 8-K filed with the SEC on January 22, 2007)

     10.23 Form of Series M-1 Warrant dated July 31, 2006 (incorporated herein by reference to Exhibit 10.6 to the Company's Form 8-K filed with the SEC on January 22, 2007)

     10.24 Series L-2 Warrant dated January 19, 2007 (incorporated herein by reference to Exhibit 10.7 to the Company's Form 8-K filed with the SEC on January 22, 2007)

     10.25 Series M-2 Warrant dated January 19, 2007 (incorporated herein by reference to Exhibit 10.8 to the Company's Form 8-K filed with the SEC on January 22, 2007)

     10.26 Amended and Restated Registration Rights Agreement dated January 18, 2007 (incorporated herein by reference to Exhibit 10.9 to the Company's Form 8-K filed with the SEC on January 22, 2007)

   EXHIBIT
    NUMBER                            DESCRIPTION
    ------                            -----------

     21 Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 21 to the Company's 10-KSB for fiscal year ended December 31, 2005, filed with the SEC on April 3, 2006)

     23.1x Consent of Comiskey & Company, P.C., Independent Registered Public Accounting Firm

    23.2xx     Consent of Moye White LLP (contained in Exhibit 5.1)
-----------------
x   Filed herewith
xx  To be filed by amendment
**  This exhibit is a management contract or a compensatory plan or arrangement.


ITEM 28. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                  (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                  (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) include any additional or changed material information on the plan of distribution.

         (2) That, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

         (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                  (i) any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

                  (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

                  (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

                  (iv) any other communication that is an offer in the offering made by the undersigned small business issuer or the purchaser.

         The undersigned Registrant hereby undertakes that for the purpose of determining liability under the Securities Act to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. PROVIDED, HOWEVER, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Santa Ana, State of California, on January 24, 2007.

                                      RAPTOR NETWORKS TECHNOLOGY, INC.


                                      By:   /s/ THOMAS M. WITTENSCHLAEGER
                                           -------------------------------------
                                           Thomas M. Wittenschlaeger
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Raptor Networks Technology, Inc., a Colorado corporation, which is filing a registration statement on Form SB-2 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Thomas M. Wittenschlaeger and Bob van Leyen, and each of them, their true and lawful attorney-in-fact and agent; with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments to the registration statement, including a prospectus or an amended prospectus therein, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all interests and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  Name                                  Title                             Date
                  ----                                  -----                             ----

/s/ THOMAS M. WITTENSCHLAEGER              President, Chief Executive Officer         January 24, 2007
-------------------------------------      (principal executive officer) and
Thomas M. Wittenschlaeger                  Chairman of the Board

/s/ BOB VAN LEYEN                          Chief Financial Officer (principal         January 24, 2007
-------------------------------------      accounting officer) and Secretary
Bob van Leyen

/s/ LARRY L. ENTERLINE                     Director                                   January 24, 2007
-------------------------------------
Larry L. Enterline

/s/ KEN BRAMLETT                           Director                                   January 24, 2007
-------------------------------------
Ken Bramlett

/s/ ALBERT WONG                            Director                                   January 24, 2007
-------------------------------------
Albert Wong

            INDEX TO EXHIBITS ATTACHED TO THIS REGISTRATION STATEMENT


   EXHIBIT
   NUMBER                               DESCRIPTION
   ------                               -----------
    23.1 Consent of Comiskey & Company, P.C., Independent Registered Public Accounting Firm